                                                 REGISTRATION NO. 333-
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- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               OLSTEN CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  DELAWARE                                       7363
       (STATE OR OTHER JURISDICTION OF               (PRIMARY STANDARD INDUSTRIAL
       INCORPORATION OR ORGANIZATION)                 CLASSIFICATION CODE NUMBER)

                  DELAWARE                                      13-2610512

       (STATE OR OTHER JURISDICTION OF                       (I.R.S. EMPLOYER

       INCORPORATION OR ORGANIZATION)                     IDENTIFICATION NUMBER)

                                                                   WILLIAM P. COSTANTINI, ESQ.
                                                            SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                175 BROAD HOLLOW ROAD                                 175 BROAD HOLLOW ROAD
               MELVILLE, NEW YORK 11747                              MELVILLE, NEW YORK 11747
                    (516) 844-7800                                        (516) 844-7250
 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                       INCLUDING                        (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
    AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE                      NUMBER, INCLUDING
                       OFFICES)                                  AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------
                                   COPIES TO:

              MARJORIE SYBUL ADAMS, ESQ.                            RICK L WITTENBRAKER, ESQ.
                GORDON ALTMAN BUTOWSKY                            BRACEWELL & PATTERSON, L.L.P.
                WEITZEN SHALOV & WEIN                                     711 LOUISIANA
                 114 WEST 47TH STREET                                       SUITE 2900
               NEW YORK, NEW YORK 10036                             HOUSTON, TEXAS 77002-2781
                    (212) 626-0800                                        (713) 223-2900

                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT AND THE EFFECTIVE TIME OF THE MERGER (THE "MERGER") OF LAWYERS ACQUISITION CORP., A WHOLLY-OWNED SUBSIDIARY OF OLSTEN CORPORATION ("OLSTEN"), WITH AND INTO CO-COUNSEL, INC. ("CO-COUNSEL"), AS DESCRIBED IN THE AGREEMENT AND PLAN OF MERGER, DATED MAY 28, 1996, ATTACHED AS ANNEX A TO THE PROXY STATEMENT AND PROSPECTUS FORMING A PART OF THIS REGISTRATION STATEMENT.
                            ------------------------
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

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                                                         PROPOSED MAXIMUM     PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING      AMOUNT OF
SECURITIES TO BE REGISTERED            REGISTERED           PER UNIT(1)           PRICE(1)        REGISTRATION FEE
- -------------------------------------------------------------------------------------------------------------------
Class B Common Stock, par value...     600,393(1)(4)           N.A.                  (2)                (3)
- -------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.10......     600,393(1)(4)           N.A.                 N.A.                N.A.
- -------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------

(1) The amount to be registered hereunder has been determined based on the maximum number of shares of Olsten Class B Common Stock, par value $.10 ("Class B Stock") issuable in the Merger, assuming for purposes of this Registration Statement only, the exercise in full of all options, warrants, and other rights to purchase or acquire Co-Counsel Common Stock, par value $.01 ("Co-Counsel Common Stock"). The exchange ratio of .1069 was calculated by dividing (x) 420,000 by (y) the sum of (A) 3,741,500, the number of shares of Co-Counsel Common Stock, outstanding on July 8, 1996 and (B) 187,000, the number of shares of Co-Counsel Common Stock issuable upon exercise in full of all options and other rights to purchase or acquire Co-Counsel Common Stock. Each share of Class B Stock is convertible into one share of Olsten Common Stock, par value $.10 ("Olsten Common Stock"), and, accordingly, an equal number of shares of Olsten Common Stock are being registered.

(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"), and computed pursuant to Rule 457(f)(1) under the Securities Act, in the case of the Class B Stock, by multiplying (a) $2.94 (the average of the bid and asked prices of Co-Counsel Common Stock on the National Association of Securities Dealers Automated Quotation System Small Cap Market on July 5, 1996) by (b) 5,616,000, the number of shares of Co-Counsel Common Stock outstanding on July 8, 1996, assuming the exercise in full of all currently outstanding options, warrants and other rights to purchase or acquire Co-Counsel Common Stock. No additional consideration will be received for the Olsten Common Stock and, accordingly, pursuant to Rule 457(i) under the Securities Act, no additional registration fee is required for the Olsten Common Stock.

(3) Pursuant to Rule 457(b) of the Securities Act and Section 14(g) of the Securities Exchange Act of 1934, as amended, and Rule 0-11 thereunder, the total registration fee of $5,693.46 is offset by the filing fee of $2,038.11 paid on June 27, 1996, in connection with the filing of the preliminary proxy materials by Co-Counsel on such date. Accordingly, an additional fee of $3,655.35 is required to be (and has been) paid with the filing of this Registration Statement.

(4) Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued as a result of any anti-dilution provisions contained in the option or warrant agreements.
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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

                 CROSS REFERENCE SHEET PURSUANT TO ITEM 501(b)
            OF REGULATION S-K SHOWING THE LOCATION IN THE PROSPECTUS
               OF THE INFORMATION REQUIRED BY PART I OF FORM S-4

                                                          LOCATION OR CAPTION IN PROXY STATEMENT
                   ITEM OF FORM S-4                                   AND PROSPECTUS
- -------------------------------------------------------  ----------------------------------------
A. INFORMATION ABOUT THE TRANSACTION
       1. Forepart of Registration Statement and
            Outside Front Cover Page of Prospectus.....  Facing Page of the Registration
                                                           Statement; Outside Front Cover of Proxy
                                                           Statement and Prospectus
       2. Inside Front and Outside Back Cover Pages of
            Prospectus.................................  Available Information; Incorporation of
                                                           Certain Documents By Reference; Table
                                                           of Contents
       3. Summary Information, Risk Factors, Ratio of
            Earnings to Fixed Charges and Other
            Information................................  Summary; Summary Historical and
                                                           Unaudited Pro Forma Financial
                                                           Information; Comparison of Shareholder
                                                           Rights; Comparative Market Price Data
       4. Terms of the Transaction.....................  Summary; The Merger; The Merger
                                                           Agreement; Comparison of Shareholder
                                                           Rights; Description of Olsten Capital
                                                           Stock
       5. Pro Forma Financial Information..............  Olsten Corporation, Quantum Health
                                                           Resources, Inc. and Co-Counsel, Inc.
                                                           Unaudited Pro Forma Combined Condensed
                                                           Financial Statements
       6. Material Contacts with the Company Being
            Acquired...................................  The Merger-Background of the Merger
       7. Additional Information Required for
            Reoffering by Persons and Parties Deemed
            to Be Underwriters.........................  Not Applicable
       8. Interests of Named Experts and Counsel.......  The Merger-Fairness Opinion
       9. Disclosure of Commission Position on
            Indemnification for Securities Act
            Liabilities................................  Not Applicable
B. INFORMATION ABOUT THE REGISTRANT
      10. Information with Respect to S-3
            Registrants................................  Available Information; Incorporation of
                                                           Certain Documents by Reference
      11. Incorporation of Certain Information by
            Reference..................................  Available Information; Incorporation of
                                                           Certain Documents by Reference
      12. Information with Respect to S-2 or S-3
            Registrants................................  Not Applicable
      13. Incorporation of Certain Information by
            Reference..................................  Not Applicable
      14. Information with Respect to Registrants Other
            Than S-3 or S-2 Registrants................  Not Applicable

                                                          LOCATION OR CAPTION IN PROXY STATEMENT
                   ITEM OF FORM S-4                                   AND PROSPECTUS
- -------------------------------------------------------  ----------------------------------------
C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED
      15. Information with Respect to S-3 Companies....  Not Applicable
      16. Information with Respect to S-2 or S-3
            Companies..................................  Not Applicable
      17. Information with Respect to Companies Other
            Than S-3 or S-2 Companies..................  Available Information; Information
                                                           Concerning Co-Counsel.
D. VOTING AND MANAGEMENT INFORMATION
      18. Information if Proxies, Consents or
            Authorizations are to be Solicited.........  Outside Front Cover of Proxy Statement
                                                           and Prospectus; Available Information;
                                                           Incorporation of Certain Documents by
                                                           Reference; Special Meeting; Security
                                                           Ownership of Certain Persons and
                                                           Voting Agreements; The
                                                           Merger -- Interests of Certain Persons
                                                           in the Merger; -- Appraisal Rights;
                                                           Information Concerning Olsten;
                                                           Information Concerning Co-Counsel;
                                                           Solicitation of Proxies.
      19. Information if Proxies, Consents or
            Authorizations are not to be Solicited or
            in an Exchange
            Offer......................................  Not Applicable

                                CO-COUNSEL, INC.

                                 July 12, 1996

Dear Shareholder:

     We are pleased to invite you to attend a Special Meeting of Shareholders of Co-Counsel, Inc. ("Co-Counsel"), which will be held at the offices of Sanders Morris Mundy Inc., 3100 Texas Commerce Tower, Houston, Texas 77002, on Friday, August 9, 1996, at 10:00 a.m., local time (the "Special Meeting").

     At the Special Meeting, we will seek your approval of a proposed merger pursuant to which Co-Counsel will become a subsidiary of Olsten Corporation ("Olsten"). The Board of Directors of Co-Counsel has unanimously approved the proposed merger. The Board of Directors of Co-Counsel has given careful consideration to the proposed transaction and believes that it is in the best interests of Co-Counsel and its shareholders. Therefore, the Board of Directors recommends that you vote in favor of the merger.

     At the effective time of the merger (the "Effective Time"), among other things, each then outstanding share of Common Stock of Co-Counsel will be converted into the right to receive the number (the "Conversion Number") of shares of Olsten's Class B Common Stock equal to the quotient obtained by dividing (x) 420,000 by (y) the sum of (A) the number of shares of Co-Counsel Common Stock outstanding and (B) the number of shares of Co-Counsel Common Stock issuable upon exercise of all options.

     ALL WARRANTS TO ACQUIRE CO-COUNSEL SECURITIES WILL BE ASSUMED BY OLSTEN AND CONVERTED INTO RIGHTS TO ACQUIRE OLSTEN CLASS B COMMON STOCK. ACCORDINGLY, IT IS NOT NECESSARY FOR HOLDERS OF WARRANTS TO EXERCISE THEIR WARRANTS PRIOR TO THE EFFECTIVE TIME TO RECEIVE THE ECONOMIC EQUIVALENT OF THE MERGER CONSIDERATION RECEIVABLE BY HOLDERS OF CO-COUNSEL COMMON STOCK. TO THE EXTENT THAT THE WARRANTS ARE EXERCISED PRIOR TO THE EFFECTIVE TIME, THE NUMBER OF OUTSTANDING SHARES OF CO-COUNSEL COMMON STOCK WILL INCREASE, WHICH INCREASE WILL IN TURN REDUCE THE CONVERSION NUMBER DESCRIBED ABOVE.

     Details of the transaction, a description of the respective businesses of Co-Counsel and Olsten, a description of the Olsten Class B Common Stock to be received by Co-Counsel shareholders and additional information regarding the proposed merger are set forth in the accompanying Proxy Statement and Prospectus. You are urged to read this material carefully.

     THE AFFIRMATIVE VOTE OF THE HOLDERS REPRESENTING TWO-THIRDS OF THE OUTSTANDING SHARES OF CO-COUNSEL COMMON STOCK IS REQUIRED TO APPROVE THE MERGER. CO-COUNSEL'S BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF CO-COUNSEL AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER.

     Your vote is important and Co-Counsel appreciates your cooperation in considering and acting on the matters presented. Whether or not you plan to attend the Special Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage prepaid envelope to ensure that your shares will be represented. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy card.

     If the merger is consummated, you will be informed of the proper time and method of effecting the exchange of your Co-Counsel stock certificates for Olsten stock certificates. Please do not send any Co-Counsel certificates at this time.

     We look forward to seeing you at the Special Meeting.

                                          Sincerely,

                                          /s/JOSEPH A. TURANO, III

                                          --------------------------------------
                                          Joseph A. Turano, III
                                          President and Chief Executive Officer

                             YOUR VOTE IS IMPORTANT
                    PLEASE SIGN, DATE AND RETURN YOUR PROXY

                                CO-COUNSEL, INC.
                           THREE RIVERWAY, SUITE 1140
                           HOUSTON, TEXAS 77056-1910
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 9, 1996
                             ---------------------

TO THE SHAREHOLDERS OF CO-COUNSEL, INC.:

     You are cordially invited to attend a Special Meeting (the "Special Meeting") of the shareholders of Co-Counsel, Inc., a Texas corporation ("Co-Counsel"), which will be held at the offices of Sanders Morris Mundy Inc., 3100 Texas Commerce Tower, Houston, Texas 77002, on Friday, August 9, 1996, at 10:00 a.m., local time, for the following purposes:

          1. To consider and vote upon a proposal to approve a Plan of Merger pursuant to an Agreement and Plan of Merger, dated May 28, 1996 (the "Merger Agreement"), by and among Olsten Corporation, a Delaware corporation ("Olsten"), Lawyers Acquisition Corp., a Texas corporation which is a wholly-owned subsidiary of Olsten ("Merger Sub") and Co-Counsel, pursuant to which: (a) Merger Sub will merge with and into Co-Counsel and Co-Counsel will be the surviving corporation and a wholly-owned subsidiary of Olsten (the "Merger"), (b) each share of Co-Counsel Common Stock, par value $.01 per share ("Co-Counsel Common Stock"), issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") shall be converted into the right to receive that number (the "Conversion Number") of shares of Olsten's Class B Common Stock, par value $.10 per share ("Class B Stock"), equal to the quotient obtained by dividing (x) 420,000 by (y) the sum of (A) the number of shares of Co-Counsel Common Stock outstanding immediately prior to the Effective Time (including those shares of Co-Counsel Common Stock which are then outstanding and which are or were issued to the public as part of units (the "Units") which consist of one warrant to purchase Co-Counsel Common Stock at an exercise price of $3.75 per share (each, a "Co-Counsel Warrant") and one share of Co-Counsel Common Stock, but excluding shares of Co-Counsel Common Stock issuable as part of any Units acquired upon exercise of certain non-redeemable warrants to acquire 125,000 Units at an exercise price of $3.90 per Unit issued to certain parties in connection with Co-Counsel's initial public offering (the "Representatives' Warrants")) and (B) the number of shares of Co-Counsel Common Stock issuable upon exercise in full of all options and other rights to purchase or otherwise acquire Co-Counsel Common Stock (other than the Co-Counsel Warrants and the Representatives' Warrants), whether or not vested, which are outstanding immediately prior to the Effective Time, and (c) all outstanding options and warrants to acquire Co-Counsel securities will be assumed by Olsten and converted into rights to acquire Class B Stock.

          2. To transact such other business as may properly come before the Special Meeting or any adjournments thereof.

     Shareholders of record at the close of business on July 8, 1996, will be entitled to notice of and to vote at the Special Meeting or any adjournments thereof.

                                          By Order of the Board of Directors

                                          /s/  WILLIAM LERNER

                                          --------------------------------------
                                          William Lerner
                                          Secretary

Dated: July 12, 1996
Houston, Texas

     THE AFFIRMATIVE VOTE BY THE HOLDERS OF TWO-THIRDS OF THE OUTSTANDING SHARES OF CO-COUNSEL COMMON STOCK IS NECESSARY FOR THE APPROVAL AND ADOPTION OF THE PLAN OF MERGER. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WE HOPE YOU WILL ATTEND, BUT WHETHER OR NOT YOU INTEND TO BE PRESENT IN PERSON, PLEASE MARK, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY PROMPTLY. A STAMPED REPLY ENVELOPE IS ENCLOSED FOR THAT PURPOSE.

                               OLSTEN CORPORATION

                                CO-COUNSEL, INC.

                         PROXY STATEMENT AND PROSPECTUS
                             ---------------------

     This Proxy Statement and Prospectus ("Proxy Statement and Prospectus") is being furnished to holders of shares of the common stock, par value $.01 per share ("Co-Counsel Common Stock"), of Co-Counsel, Inc., a Texas corporation ("Co-Counsel"), in connection with the solicitation of proxies by the Board of Directors of Co-Counsel (the "Co-Counsel Board") for use at a special meeting of shareholders of Co-Counsel to be held at the offices of Sanders Morris Mundy Inc., 3100 Texas Commerce Tower, Houston, Texas 77002, on August 9, 1996, at 10:00, a.m., local time and at any adjournments thereof (the "Special Meeting"). At the Special Meeting, holders of record as of July 8, 1996, of Co-Counsel Common Stock will be requested to consider and vote upon a proposal to approve and adopt a Plan of Merger (the "Plan of Merger") pursuant to an Agreement and Plan of Merger, dated May 28, 1996 (the "Merger Agreement"), by and among Olsten Corporation, a Delaware corporation ("Olsten"), Lawyers Acquisition Corp., a Texas corporation and a wholly-owned subsidiary of Olsten ("Merger Sub") and Co-Counsel.

     Pursuant to the Merger Agreement and the Plan of Merger, Merger Sub will merge with and into Co-Counsel, the separate existence of Merger Sub will cease, and Co-Counsel will become the surviving corporation and a wholly-owned subsidiary of Olsten (the "Merger"). At the effective time of the Merger (the "Effective Time"), each share of Co-Counsel Common Stock, issued and outstanding immediately prior to the Effective Time will be converted into the right to receive that number (the "Conversion Number") of shares of Olsten's Class B Common Stock, par value $.10 per share ("Class B Stock"), equal to the quotient obtained by dividing (x) 420,000 by (y) the sum of (A) the number of shares of Co-Counsel Common Stock outstanding immediately prior to the Effective Time (including those shares of Co-Counsel Common Stock which are then outstanding and are or were issued to the public as part of units (the "Units") which consist of one warrant to purchase Co-Counsel Common Stock at an exercise price of $3.75 per share (each, a "Co-Counsel Warrant") and one share of Co-Counsel Common Stock, but excluding shares of Co-Counsel Common Stock issuable as part of any Units acquired upon exercise of certain non-redeemable warrants to acquire 125,000 Units at an exercise price of $3.90 per Unit issued to certain parties in connection with Co-Counsel's initial public offering (the "Representatives' Warrants")), and (B) the number of shares of Co-Counsel Common Stock issuable upon exercise in full of all options and other rights to purchase or otherwise acquire Co-Counsel Common Stock (other than the Co-Counsel Warrants and the Representatives' Warrants, collectively, the "Warrants"), whether or not vested, which are outstanding immediately prior to the Effective Time. All outstanding options and warrants to acquire Co-Counsel securities will be assumed by Olsten and converted into rights to acquire Class B Stock. Accordingly, it is not necessary for holders of the Warrants to exercise the Warrants prior to the Effective Time in order to receive the economic equivalent of the Merger consideration receivable by holders of Co-Counsel Common Stock. Since the Conversion Number is based on the ratio of a fixed number to a variable number of outstanding shares of Co-Counsel Common Stock, to the extent that the Warrants are exercised prior to the Effective Time, the number of outstanding shares of Co-Counsel Common Stock will increase, which increase will in turn reduce the Conversion Number.

     This document also includes and constitutes the Prospectus of Olsten filed as part of its Registration Statement on Form S-4 (together with all amendments thereto, the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of Class B Stock to be issued in the Merger, and the issuance of shares of Olsten Common Stock, par value $.10 per share ("Olsten Common Stock"), upon conversion of such shares of Class B Stock.

     This Proxy Statement and Prospectus and the accompanying form of proxy are first being mailed to shareholders of record of Co-Counsel on or about July 12, 1996.
                             ---------------------

THE SECURITIES TO WHICH THIS PROXY STATEMENT AND PROSPECTUS RELATE HAVE NOT
   BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
     OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
          UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT AND
            PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
              CRIMINAL OFFENSE.
                             ---------------------

       The date of this Proxy Statement and Prospectus is July 11, 1996.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT AND PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT AND PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT AND PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS PROXY STATEMENT AND PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED HEREIN BY REFERENCE OR IN THE AFFAIRS OF OLSTEN OR CO-COUNSEL SINCE THE DATE OF THIS PROXY STATEMENT AND PROSPECTUS. ALL INFORMATION REGARDING OLSTEN OR MERGER SUB IN THIS PROXY STATEMENT AND PROSPECTUS HAS BEEN SUPPLIED BY OLSTEN, AND ALL INFORMATION REGARDING CO-COUNSEL HAS BEEN SUPPLIED BY CO-COUNSEL.

                             AVAILABLE INFORMATION

     Olsten and Co-Counsel are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, are required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the SEC: Midwest Regional Office, Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; and Northeastern Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Olsten Common Stock is listed and traded on the New York Stock Exchange (the "NYSE") and Co-Counsel Common Stock is listed and traded on the NASDAQ National Market System ("NASDAQ") and on the Boston Stock Exchange ("BSE"). Reports, proxy statements and other information concerning Olsten may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, and reports, proxy statements and other information concerning Co-Counsel may be inspected at the offices of NASDAQ, 1735 K Street, N.W., Washington, D.C. 20006 and the BSE, One Boston Place, Boston, MA 02108. If the Merger is consummated, Olsten will continue to file periodic reports, proxy statements and other information with the SEC pursuant to the Exchange Act, but Co-Counsel no longer will be subject to the informational and certain other requirements of the Exchange Act.

     Olsten has filed with the SEC a registration statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act, with respect to the shares of Class B Stock to be issued pursuant to the Merger Agreement and the shares of Olsten Common Stock issuable upon conversion of such shares of Class B Stock. This Proxy Statement and Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. Such additional information may be obtained from the SEC's principal office in Washington, D.C.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This Proxy Statement and Prospectus incorporates certain documents by reference which are not presented herein or delivered herewith. These documents are available upon request from, in the case of Olsten, Laurin L. Laderoute, Jr., Secretary, Olsten Corporation, 175 Broad Hollow Road, Melville, New York 11747-8905, telephone number (516) 844-7260 and in the case of Co-Counsel, William Lerner, Secretary, Co-Counsel, Inc., Three Riverway, Suite 1140, Houston, Texas 77056-1910, telephone number (713) 961-5552. In order to ensure timely delivery of these documents, any request should be made by August 2, 1996.

     Olsten and Co-Counsel hereby undertake to provide without charge to any beneficial owner of Co-Counsel Common Stock to whom a copy of this Proxy Statement and Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the documents referred to below which have been or may be incorporated herein by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated herein by reference. Requests for such documents should be directed to the person indicated in the immediately preceding paragraph.

     The following documents, which have been filed with the SEC pursuant to the Exchange Act, are hereby incorporated herein by reference:

        (a) Olsten's Annual Report on Form 10-K for the year ended December 31, 1995;

        (b) Olsten's Quarterly Report on Form 10-Q for the period ended March 31, 1996;

        (c) Olsten's Current Reports on Form 8-K dated March 13, 1996, May 3, 1996 and May 30, 1996;

        (d) The information contained under the captions "Security Ownership of Certain Beneficial Owners and Management" and "Executive Compensation" in Olsten's definitive Proxy Statement dated April 2, 1996;

        (e) Annual Report on Form 10-K of Quantum Health Resources, Inc. ("Quantum"), for the year ended December 31, 1995, as amended by Form 10-K/A dated March 30, 1996;

        (f) Quantum's Quarterly Report on Form 10-Q for the period ended March 31, 1996;

        (g) Co-Counsel's Annual Report on Form 10-KSB for the year ended December 31, 1995;

        (h) Co-Counsel's Quarterly Report on Form 10-QSB for the period ended March 31, 1996; and

        (i) Co-Counsel's Current Report on Form 8-K dated June 4, 1996.

     All documents filed by Olsten or Co-Counsel pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date of the Special Meeting (as such term is defined herein under the caption of the same name) shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. All information appearing in this Proxy Statement and Prospectus or in any document incorporated herein by reference is not necessarily complete and is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference and should be read together with such information and documents.

     Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Proxy Statement and Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement and Prospectus.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
AVAILABLE INFORMATION.................................................................   ii
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................  iii
SUMMARY...............................................................................    1
SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION......................    7
COMPARATIVE MARKET PRICE DATA.........................................................   10
PROXY STATEMENT AND PROSPECTUS........................................................   11
SPECIAL MEETING.......................................................................   11
  Purpose of the Meeting..............................................................   11
  Date, Time and Place; Record Date...................................................   11
  Voting Rights.......................................................................   11
SECURITY OWNERSHIP OF CERTAIN PERSONS AND VOTING AGREEMENTS...........................   12
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS...........................   13
THE MERGER............................................................................   23
  Background of the Merger............................................................   23
  Recommendation of the Co-Counsel Board; Effects of and Reasons for the Merger.......   24
  Fairness Opinion....................................................................   25
  General Description of the Merger...................................................   28
  Closing; Effective Time.............................................................   29
  Exchange of Stock Certificates......................................................   29
  No Fractional Shares................................................................   30
  Interests of Certain Persons in the Merger..........................................   30
  Acceleration of Stock Options.......................................................   32
  Certain Federal Income Tax Consequences of the Merger...............................   32
  Federal Securities Law Matters......................................................   34
  Accounting Treatment................................................................   35
  Listing on NYSE.....................................................................   35
  Dissenters' Rights..................................................................   35
THE MERGER AGREEMENT..................................................................   38
  The Merger..........................................................................   38
  Representations and Warranties......................................................   38
  Certain Covenants...................................................................   39
  Additional Agreements...............................................................   39
  No Solicitation of Other Transactions...............................................   40
  Expenses and Termination Fee........................................................   40
  Indemnification.....................................................................   41
  Conditions to the Merger............................................................   41
  Stock Options, Co-Counsel Warrants and Representatives' Warrants....................   42
  Termination.........................................................................   42
  Amendment and Waiver................................................................   43
INFORMATION CONCERNING OLSTEN.........................................................   43
INFORMATION CONCERNING CO-COUNSEL.....................................................   44
COMPARISON OF SHAREHOLDER RIGHTS......................................................   54
DESCRIPTION OF OLSTEN CAPITAL STOCK...................................................   58
LEGAL OPINION.........................................................................   63
EXPERTS...............................................................................   63
SOLICITATION OF PROXIES...............................................................   64
ANNEX A -- Agreement and Plan of Merger...............................................  A-1
ANNEX B -- Opinion of Stephens Inc....................................................  B-1
ANNEX C -- Articles 5.11 through 5.13 of the Texas Business Corporation Act...........  C-1

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement and Prospectus. Reference is made to, and this summary is qualified in its entirety by, the detailed information appearing elsewhere in this Proxy Statement and Prospectus or incorporated herein by reference. Capitalized terms used and not otherwise defined in this summary have the meanings given to them elsewhere herein. Shareholders are urged to read this Proxy Statement and Prospectus in its entirety.

THE MERGER.................  This Proxy Statement and Prospectus is being furnished to holders of shares of the common stock, par value $.01 per share ("Co-Counsel Common Stock"), of Co-Counsel, Inc., a Texas corporation ("Co-Counsel"), in connection with the solicitation of proxies by the Board of Directors of Co-Counsel (the "Co-Counsel Board") for use at a special meeting of shareholders of Co-Counsel to be held at the offices of Sanders Morris Mundy Inc., 3100 Texas Commerce Tower, Houston, Texas 77002, on August 9, 1996, at 10:00 a.m., local time and at any adjournments thereof (the "Special Meeting"). At the Special Meeting, holders of record as of July 8, 1996, of Co-Counsel Common Stock will be requested to consider and vote upon a proposal to approve and adopt a Plan of Merger (the "Plan of Merger") pursuant to an Agreement and Plan of Merger dated May 28, 1996 (the "Merger Agreement"), by and among Olsten Corporation, a Delaware corporation ("Olsten"), Lawyers Acquisition Corp., a Texas corporation and a wholly-owned subsidiary of Olsten ("Merger Sub") and Co-Counsel.

                             Pursuant to the Merger Agreement and the Plan of Merger, Merger Sub will merge with and into Co-Counsel, the separate existence of Merger Sub will cease, and Co-Counsel will become the surviving corporation and a wholly-owned subsidiary of Olsten (the "Merger"). At the effective time of the Merger (the "Effective Time"), each share of Co-Counsel Common Stock, issued and outstanding immediately prior to the Effective Time will be converted into the right to receive that number (the "Conversion Number") of shares of Olsten's Class B Common Stock, par value $.10 per share ("Class B Stock"), equal to the quotient obtained by dividing (x) 420,000 by (y) the sum of (A) the number of shares of Co-Counsel Common Stock outstanding immediately prior to the Effective Time (including shares of Co-Counsel Common Stock issued to the public as part of units (the "Units"), which consist of one warrant to purchase Co-Counsel Common Stock at an exercise price of $3.75 per share (each, a "Co-Counsel Warrant") and one share of Co-Counsel Common Stock, but excluding shares of Co-Counsel Common Stock issuable as part of any Units acquired upon exercise of certain non-redeemable warrants to acquire 125,000 Units at an exercise price of $3.90 per Unit issued to the representatives of the underwriters in connection with Co-Counsel's initial public offering (the "Representatives' Warrants")), and (B) the number of shares of Co-Counsel Common Stock issuable upon exercise in full of all options and other rights to purchase or otherwise acquire Co-Counsel Common Stock (other than the Co-Counsel Warrants and the Representatives' Warrants, collectively, the "Warrants"), whether or not vested, which are outstanding immediately prior to the Effective Time. All outstanding options and warrants to acquire Co-Counsel securities will be assumed by Olsten and converted into rights to acquire Class B Stock. ACCORDINGLY, IT IS NOT NECESSARY FOR HOLDERS OF THE WARRANTS TO EXERCISE THE

                             WARRANTS PRIOR TO THE EFFECTIVE TIME IN ORDER TO RECEIVE THE ECONOMIC EQUIVALENT OF THE MERGER CONSIDERATION RECEIVABLE BY HOLDERS OF CO-COUNSEL COMMON STOCK. SINCE THE CONVERSION NUMBER IS BASED ON THE RATIO OF A FIXED NUMBER TO A VARIABLE NUMBER OF OUTSTANDING SHARES OF CO-COUNSEL COMMON STOCK, TO THE EXTENT THAT THE WARRANTS ARE EXERCISED PRIOR TO THE EFFECTIVE TIME, THE NUMBER OF OUTSTANDING SHARES OF CO-COUNSEL COMMON STOCK WILL INCREASE, WHICH INCREASE WILL IN TURN REDUCE THE CONVERSION NUMBER DESCRIBED ABOVE.

                             See "The Merger -- General Description of the Merger."

                             Each share of Class B Stock is entitled to ten votes per share and is convertible at all times, without cost to the holder thereof, into one share of Olsten Common Stock, par value $.10 per share ("Olsten Common Stock"), which is entitled to one vote per share. Shares of Class B Stock are not listed on any securities exchange and may not be transferred by the holder, except to Olsten or to certain "Permitted Transferees," as defined in "Description of Olsten Capital
                             Stock -- Transferability and Trading Market." Olsten's Restated Certificate of Incorporation, as amended (the "Olsten Certificate"), provides that shares of Class B Stock must be registered in the names of the beneficial owners thereof and not in "street" or "nominee" name. However, in order to facilitate the exchange of shares pursuant to a merger, Olsten's Board of Directors (the "Olsten Board") is permitted by the Olsten Certificate to authorize (and the Olsten Board, in connection with the Merger, has authorized): (a) shares of Class B Stock to be issued in such merger to be registered and held in "street" or "nominee" name for a period ending not later than 30 days from the effective date of the Merger and (b) the transfer of such shares to the beneficial owner at the time of issuance or to the nominee or Permitted Transferee of such beneficial owner. Any attempted transfer of Class B Stock to anyone other than a Permitted Transferee (except as described in the preceding sentence) will result in automatic conversion of such Class B Stock into Olsten Common Stock. After such 30-day period, any shares of Class B Stock issued in the Merger and registered at such time in "street" or "nominee" name will automatically be converted into Olsten Common Stock.

                             See "The Merger -- Exchange of Stock Certificates" and "Description of Olsten Capital
                             Stock -- Transferability and Trading Market."

PARTIES TO THE MERGER

Olsten.....................  Olsten is North America's largest provider of home health care and related services and one of the world's leading providers of staffing services to business, industry and government. Through Olsten Kimberly QualityCare, Olsten provides health care network management and caregivers for home health care and institutions. Olsten Kimberly QualityCare employs more than 150,000 caregivers and provides services to over 400,000 patients and clients, including managed care organizations, employers, government agencies, hospitals and individuals. Services include skilled nursing, home health aides, infusion therapy, home medical equipment, respiratory therapy, pediatrics, rehabilitation and disease management. Olsten Kimberly QualityCare is also North America's largest provider of management services to hospital-based home health agencies. Primarily through Olsten Staffing Services, Olsten also operates 700 staffing and information technology offices in North America, South America and Europe, providing assignment employees to business, industry and government, as well as services for the design, development and maintenance of information systems. On June 28, 1996, Olsten acquired Quantum Health Resources, Inc., a Delaware corporation ("Quantum"), in a merger transaction (the "Quantum Merger") which was accounted for as a "pooling of interests." As used in this Proxy Statement and Prospectus, the term "Mergers" means, collectively, the Merger and the Quantum Merger.

                             See "Incorporation of Certain Documents By
                             Reference," "Summary Historical and Unaudited Pro Forma Financial Information" and "Unaudited Pro Forma Combined Condensed Financial Statements."

Co-Counsel.................  Co-Counsel (formerly Of Counsel Enterprises, Inc.)
                             does business under the name Co-Counsel(R) and was incorporated in Texas on May 2, 1988. Co-Counsel provides temporary and permanent attorneys and paralegals to law firms and corporate law departments primarily located in Houston, Dallas, Chicago, New York City and Los Angeles. Co-Counsel's clients are typically corporate law departments and law firms which have a need for additional legal staffing. These clients have recognized that it is often more economical to utilize temporary legal personnel than full time employees and, in the case of corporate law departments, engage outside counsel. Co-Counsel believes that such recognition on the part of the users of legal services, together with Co-Counsel's marketing efforts, have contributed to Co-Counsel's growth.

Merger Sub.................  Merger Sub, a wholly-owned subsidiary of Olsten, was formed to facilitate the Merger and has engaged in no activities other than activities incidental to the Merger.

SPECIAL MEETING............  At the Special Meeting, the shareholders of
                             Co-Counsel will be asked to consider and vote upon
                             (i) a proposal to approve and adopt the Plan of Merger pursuant to the Merger Agreement and (ii) such other matters as may properly come before the Special Meeting. The Co-Counsel Board has fixed the close of business on July 8, 1996, as the record date for the determination of holders of Co-Counsel Common Stock entitled to notice of and to vote at the Special Meeting. See "Special Meeting."

                             The Co-Counsel Board approved the Merger Agreement and the Plan of Merger and the transactions contemplated thereby by the unanimous vote of its directors and recommends that Co-Counsel shareholders vote "FOR" approval and adoption of the Plan of Merger. See "The Merger -- Background of the Merger; -- Recommendation of the Co-Counsel Board; Effects of and Reasons for the Merger."

REQUIRED VOTE..............  The affirmative vote of the holders of at least two-thirds of the outstanding shares of Co-Counsel Common Stock entitled to vote thereon is required to approve and adopt the Plan of Merger. Lisa Moore Turano, beneficial owner of approximately 40.1% of the outstanding shares of Co-Counsel Common Stock, and Don A. Sanders, beneficial owner of approximately 16.5% of the outstanding shares of Co-Counsel Common Stock, have each entered into a separate agreement with Olsten to vote such shares in favor of the Merger. See "Special
                             Meeting -- Voting Rights" and "Security Ownership of Certain Persons and Voting Agreements."

                             If a shareholder returns a signed proxy card, but does not indicate how his or her shares are to be voted, the shares represented by the proxy card will be voted "FOR" the Plan of Merger.

RECOMMENDATION OF THE
CO-COUNSEL BOARD;
EFFECTS OF AND REASONS
FOR THE MERGER.............  The Co-Counsel Board believes that the terms of the
                             Merger are fair to, and in the best interests of, Co-Counsel and its shareholders. Accordingly, the Co-Counsel Board has unanimously approved the Merger Agreement and the Plan of Merger and the transactions contemplated thereby and recommends approval of the Plan of Merger by Co-Counsel shareholders. The Co-Counsel Board believes that the Merger offers Co-Counsel shareholders the opportunity to participate in an enterprise with the financial strength and geographic and service diversity necessary to capitalize on the opportunities in the changing and increasingly competitive staffing industry and that, without the Merger or a similar strategic transaction, Co-Counsel would lack the financial and other resources to maximize its competitive potential beyond the near term.

                             See "The Merger -- Background of the
                             Merger; -- Recommendation of the Co-Counsel Board; Effects of and Reasons for the Merger; -- Fairness Opinion."

FAIRNESS OPINION...........  Stephens Inc. delivered its written opinion, dated
                             June 12, 1996, to the Co-Counsel Board to the effect, as of such date, that the consideration to be received by the disinterested shareholders of Co-Counsel in the Merger was fair to them from a financial point of view. The full text of the written opinion of Stephens Inc., which sets forth certain assumptions, factors and limitations on the review undertaken, is attached as Annex B to this Proxy Statement and Prospectus and should be read carefully in its entirety. Stephens Inc.'s opinion is directed only to the fairness of the consideration to be received by the disinterested Co-Counsel shareholders from a financial point of view and is not intended to be and does not constitute a recommendation to any shareholder of Co-Counsel as to how such shareholder should vote with respect to the Plan of Merger. See "The
                             Merger -- Background of the Merger; -- Fairness Opinion" and Annex B hereto.

SECURITY OWNERSHIP OF
CERTAIN PERSONS AND
VOTING AGREEMENTS .........  As of July 5, 1996, Co-Counsel's directors, executive officers and their affiliates, as a group, may be deemed to own beneficially approximately 57.8% of the outstanding shares of Co-Counsel Common Stock (which includes those options held by directors, executive officers and their affiliates and associates that will vest upon consummation of the Merger). Each of the directors and executive officers of Co-Counsel has advised Co-Counsel that he or she intends to vote or direct the vote of all the outstanding shares of Co-Counsel Common Stock over which he or she has voting control in favor of the Plan of Merger. Lisa Moore Turano, beneficial owner of approximately 40.1% of the outstanding shares of Co-Counsel Common Stock, and Don A. Sanders, beneficial owner of approximately 16.5% of the outstanding shares of Co-Counsel Common Stock have each agreed in a separate voting agreement with Olsten to, among other things, vote their shares of Co-Counsel Common

                             Stock entitled to vote at the Special Meeting in favor of approval of the Plan of Merger.

                             See "Security Ownership of Certain Persons and Voting Agreements" and "The Merger -- Interests of Certain Persons in the Merger."

ACCOUNTING TREATMENT.......  It is the intention of Olsten and Co-Counsel that the Merger will qualify as a "pooling of interests" for accounting and financial reporting purposes. Consummation of the Merger is conditioned upon the receipt of an opinion from Olsten's independent accountants, Coopers & Lybrand, LLP ("C&L") stating that the business combination to be effected by the Merger would properly be accounted for as a "pooling of interests" in accordance with generally accepted accounting principles and all published rules, regulations and policies of the SEC. Co-Counsel has agreed to use reasonable best efforts to cause its independent public accountants, BDO Seidman, LLP ("BDO"), to cooperate fully with C&L, including delivering to Co-Counsel a letter substantially similar to C&L's letter to Olsten.

                             See "The Merger -- Accounting Treatment."

CONDITIONS TO THE MERGER;
TERMINATION OF THE MERGER
AGREEMENT..................  In addition to the approval and adoption of the
                             Plan of Merger by the shareholders of Co-Counsel, the consummation of the Merger is subject to the satisfaction or waiver of certain other conditions, including among others, authorization for the listing on the NYSE, upon official notice of issuance, of Olsten Common Stock issuable to Co-Counsel shareholders upon conversion of Class B Stock issued in the Merger; effectiveness of the Registration Statement; and there being in effect no injunction or other order, legal constraint or prohibition preventing the consummation of the Merger. The Merger Agreement may be terminated upon the occurrence of certain events, including, by either Olsten or Co-Counsel if the Merger shall not have been consummated by October 31, 1996.

                             See "The Merger Agreement -- Conditions to the Merger; -- Termination."

TERMINATION FEE............  Under certain specified circumstances involving the termination of the Merger Agreement, Olsten would be entitled to receive a fee from Co-Counsel in an amount up to $500,000.

                             See "The Merger Agreement -- Expenses and
                             Termination Fee."

INTERESTS OF CERTAIN
PERSONS IN THE MERGER......  In considering the recommendation of the Co-Counsel
                             Board with respect to the Plan of Merger, Co-Counsel's shareholders should be aware that Lisa Moore Turano and Joseph A. Turano, III, who are married and are members of Co-Counsel's senior management and the Co-Counsel Board, have certain interests in the Merger that are in addition to the interests of shareholders of Co-Counsel generally. The Co-Counsel Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

                             The Merger Agreement provides that Olsten and Co-Counsel will enter into employment agreements with Lisa Moore Turano, the current Chairman of the Co-Counsel Board, and Joseph A. Turano, III, a director and current President and Chief Executive Officer of Co-Counsel, each substantially in the form of the drafts agreed to by such individuals and Olsten concurrently with the execution of the Merger Agreement. See "The Merger -- Interests of Certain Persons in the Merger -- Employment Agreements."

                             The Merger will constitute a change in control of Co-Counsel for purposes of Co-Counsel's stock option plans. See "The Merger -- Interests of Certain Persons in the Merger."

COMPARISON OF SHAREHOLDER
RIGHTS.....................  The rights of Co-Counsel's shareholders are governed by the Texas Business Corporation Act (the "TBCA"), Co-Counsel's Articles of Incorporation, as amended (the "Co-Counsel Articles") and Co-Counsel's By-Laws (the "Co-Counsel By-Laws"). As of the Effective Time, shareholders of Co-Counsel will become shareholders of Olsten. As such, their rights will thereafter be governed by the Delaware General Corporation Law (the "DGCL"), the Olsten Certificate and Olsten's By-Laws (the "Olsten By-Laws").

                             See "Comparison of Shareholder Rights" for a summary of the material differences between the rights of holders of Class B Stock and Olsten Common Stock and the rights of holders of Co-Counsel Common Stock.

DISSENTERS' RIGHTS.........  Because the Class B Stock to be received in the
                             Merger is not listed on a national securities exchange or held of record by at least 2,000 holders, holders of Co-Counsel Common Stock are entitled to dissent with respect to their shares of Co-Counsel Common Stock in connection with the Merger as more fully described hereafter. See "The Merger -- Dissenters' Rights" and Annex C hereto.

CERTAIN FEDERAL INCOME TAX
CONSEQUENCES OF THE
MERGER.....................  See "The Merger -- Certain Federal Income Tax
                             Consequences of the Merger" for a discussion of the treatment of the Merger for federal income tax purposes.

        SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following table presents summary historical financial data of Olsten, Quantum and Co-Counsel, and summary pro forma combined financial data after giving effect to the Mergers under the "pooling of interests" method of accounting. On June 28, 1996, Olsten acquired Quantum in a merger transaction (the "Quantum Merger") which was accounted for as a "pooling of interests." As used in this Proxy Statement and Prospectus, the term "Mergers" means, collectively, the Merger and the Quantum Merger. Olsten's fiscal year ends on the Sunday nearest to December 31. Quantum's and Co-Counsel's fiscal years end on December 31. Olsten, Quantum and Co-Counsel summary historical data as of the end of and for each of the last five fiscal years have been derived from audited financial statements, except for the fiscal year 1991 amounts from Co-Counsel, which were derived from unaudited financial statements. The summary historical data as of the end of and for the first fiscal quarter of 1996 and 1995 have been derived from unaudited financial statements and, in the opinion of Olsten's, Quantum's and Co-Counsel's respective managements, include all adjustments necessary for a fair presentation of the results of operations for such interim periods.

     The summary pro forma combined financial data have been derived from or prepared consistently with the unaudited pro forma combined condensed financial statements included herein. The pro forma data are presented for illustrative purposes only and are not necessarily indicative of the financial position or operating results that would have occurred or that will occur upon consummation of the Mergers. The following summary financial data should be read in conjunction with such historical and pro forma combined financial statements and notes thereto incorporated by reference or included herein. See "Incorporation of Certain Documents by Reference" and "Unaudited Pro Forma Combined Condensed Financial Statements."

                                    FIRST QUARTER(1)                           FISCAL YEAR(1)
                                  ---------------------   ---------------------------------------------------------
                                                1995        1995        1994        1993        1992        1991
                                              ---------   ---------   ---------   ---------   ---------   ---------
                                    1996          $           $           $           $           $           $
                                  ---------
                                      $                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
OLSTEN -- HISTORICAL
  Service sales, franchise fees,
    management fees and other
    income......................    683,214     590,350   2,518,875   2,307,667   2,196,678   1,990,733   1,725,166
  Income (loss) before
    extraordinary charge(2).....     23,003      19,092      90,469      71,242     (11,243)     27,531     (10,472)
  Net income (loss)(2)..........     23,003      19,092      90,469      71,242     (25,911)     27,531     (10,472)
  Working capital...............    534,637     306,522     327,928     281,588     246,261     235,227     218,450
  Total assets..................  1,179,794     754,319     891,918     739,978     701,038     672,470     641,339
  Long-term debt................    446,054     125,000     180,780     125,000     176,057     150,419     211,471
  Shareholders' equity..........    492,288     407,839     472,045     389,728     306,866     320,564     239,081
  Share Information:(3)
    Primary earnings (loss) per
      share:
      Income (loss) before
         extraordinary
         charge(2)..............        .35         .29        1.39        1.11        (.19)        .49        (.19)
      Net income (loss)(2)......        .35         .29        1.39        1.11        (.43)        .49        (.19)
    Fully diluted earnings
      (loss) per share:
      Income (loss) before
         extraordinary
         charge(2)..............        .34         .28        1.33        1.07        (.19)        .49        (.19)
      Net income (loss)(2)......        .34         .28        1.33        1.07        (.43)        .49        (.19)
    Cash dividends..............        .07         .05         .21         .16         .16         .13         .11
    Book value..................       7.64        6.39        7.34        6.13        4.96        5.42        4.45

                                    FIRST QUARTER(1)                           FISCAL YEAR(1)
                                  ---------------------   ---------------------------------------------------------
                                    1996        1995        1995        1994        1993        1992        1991
                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                      $           $           $           $           $           $           $
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
QUANTUM -- HISTORICAL
  Service sales.................     80,032      71,313     286,154     274,979     201,729     137,046      98,010
  Net income (loss)(2)..........     (1,354)      3,922       1,016      21,641      16,571      12,644       9,178
  Working capital...............    167,620     161,528     164,501     153,926     151,709      67,473      53,019
  Total assets..................    233,517     247,833     243,240     236,124     209,734      94,591      72,903
  Long-term debt................     86,250      86,250      86,250      86,250      86,250          --          --
  Shareholders' equity..........    111,027     127,074     112,258     122,947      93,524      73,466      57,362
  Share Information:
    Primary earnings (loss) per
      share:
      Net income (loss)(2)......       (.09)        .25         .07        1.37        1.07         .83         .66
    Fully diluted earnings
      (loss) per share:
      Net income (loss)(2)......       (.09)        .25         .07        1.31        1.07         .83         .66
    Book value..................       7.33        8.08        7.42        7.83        6.10        4.89        4.02
CO-COUNSEL -- HISTORICAL
  Service sales.................      2,797       2,035       8,739       6,051       3,738       3,483       1,710
  Net income (loss).............       (254)       (124)     (1,195)       (643)       (285)        269         185
  Working capital...............      1,402       2,660       1,541       2,918       3,749         310         190
  Total assets..................      3,080       3,704       3,252       3,613       4,315         613         358
  Shareholders' equity..........      1,929       3,158       2,086       3,310       3,952         462         219
  Share Information:
    Net income (loss) per share
      - primary.................       (.07)       (.03)       (.34)       (.18)       (.13)        .12         .07
    Book value..................        .52         .89         .59         .93        1.11         .31         .10
PRO FORMA -- COMBINED(4)(5)
  Service sales, franchise fees,
    management fees and other
    income......................    766,043     736,130   3,103,497   2,588,697   2,402,145   2,131,262   1,824,886
  Income (loss) before
    extraordinary charge(2).....     21,395      23,048      90,924      92,240       5,043      40,444      (1,109)
  Net income (loss)(2)..........     21,395      23,048      90,924      92,240      (9,625)     40,444      (1,109)
  Working capital...............    703,659     470,710     493,970     438,432     401,719     303,010     271,659
  Total assets..................  1,416,391   1,005,856   1,138,410     979,715     915,087     767,674     714,600
  Long-term debt................    532,304     211,250     267,030     211,250     262,307     150,419     211,471
  Shareholders' equity..........    605,244     538,071     586,389     515,985     404,342     394,492     296,662
  Share Information:(3)
    Primary earnings (loss) per
      share:
      Income (loss) before
        extraordinary
        charge(2)...............        .29         .31        1.22        1.25         .07         .62        (.02)
      Net income (loss)(2)......        .29         .31        1.22        1.25        (.14)        .62        (.02)
    Fully diluted earnings
      (loss) per share:
      Income (loss) before
        extraordinary
        charge(2)...............        .28         .30        1.19        1.22         .07         .62        (.02)
      Net income (loss)(2)......        .28         .30        1.19        1.22        (.14)        .62        (.02)
    Cash dividends(6)...........        .07         .05         .21         .16         .16         .13         .11
    Book value..................       8.22        7.34        7.98        7.06        5.68        5.80        4.76

                                    FIRST QUARTER(1)                           FISCAL YEAR(1)
                                  ---------------------   ---------------------------------------------------------
                                    1996        1995        1995        1994        1993        1992        1991
                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                      $           $           $           $           $           $           $
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
CO-COUNSEL EQUIVALENTS(5)(7)
  Share Information:
    Primary earnings (loss) per
      share:
      Income before
        extraordinary charge....        .03         .03         .13         .13         .01         .07          --
      Net income (loss).........        .03         .03         .13         .13        (.01)        .07          --
    Fully diluted earnings
      (loss) per share:
      Income before
        extraordinary charge....        .03         .03         .13         .13         .01         .07          --
      Net income (loss).........        .03         .03         .13         .13        (.01)        .07          --
    Cash dividends(6)...........        .01         .01         .02         .02         .02         .01         .01
    Book value..................        .88         .78         .85         .75         .61         .62         .51

- ---------------
(1) Olsten's fiscal year is based upon a 52-53 week year ending on the Sunday nearest to December 31. Quantum and Co-Counsel's fiscal year is based upon a 12 calendar month year ending December 31. Olsten's quarterly information includes 13 one-week periods. Quantum and Co-Counsel's quarterly information is based upon three-month calendar quarters.

(2) Olsten's results for the 1993 fiscal year are net of merger and integration costs associated with the merger with Lifetime Corporation, which reduced net income by $58.7 million, net of tax, and an extraordinary charge of $14.7 million, net of tax, related to debt prepayment penalties.

    Olsten's results for the 1992 fiscal year included a severance and restructuring charge of $7.1 million, net of tax, previously recorded by Lifetime Corporation.

    Quantum's results for the first quarter of 1996 included a charge of $5.5 million ($3.2 million, net of tax) related to the settlement of certain shareholder litigation.

    Quantum's results for the 1995 fiscal year included charges totalling $12.3 million ($7.4 million, net of tax) related to a settlement associated with a State of California billing dispute ($3.9 million, net of tax), a restructuring charge ($1.3 million, net of tax) and certain other unusual charges ($2.2 million, net of tax), including a write-off of Quantum's physician practice management business and costs of relocation of Quantum's corporate headquarters from California to Indiana.

    For the 1993 fiscal year, Quantum recorded a charge of $.6 million, net of tax, to provide for merger and transaction costs relating to an acquisition.

(3) Olsten historical and pro forma per share information has been retroactively restated for the three-for-two stock splits declared by Olsten on February 16, 1996 and on February 2, 1993.

(4) The unaudited pro forma combined financial data do not reflect (i) the transaction costs of the Mergers and (ii) the non-recurring costs and expenses associated with integrating operations. The costs of integrating operations could result in a significant, non-recurring charge to the combined results of operations after consummation of the Mergers; however, the actual amount of such charge cannot be determined until the transition plans related to the integration of operations are completed.

(5) The unaudited pro forma combined financial data for the 1995 fiscal year and for the first quarter of 1995 have been adjusted to include the acquisitions summarized in Note 2 to the unaudited pro forma combined condensed financial statements. The unaudited pro forma combined financial data for the first quarter of 1996 have not been adjusted for these acquisitions as the pro forma effect of acquisitions, not already included in the historical results, was not material. The unaudited pro forma combined financial data have not been adjusted for the conversion of Olsten's 4 7/8% Convertible Subordinated Debentures due 2003. See Note 5 to the unaudited pro forma combined condensed financial statements.

(6) The unaudited pro forma combined cash dividends per common share are assumed to be the same as the cash dividends paid by Olsten on a historical basis. Olsten presently intends to maintain its current dividend after the Mergers. However, there can be no assurance that its dividend will remain unchanged, and Olsten reserves the right to increase or decrease its dividend as may be determined by the Olsten Board, in its discretion.

(7) Co-Counsel equivalents represent the Co-Counsel shareholders' portion of the combined pro forma earnings (loss), dividends and book value per common share. Co-Counsel equivalents are calculated by multiplying pro forma earnings (loss), dividends and book value per common share by the assumed conversion number of .1069 of one share of Class B Stock for each share of Co-Counsel Common Stock.

                            COMPARATIVE MARKET PRICE DATA

     The Olsten Common Stock has been listed on the NYSE since December 1994, and was listed on the American Stock Exchange (the "AMEX") prior to December 1994. The Class B Stock does not have a public trading market. The Co-Counsel Common Stock is quoted on the NASDAQ Small Cap Market System and listed on the BSE.

     The table below sets forth, for the calendar quarters indicated, the reported high and low sale prices of the Olsten Common Stock on the NYSE or the AMEX, as applicable, and of the Co-Counsel Common Stock on NASDAQ, in each case based on published financial sources.

                                                                 OLSTEN             CO-COUNSEL
                                                             COMMON STOCK*         COMMON STOCK
                                                             --------------       --------------
                                                             HIGH       LOW       HIGH       LOW
                                                             ----       ---       ----       ---
Fiscal Year 1994
  First Quarter............................................  $23  1/4   $18 3/4    $5        $4  1/4
  Second Quarter...........................................   23         19 3/8     4 1/4     1  1/2
  Third Quarter............................................   25  1/4    20 3/4     1 1/2        1/2
  Fourth Quarter...........................................   26         19 1/4     1            1/2
Fiscal Year 1995
  First Quarter............................................   23  3/4    20 1/2     1            5/8
  Second Quarter...........................................   24  1/4    18 7/8     1 1/4        5/8
  Third Quarter............................................   26  3/8    21 1/2     1 1/4     1
  Fourth Quarter...........................................   28  1/4    24 1/2     11/16        1/2
Fiscal Year 1996
  First Quarter............................................   33  5/8    24 5/8     2            3/4
  Second Quarter...........................................   32  5/8    28 3/8     3 1/2     1  3/8

- ---------------

* Adjusted for three-for-two stock split declared on February 16, 1996 and rounded to the nearer 1/8.

     Cash dividends paid on both Olsten Common Stock and Class B Stock in each of fiscal 1994 and fiscal 1995 aggregated $.16 and $.21 per share, respectively, after adjustment for a three-for-two stock split declared on February 16, 1996. During the first two fiscal quarters of 1996, dividends paid on both Olsten Common Stock and Class B Stock aggregated $.14 per share. Co-Counsel, since its inception, has not paid any dividends on Co-Counsel Common Stock.

     CO-COUNSEL SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE OLSTEN COMMON STOCK AND THE CO-COUNSEL COMMON STOCK BEFORE DECIDING HOW TO VOTE.

     The Merger was publicly announced at the commencement of trading on May 28, 1996. The closing sale price of a share of Olsten Common Stock on the NYSE on May 28, 1996 was $31 7/16, and the closing sale price of a share of Co-Counsel Common Stock on NASDAQ on such date was $2 7/8.

     On July 5, 1996 (the last practicable date prior to the mailing of this Proxy Statement and Prospectus), the closing sale price of a share of Olsten Common Stock on the NYSE was $28 3/8, and the average bid and asked prices of a share of Co-Counsel Common Stock on NASDAQ was $2.94.

                               OLSTEN CORPORATION
                                CO-COUNSEL, INC.

                         PROXY STATEMENT AND PROSPECTUS
                             ---------------------

     This Proxy Statement and Prospectus is being furnished to holders of shares of the common stock, par value $.01 per share ("Co-Counsel Common Stock"), of Co-Counsel, Inc., a Texas corporation ("Co-Counsel"), in connection with the solicitation of proxies by the Board of Directors of Co-Counsel (the "Co-Counsel Board") for use at a special meeting of shareholders of Co-Counsel to be held at the offices of Sanders Morris Mundy Inc., 3100 Texas Commerce Tower, Houston, Texas 77002, on August 9, 1996, at 10:00 a.m., local time and at any adjournments thereof (the "Special Meeting"). At the Special Meeting, holders of record as of July 8, 1996, of Co-Counsel Common Stock will be requested to consider and vote upon a proposal to approve and adopt a Plan of Merger (the "Plan of Merger") pursuant to an Agreement and Plan of Merger, dated May 28, 1996 (the "Merger Agreement), by and among Olsten Corporation, a Delaware corporation ("Olsten"), Lawyers Acquisition Corp., a Texas corporation and a wholly-owned subsidiary of Olsten ("Merger Sub") and Co-Counsel.

     In addition, this Proxy Statement and Prospectus serves as the prospectus of Olsten under the Securities Act of 1933, as amended (the "Securities Act"), for the issuance of up to 600,393 shares of Olsten Class B Common Stock, par value $.10 per share ("Class B Stock"), to be issued pursuant to the Merger Agreement and the issuance of up to 600,393 shares of Olsten Common Stock, par value $.10 per share ("Olsten Common Stock"), issuable upon conversion of such shares of Class B Stock.

                                SPECIAL MEETING

PURPOSE OF THE MEETING

     At the Special Meeting, the holders of Co-Counsel Common Stock will be asked to consider and vote upon (i) a proposal to approve and adopt the Plan of Merger pursuant to the Merger Agreement and (ii) such other matters as may properly be brought before the Special Meeting.

     THE CO-COUNSEL BOARD UNANIMOUSLY APPROVED THE PLAN OF MERGER, THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT SHAREHOLDERS OF CO-COUNSEL VOTE "FOR" APPROVAL AND ADOPTION OF THE PLAN OF MERGER PURSUANT TO THE MERGER AGREEMENT.

     SEE "THE MERGER -- BACKGROUND OF THE MERGER; -- RECOMMENDATION OF THE CO-COUNSEL BOARD; EFFECTS OF AND REASONS FOR THE MERGER."

DATE, TIME AND PLACE; RECORD DATE

     The Special Meeting is scheduled to be held at the offices of Sanders Morris Mundy Inc., 3100 Texas Commerce Tower, Houston, Texas 77002, Houston, Texas time, on August 9, 1996, at 10:00 a.m., local time. The Co-Counsel Board has fixed the close of business on July 8, 1996, as the record date (the "Record Date") for the determination of holders of Co-Counsel Common Stock entitled to notice of and to vote at the Special Meeting. As of July 5, 1996, there were 3,741,500 shares of Co-Counsel Common Stock issued and outstanding. Each share of Co-Counsel Common Stock is entitled to one vote.

VOTING RIGHTS

     The affirmative vote by the holders of two-thirds of the outstanding shares of Co-Counsel Common Stock is required to approve and adopt the Plan of Merger. Abstentions on the Plan of Merger will be considered as present, but will not be counted as voting in favor of the Plan of Merger. However, because the proposal to approve the Plan of Merger requires the affirmative vote of a specified percentage of outstanding shares, the nonvoting of shares or abstentions with regard to this proposal will have the same effect as votes against the proposal. Holders of record of Co-Counsel Common Stock on the Record Date are entitled to one vote per share on the Plan of Merger.

     Lisa Moore Turano, beneficial owner of approximately 40.1% of the outstanding shares of Co-Counsel Common Stock, and Don A. Sanders, beneficial owner of approximately 16.5% of the outstanding shares of Co-Counsel Common Stock, have each entered into a separate agreement with Olsten to vote such shares in favor of the Merger. See "Security Ownership of Certain Persons and Voting Agreements."

     If a shareholder attends the Special Meeting, he or she may vote by ballot. When a proxy card is returned, properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a shareholder does not return a signed proxy card, his or her shares will not be voted and thus will have the effect of a vote against the Plan of Merger. Shareholders are urged to mark the box on the proxy card to indicate how their shares are to be voted. If a shareholder returns a signed proxy card but does not indicate how his or her shares are to be voted, the shares represented by the proxy card will be voted "FOR" approval and adoption of the Plan of Merger. The proxy card also confers discretionary authority on the individuals appointed by the Co-Counsel Board and named on the proxy card to vote the shares represented thereby on any other matter that is properly presented for action at the Special Meeting.

     Any Co-Counsel shareholder who executes and returns a proxy card may revoke such proxy at any time before it is voted by (i) notifying in writing William Lerner, Secretary, Co-Counsel, Inc., Three Riverway, Suite 1140, Houston, Texas 77056-1910, (ii) granting a subsequent proxy, or (iii) appearing in person and voting at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy.

     THE MATTER TO BE CONSIDERED AT THE SPECIAL MEETING IS OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF CO-COUNSEL. SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT AND PROSPECTUS AND TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO CO-COUNSEL IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

          SECURITY OWNERSHIP OF CERTAIN PERSONS AND VOTING AGREEMENTS

     As of July 5, 1996, Co-Counsel's directors, executive officers and their affiliates as a group, may be deemed to own beneficially approximately 57.8% of the outstanding shares of Co-Counsel Common Stock, which includes those options that will vest upon consummation of the Merger. Each of the directors and executive officers of Co-Counsel has advised Co-Counsel that he or she intends to vote or direct the vote of all the outstanding shares of Co-Counsel Common Stock over which he or she has voting control in favor of the Plan of Merger. Each share of Co-Counsel Common Stock is entitled to one vote.

     Lisa Moore Turano, beneficial owner of approximately 40.1% of the outstanding shares of Co-Counsel Common Stock, and Don A. Sanders, beneficial owner of approximately 16.5% of the outstanding shares of Co-Counsel Common Stock, have each agreed in a separate voting agreement with Olsten (i) to vote the shares of Co-Counsel Common Stock which he or she is entitled to vote, in person or by proxy, at the Special Meeting, in favor of the Merger and (ii) not to sell, transfer, tender, assign, pledge or otherwise dispose of, or grant any proxies with respect to, such shares of Co-Counsel Common Stock, or enter into any contract, option or other arrangement or understanding with respect to the sale, assignment, pledge, voting or other disposition of such shares of Co-Counsel Common Stock.

    OLSTEN CORPORATION, QUANTUM HEALTH RESOURCES, INC. AND CO-COUNSEL, INC.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma combined condensed financial statements give effect to the Mergers under the "pooling of interests" method of accounting. Olsten's fiscal year ends on the Sunday nearest to December 31. The fiscal year end for Quantum and Co-Counsel is December 31. The unaudited pro forma combined condensed balance sheet gives effect to the Mergers as if they had been consummated as of March 31, 1996, the last day in Olsten's, Quantum's and Co-Counsel's first fiscal quarter in 1996. The unaudited pro forma combined condensed statements of income for the 1996 and 1995 first quarter and for each of the 1995, 1994 and 1993 fiscal years give effect to the Mergers as if they had occurred at the beginning of the earliest period presented.

     The unaudited pro forma combined condensed financial statements for the fiscal year ended December 31, 1995 and for the first quarter ended April 2, 1995 have also been adjusted to include the acquisitions summarized in Note 2. The unaudited pro forma combined condensed financial statements for the quarter ended March 31, 1996 have not been adjusted for these acquisitions as the pro forma effect of acquisitions not already included in the historical results, was not material.

     These statements have been prepared from the historical consolidated financial statements of Olsten, Quantum and Co-Counsel and should be read in conjunction with such statements and the related notes contained in each company's Annual Report on Form 10-K or Form 10-KSB, as the case may be, for the 1995 fiscal year and Quarterly Report on Form 10-Q or Form 10-QSB, as the case may be, for the first quarter of 1996 incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

     The unaudited pro forma data are presented for illustrative purposes only and are not necessarily indicative of the financial position or operating results that would have occurred had the Mergers been consummated at the dates indicated, nor are they necessarily indicative of future financial position or operating results.

    OLSTEN CORPORATION, QUANTUM HEALTH RESOURCES, INC. AND CO-COUNSEL, INC.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                 AS OF MARCH 31, 1996 (1)
                            --------------------------------------------------------------------------------------------------
                                                                       OLSTEN, AS
                                                       PRO FORMA      ADJUSTED FOR                   PRO FORMA      PRO FORMA
                              OLSTEN     QUANTUM    ADJUSTMENTS (4)     QUANTUM      CO-COUNSEL   ADJUSTMENTS (4)    COMBINED
                            ----------   --------   ---------------   ------------   ----------   ---------------   ----------
Current assets
  Cash..................... $  201,488   $ 55,352      $      --       $  256,840     $    941         $  --        $  257,781
  Accounts receivable,
    net....................    469,217     93,194             --          562,411        1,453            --           563,864
  Other current assets.....     38,227     52,606             --           90,833          159            --            90,992
                            ----------   --------       --------       ----------      -------          ----         ---------
    Total current assets...    708,932    201,152             --          910,084        2,553            --           912,637
Fixed assets, net..........    101,631     15,963             --          117,594          462            --           118,056
Intangibles, net...........    358,821     11,720             --          370,541           46            --           370,587
Other assets...............     10,410      4,682             --           15,092           19            --            15,111
                            ----------   --------       --------       ----------      -------          ----         ---------
                            $1,179,794   $233,517      $      --       $1,413,311     $  3,080         $  --        $1,416,391
                            ==========   ========       ========       ==========      =======          ====         =========
Current liabilities
  Accrued expenses......... $   81,555   $ 10,457      $      --       $   92,012     $     --         $  --        $   92,012
  Payroll and related
    taxes..................     48,480      4,281             --           52,761          418            --            53,179
  Insurance costs..........     28,369         --             --           28,369           --            --            28,369
  Accounts payable.........     15,891     18,794             --           34,685          733            --            35,418
                            ----------   --------       --------       ----------      -------          ----         ---------
    Total current
      liabilities..........    174,295     33,532             --          207,827        1,151            --           208,978
Long-term debt.............    446,054     86,250             --          532,304           --            --           532,304
Other liabilities..........     67,157      2,708             --           69,865           --            --            69,865
Shareholders' equity
  Common stock.............      5,064        158           (158)           5,064           37           (37)            5,064
  Class B common stock.....      1,382         --            879            2,261           --            42             2,303
  Additional paid-in
    capital................    240,971     65,444        (13,231)         293,184        4,099            (5)          297,278
  Retained earnings........    247,214     57,935             --          305,149       (2,207)           --           302,942
  Treasury stock...........         --    (12,510)        12,510               --           --            --                --
  Cumulative translation
    adjustment.............     (2,343)        --             --           (2,343)          --            --            (2,343)
                            ----------   --------       --------       ----------      -------          ----         ---------
    Total shareholders'
      equity...............    492,288    111,027             --          603,315        1,929            --           605,244
                            ----------   --------       --------       ----------      -------          ----         ---------
                            $1,179,794   $233,517      $      --       $1,413,311     $  3,080         $  --        $1,416,391
                            ==========   ========       ========       ==========      =======          ====         =========

   See notes to unaudited pro forma combined condensed financial statements.

    OLSTEN CORPORATION, QUANTUM HEALTH RESOURCES, INC. AND CO-COUNSEL, INC.

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                            FIRST QUARTER ENDED MARCH 31, 1996(1)
                                    --------------------------------------------------------------------------------------
                                                                        OLSTEN, AS
                                                          PRO FORMA    ADJUSTED FOR                 PRO FORMA    PRO FORMA
                                     OLSTEN    QUANTUM   ADJUSTMENTS     QUANTUM      CO-COUNSEL   ADJUSTMENTS   COMBINED
                                    --------   -------   -----------   ------------   ----------   -----------   ---------
Service sales, franchise fees,
  management fees and other
  income..........................  $683,214   $80,032      $  --        $763,246       $2,797        $  --      $766,043
Cost of services sold.............   478,039   63,475          --         541,514        1,669           --       543,183
                                    --------   -------       ----          ------         ----      -------
  Gross profit....................   205,175   16,557          --         221,732        1,128           --       222,860
Selling, general and
  administrative..................   163,172   13,403          --         176,575        1,384           --       177,959
Interest expense (income), net....     2,584      178          --           2,762           (2)          --         2,760
Restructuring and other
  non-recurring charges(3)........        --    5,500          --           5,500           --           --         5,500
                                    --------   -------       ----          ------         ----      -------
  Income (loss) before income
    taxes and minority
    interests.....................    39,419   (2,524 )        --          36,895         (254)          --        36,641
Income taxes (benefit)............    16,044     (980 )        --          15,064           --           --        15,064
                                    --------   -------       ----          ------         ----      -------
  Income (loss) before minority
    interests.....................    23,375   (1,544 )        --          21,831         (254)          --        21,577
Minority interests................       372     (190 )        --             182           --           --           182
                                    --------   -------       ----          ------         ----      -------
  Net income (loss)...............  $ 23,003   $(1,354)     $  --        $ 21,649       $ (254)       $  --      $ 21,395
                                    ========   =======       ====          ======         ====      =======
Share Information:
  Primary earnings (loss) per
    share:
    Net income (loss).............  $    .35   $ (.09 )                  $   0.29       $ (.07)                  $    .29
                                    ========   =======                     ======         ====
    Average shares outstanding....    65,643   15,220                      74,471        3,593                     74,855
                                    ========   =======                     ======         ====
  Fully diluted earnings (loss)
    per share:
    Net income (loss).............  $    .34   $ (.09 )                  $   0.28       $ (.07)                  $    .28
                                    ========   =======                     ======         ====
    Average shares outstanding....    71,208   18,076                      81,692        3,593                     82,076
                                    ========   =======                     ======         ====

   See notes to unaudited pro forma combined condensed financial statements.

    OLSTEN CORPORATION, QUANTUM HEALTH RESOURCES, INC. AND CO-COUNSEL, INC.

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                       FIRST QUARTER ENDED APRIL 2, 1995(1)
               --------------------------------------------------------------------------------------------------------------------
                                                                                  OLSTEN, AS
                                                                                 ADJUSTED FOR
                         OLSTEN PURCHASED   OLSTEN, AS                           ACQUISITIONS
                         ACQUISITIONS, AS  ADJUSTED FOR            PRO FORMA         AND                      PRO FORMA   PRO FORMA
                OLSTEN     ADJUSTED(2)     ACQUISITIONS  QUANTUM  ADJUSTMENTS      QUANTUM       CO- COUNSEL ADJUSTMENTS  COMBINED
               --------  ----------------  ------------  -------  -----------  ----------------  ----------  -----------  ---------
Service
  sales,
  franchise
  fees,
 management
  fees and
  other
  income...    $590,350      $ 72,432        $662,782    $71,313     $  --         $734,095        $2,035       $  --     $736,130
Cost of
  services
  sold.....     413,183        57,023         470,206     54,360        --          524,566         1,197          --      525,763
               --------       -------        --------    -------      ----           ------          ----       -----     --------
  Gross
  profit...     177,167        15,409         192,576     16,953        --          209,529           838          --      210,367
Selling,
  general
  and
  admini-
  strative..    143,523        12,215         155,738     10,911        --          166,649         1,001          --      167,650
Interest
  expense
  (income),
  net......         846         2,323           3,169        (71)       --            3,098           (39)         --        3,059
               --------       -------        --------    -------      ----           ------          ----      ------     --------
  Income
    (loss)
    before
    income
    taxes
    and
   minority
   interests..   32,798           871          33,669      6,113        --           39,782          (124)         --       39,658
Income
  taxes....      13,695           534          14,229      2,561        --           16,790            --          --       16,790
               --------       -------        --------    -------      ----           ------          ----      ------     --------
  Income
    (loss)
    before
   minority
   interests..   19,103           337          19,440      3,552        --           22,992          (124)         --       22,868
Minority
interests...         11           179             190       (370)       --             (180)           --          --         (180)
               --------       -------        --------    -------      ----           ------          ----      ------     --------
  Net
    income
  (loss)...    $ 19,092      $    158        $ 19,250     $3,922      $ --         $ 23,172        $ (124)      $  --     $ 23,048
               ========       =======        ========     ======      ====           ======          ====       =====     ========
Share
Information:
  Primary
   earnings
    (loss)
    per
    share:
    Net
     income
   (loss)..    $    .29                                   $  .25                    $   .31        $ (.03)                $    .31
               ========                                   ======                     ======         =====                 ========
    Average
     shares
      out-
      stand-
      ing...     64,854                                   15,829                     74,035         3,548                   74,414
               ========                                  =======                     ======         =====                 ========
  Fully
    diluted
   earnings
    (loss)
    per
    share:
    Net
     income
   (loss)..    $    .28                                   $  .25                       0.30        $ (.03)                $    .30
               ========                                   ======                     ======         =====                 ========
    Average
     shares
      out-
      stand-
      ing...     70,328                                   18,676                     81,160         3,548                   81,539
               ========                                  =======                     ======         =====                  =======

   See notes to unaudited pro forma combined condensed financial statements.

    OLSTEN CORPORATION, QUANTUM HEALTH RESOURCES, INC. AND CO-COUNSEL, INC.

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                   FOR THE YEAR ENDED DECEMBER 31, 1995(1)
             --------------------------------------------------------------------------------------------------------------------
                                                                                 OLSTEN, AS
                                                                                ADJUSTED FOR
                         OLSTEN PURCHASED   OLSTEN, AS                          ACQUISITIONS
                         ACQUISITIONS, AS  ADJUSTED FOR             PRO FORMA       AND                    PRO FORMA   PRO FORMA
               OLSTEN      ADJUSTED(2)     ACQUISITIONS  QUANTUM   ADJUSTMENTS    QUANTUM     CO-COUNSEL  ADJUSTMENTS   COMBINED
             ----------  ----------------  ------------  --------  -----------  ------------  ----------  -----------  ----------
Service
 sales,
 franchise
 fees,
 management
 fees and
 other
 income..... $2,518,875      $289,729       $2,808,604   $286,154      $--       $3,094,758    $  8,739       $--      $3,103,497
Cost of
  services
  sold......  1,757,319       228,091        1,985,410    224,312       --        2,209,722       5,333        --       2,215,055
             ----------      --------      ------------  --------    -----      ------------  ----------    -----      ----------
  Gross
   profit...    761,556        61,638          823,194     61,842       --          885,036       3,406        --         888,442
Selling,
  general
  and
  admin-
  istra-
  tive......    600,607       48,858     649,465    48,911       --          698,376       4,675        --         703,051
Interest
  expense
  (income),
  net.......      4,761         9,292           14,053        182       --           14,235         (74)       --          14,161
Restructur-
  ing
  and other
  non-
  recurring
  charges(3)         --           --             --     12,308       --           12,308          --        --          12,308
             ----------      --------      ------------  --------    -----      ------------  ----------    -----      ----------
  Income
    (loss)
    before
    income
    taxes
    and
    minority
interests...    156,188         3,488          159,676        441       --          160,117      (1,195)       --         158,922
Income
  taxes.....     64,568         2,137           66,705        663       --           67,368          --        --          67,368
             ----------      --------      ------------  --------    -----      ------------  ----------    -----      ----------
  Income
    (loss)
    before
    minority
interests...     91,620         1,351           92,971       (222)      --           92,749      (1,195)       --          91,554
Minority
interests...      1,151           717            1,868     (1,238)      --              630          --        --             630
             ----------      --------      ------------  --------    -----      ------------  ----------    -----      ----------
  Net income
   (loss)... $   90,469      $    634       $   91,103   $  1,016      $--       $   92,119    $ (1,195)      $--      $   90,924
              =========  =============      ==========   ========  ==========    ==========   =========   ==========    =========
Share
Information:
  Primary
    earnings
    (loss)
    per
    share:
    Net
      income
   (loss)... $     1.39                                  $    .07                $     1.24    $   (.34)               $     1.22
              =========                                  ========                ==========   =========                 =========
    Average
      shares
      out-
      stand-
      ing...     65,108                                    15,432                    74,059       3,548                    74,438
              =========                                  ========                ==========   =========                 =========
  Fully
    diluted
    earnings
    (loss)
    per
    share:
    Net
      income
   (loss)... $     1.33                                  $    .07                $     1.21    $   (.34)               $     1.19
              =========                                  ========                ==========   =========                 =========
    Average
      shares
      out-
      stand-
      ing...     70,704                                    18,277                    81,305       3,548                    81,684
              =========                                  ========                ==========   =========                 =========

   See notes to unaudited pro forma combined condensed financial statements.

    OLSTEN CORPORATION, QUANTUM HEALTH RESOURCES, INC. AND CO-COUNSEL, INC.

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                            FOR THE YEAR ENDED JANUARY 1, 1995(1)
                                  ------------------------------------------------------------------------------------------
                                                                         OLSTEN, AS
                                                           PRO FORMA    ADJUSTED FOR                 PRO FORMA    PRO FORMA
                                    OLSTEN     QUANTUM    ADJUSTMENTS     QUANTUM      CO-COUNSEL   ADJUSTMENTS    COMBINED
                                  ----------   --------   -----------   ------------   ----------   -----------   ----------
Service sales, franchise fees,
  management fees and other
  income........................  $2,307,667   $274,979       $--        $2,582,646      $6,051         $--       $2,588,697
Cost of services sold...........   1,622,060   204,593         --         1,826,653       3,601          --        1,830,254
                                  ----------   --------   ----------
  Gross profit..................     685,607    70,386         --           755,993       2,450          --          758,443
Selling, general and
  administrative................     557,005    33,843         --           590,848       3,267          --          594,115
Interest expense (income),
  net...........................       5,697       772         --             6,469        (103)         --            6,366
                                  ----------   --------   ----------
  Income (loss) before income
    taxes.......................     122,905    35,771         --           158,676        (714)         --          157,962
Income taxes (benefit)..........      51,663    14,130         --            65,793         (71)         --           65,722
                                  ----------   --------   ----------
  Net income (loss).............  $   71,242   $21,641        $--        $   92,883      $ (643)        $--       $   92,240
                                  ==========   ========   ==========
Share Information:
  Primary earnings (loss) per
    share:
    Net income (loss)...........  $     1.11   $  1.37                   $     1.26      $ (.18)                  $     1.25
                                  ==========   ========
    Average shares
      outstanding...............      64,367    15,773                       73,515       3,548                       73,894
                                  ==========   ========
  Fully diluted earnings (loss)
    per share:
    Net income (loss)...........  $     1.07   $  1.31                   $     1.23      $ (.18)                  $     1.22
                                  ==========   ========
    Average shares
      outstanding...............      70,073    18,632                       80,880       3,548                       81,259
                                  ==========   ========

   See notes to unaudited pro forma combined condensed financial statements.

    OLSTEN CORPORATION, QUANTUM HEALTH RESOURCES, INC. AND CO-COUNSEL, INC.

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                            FOR THE YEAR ENDED JANUARY 2, 1994(1)
                                  ------------------------------------------------------------------------------------------
                                                                         OLSTEN, AS
                                                           PRO FORMA    ADJUSTED FOR                 PRO FORMA    PRO FORMA
                                    OLSTEN     QUANTUM    ADJUSTMENTS     QUANTUM      CO-COUNSEL   ADJUSTMENTS    COMBINED
                                  ----------   --------   -----------   ------------   ----------   -----------   ----------
Service sales, franchise fees,
  management fees and other
  income........................  $2,196,678   $201,729       $--        $2,398,407      $3,738         $--       $2,402,145
Cost of services sold...........   1,523,133   147,555         --         1,670,688       2,168          --        1,672,856
                                  ----------   --------     -----            ------       -----     ----------
  Gross profit..................     673,545    54,174         --           727,719       1,570          --          729,289
Selling, general and
  administrative................     570,906    25,801         --           596,707       1,780          --          598,487
Interest expense (income),
  net...........................      18,449      (431 )       --            18,018           4          --           18,022
Merger and integration
  costs(3)......................      80,911       927         --            81,838          --          --           81,838
                                  ----------   --------     -----            ------       -----     ----------
  Income (loss) before income
    taxes and extraordinary
    charge......................       3,279    27,877         --            31,156        (214)         --           30,942
Income taxes....................      14,522    11,306         --            25,828          71          --           25,899
                                  ----------   --------     -----            ------       -----     ----------
  Income (loss) before
    extraordinary charge........     (11,243)   16,571         --             5,328        (285)         --            5,043
Extraordinary charge, net(3)....     (14,668)       --         --           (14,668)         --          --          (14,668)
                                  ----------   --------     -----            ------       -----     ----------
  Net income (loss).............  $  (25,911)  $16,571        $--        $   (9,340)     $ (285)        $--       $   (9,625)
                                  ==========   ========     =====            ======       =====     ==========
Share Information:
  Primary earnings (loss) per
    share:
    Income (loss) before
      extraordinary charge......  $     (.19)  $  1.07                   $      .08      $ (.13)                  $      .07
    Extraordinary charge,
      net(3)....................        (.24)       --                         (.21)         --                         (.21)
                                  ----------   --------                      ------       -----
    Net income (loss)...........  $     (.43)  $  1.07                   $     (.13)     $ (.13)                  $     (.14)
                                  ==========   ========                      ======       =====
    Average shares
      outstanding...............      60,467    15,465                       69,437       2,264                       69,679
                                  ==========   ========                      ======       =====
  Fully diluted earnings (loss)
    per share:
    Income (loss) before
      extraordinary charge......  $     (.19)  $  1.07                   $      .08      $ (.13)                  $      .07
    Extraordinary charge,
      net(3)....................        (.24)       --                         (.21)         --                         (.21)
                                  ----------   --------                      ------       -----
    Net income (loss)...........  $     (.43)  $  1.07                   $     (.13)     $ (.13)                  $     (.14)
                                  ==========   ========                      ======       =====
    Average shares
      outstanding...............      60,467    15,465                       69,437       2,264                       69,679
                                  ==========   ========                      ======       =====

   See notes to unaudited pro forma combined condensed financial statements.

    OLSTEN CORPORATION, QUANTUM HEALTH RESOURCES, INC. AND CO-COUNSEL, INC.

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

     The accompanying unaudited pro forma combined condensed financial statements do not give effect to any synergies which are expected to occur due to the integration of Olsten's, Quantum's and Co-Counsel's operations. Additionally, the unaudited pro forma combined condensed financial statements do not reflect (i) the transaction costs of the Mergers, or (ii) the non-recurring costs and expenses associated with integrating the operations. The costs of integrating operations could result in a significant, non-recurring charge to the combined results of operations after consummation of the Mergers; however, the actual amount of such charge cannot be determined until the transition plans relating to the integration of operations are completed.

     Certain reclassifications have been made to the historical financial statements of Olsten, Quantum and Co-Counsel to conform to the unaudited pro forma combined presentation. Such reclassifications are not material to the unaudited pro forma combined condensed financial statements.

     Olsten's fiscal year is based upon a 52-53 week year ending on the Sunday nearest to December 31. Quantum and Co-Counsel's fiscal year is based upon a 12 calendar month year ending December 31. Olsten's quarterly information includes 13 one-week periods. Quantum and Co-Counsel's quarterly information is based upon three-month calendar quarters.

2.  OLSTEN PURCHASED ACQUISITIONS, AS ADJUSTED

     The following acquisitions by Olsten have been accounted for using the purchase method of accounting:

        In March 1995, Olsten acquired a 50.1 percent interest in Norsk Personal A.S., Norway's second-largest staffing services company, for $24.8 million in cash.

        In June 1995, Olsten completed the acquisition of Americare, which provides home nursing, infusion therapy and medical equipment, for $7.7 million in cash.

        In August 1995, Olsten purchased P.J. Ward Associates, Ltd., a Toronto-based leader in Canadian information technology services, for $3.7 million in cash.

        In September 1995, Olsten acquired a 65 percent interest in Ready Office, S.A., Argentina's oldest and largest independent staffing services company, for $2.7 million in cash.

        In September 1995, Olsten completed a single transaction involving the purchase of Nurse's House Call, the home health care business of Hooper Holmes, Inc., for $72.6 million and the sale of the stock of its wholly-owned subsidiary, ASB Meditest, which provides mobile diagnostic, paramedical and occupational health services to Hooper Holmes, Inc., for $40.6 million. The difference in value was settled for $32 million in cash.

        In November 1995, Olsten acquired certain operations of the CareOne Group for $22.4 million in cash.

        In January 1996, Olsten purchased OFFiS Unternehmen fur Zeitarbeit GmbH & Co. KG, Germany's third-largest staffing services company, for $47.5 million in cash.

        In January 1996, Olsten's 50.1 percent owned Norwegian subsidiary, Norsk Personal AS, acquired Kontorsjouren AB, Sweden's third-largest staffing services company, for $5.3 million in cash.

        In January 1996, Olsten purchased 271933 Alberta Ltd., a Canadian provider of home health care, for $1.3 million in cash.

    OLSTEN CORPORATION, QUANTUM HEALTH RESOURCES, INC. AND CO-COUNSEL, INC.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                      FINANCIAL STATEMENTS -- (CONTINUED)

        In February 1996, Olsten purchased Top Notch Temporary Services, Inc. and Multiforce Temporary Services, Inc., comprising the largest privately held staffing operation in the Commonwealth of Puerto Rico, for $5.5 million in cash plus net assets acquired of approximately $4 million.

        In February 1996, Olsten purchased PartnersFirst Management Inc., a hospital based home health agency, for $10.7 million in cash.

        In March 1996, Olsten acquired ARMS, Inc., an information technology services company, for $14.5 million in cash.

     Certain acquisitions by Olsten have not been included in the unaudited pro forma combined condensed financial statements under the heading "Olsten Purchased Acquisitions, As Adjusted," as the pro forma effect was not material.

     The purchases have been adjusted to reflect the following:

        The elimination of certain corporate overhead expenses previously allocated to Nurse's House Call by its former parent, which will not have a continuing impact on the consolidated entity;

        Amortization of excess purchase price of $148 million over net book value of assets acquired, which is being amortized over lives ranging from 10 to 40 years, on a straight-line basis;

        The sum of eliminating interest income associated with $85 million in cash paid for certain of the acquisitions and interest expense on debt associated with financing the remaining $97 million in acquisitions; and

        An adjustment to income taxes based on income before income taxes and minority interests using the applicable income tax rate.

     The unaudited pro forma combined condensed statement of income for the first quarter ended March 31, 1996 has not been adjusted for the 1996 acquisitions as the pro forma effect of the acquisitions, not already included in the historical results, was not material.

3.  MERGER AND INTEGRATION COSTS, RESTRUCTURING AND OTHER NON-RECURRING CHARGES

     Olsten's results for the 1993 fiscal year are net of merger and integration costs associated with the merger with Lifetime Corporation, which reduced net income by $58.7 million, net of tax, and an extraordinary charge of $14.7 million, net of tax, related to debt prepayment penalties.

     Quantum's results for the first quarter of 1996 included a charge of $5.5 million ($3.2 million, net of tax) related to settlement of certain shareholder litigation.

     Quantum's results for the 1995 fiscal year included charges totalling $12.3 million ($7.4 million, net of tax) related to a settlement associated with a State of California billing dispute ($3.9 million, net of tax), a restructuring charge ($1.3 million, net of tax) and certain other unusual charges ($2.2 million, net of tax), including a write-off of Quantum's physician practice management business and costs of relocation of Quantum's corporate headquarters from California to Indiana.

     For the 1993 fiscal year, Quantum recorded a charge of $.6 million, net of tax, to provide for merger and transaction costs related to an acquisition.

4.  PRO FORMA ADJUSTMENTS

     A. COMMON SHAREHOLDERS' EQUITY The common shareholders' equity account of Olsten as of March 31, 1996 has been adjusted to reflect the assumed issuance of approximately 8.8 million and 420 thousand

    OLSTEN CORPORATION, QUANTUM HEALTH RESOURCES, INC. AND CO-COUNSEL, INC.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                      FINANCIAL STATEMENTS -- (CONTINUED)

        shares of Class B Stock in exchange for all of the issued and outstanding Quantum and Co-Counsel Common Stock based upon the conversion number of .58 of one share of Class B Stock for each share of Quantum Common Stock and the assumed conversion number of .1069 of one share of Class B Stock for each share of Co-Counsel Common Stock, respectively.

     B. SHARE INFORMATION Pro forma earnings (loss) per primary and fully diluted share for each period are based on the combined weighted average number of common shares outstanding, after adjusting Quantum's and Co-Counsel's historical amounts for the conversion of Quantum's and Co-Counsel's average shares outstanding into shares of Class B Stock at the conversion number of .58 and the assumed conversion number of .1069, respectively. Olsten historical and pro forma per share information has been retroactively restated for the three-for-two stock splits declared by Olsten on February 16, 1996 and on February 2, 1993.

5.  REDEMPTION OF CONVERTIBLE DEBENTURES

     On May 13, 1996, Olsten called for redemption on May 28, 1996 all of its outstanding 4 7/8% Convertible Subordinated Debentures due 2003. Substantially all of the $125 million principal amount of the Debentures was converted into Olsten Common Stock with approximately 5,381,000 shares being issued. The unaudited pro forma combined condensed financial statements have not been adjusted to reflect the conversion of the Debentures.

     The effect of the conversion of the Debentures on the unaudited pro forma combined condensed balance sheet as of March 31, 1996 would be as follows:

                                                                                   PRO FORMA
                                                                  PRO FORMA        COMBINED,
                                                                  COMBINED        AS ADJUSTED
                                                                  ---------       -----------
                                                                        (IN THOUSANDS)
    Long-term debt..............................................  $ 532,304        $ 407,458
    Shareholders' equity........................................  $ 605,244        $ 730,090

                                   THE MERGER

     The following is a brief summary of certain aspects of the Merger. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement and Plan of Merger, which is attached to this Proxy Statement and Prospectus as Annex A and is incorporated herein by reference.

BACKGROUND OF THE MERGER

     In order to stay competitive and to maximize shareholder value, the Co-Counsel Board and senior management believe that it is critical for Co-Counsel to expand into new geographic markets as rapidly as possible before competitors become entrenched. The Co-Counsel Board does not believe that Co-Counsel has all of the necessary financial and other resources to accelerate its expansion rate, and has concluded that, in order to meet its expansion targets, Co-Counsel must either position itself with a strong financial partner or undertake a significant financing. The Co-Counsel Board has concluded that the financing alternative is not feasible at this time on terms favorable to Co-Counsel and its shareholders.

     On December 12, 1995, DeBellas & Co., acting on behalf of Olsten, arranged a meeting among Joseph A. Turano, III, President and Chief Executive Officer of Co-Counsel, Fredrick A. Huttner, President of Huttner & Co., a consultant working with Co-Counsel, and Richard A. Piske, III, President of Olsten Staffing Services. The meeting, which was conducted at Olsten's headquarters, was held to explore the potential interest by both parties in the acquisition of Co-Counsel by Olsten. The discussions at the meeting centered mainly on growth and expansion potential, business philosophy, and integration of the different corporate cultures. As a result of that meeting, the parties signed a confidentiality agreement, to permit additional discussions and the provision to Olsten by Co-Counsel of non-public information concerning Co-Counsel.

     On February 1 and 2, 1996, Lisa Moore Turano, Chairman of the Board of Directors and Founder of Co-Counsel, Mr. Turano and Mr. Huttner met with management representatives of Olsten to discuss further the possibility of an acquisition. As part of this meeting, certain financial information of Co-Counsel was provided to Olsten.

     During the regularly scheduled monthly teleconference of the Co-Counsel Board on February 22, 1996, management discussed the status of the negotiations with Olsten. It was the consensus of the Co-Counsel Board to continue the discussions. The Co-Counsel Board discussed the treatment of the Warrants and the need for any transaction to accommodate those securities.

     On February 26, 1996, management representatives of Olsten and Co-Counsel met at Olsten's headquarters to discuss operational and strategic business issues. The framework of a merger was discussed, as this related to the historical financial results of Co-Counsel and projections of the growth opportunity that existed within the legal staffing industry over the next five years. Olsten expressed its interest in maintaining the continuity of management of Co-Counsel and, accordingly, the terms of the proposed employment contracts for Mr. Turano and Ms. Turano were discussed.

     Co-Counsel engaged Sanders Morris Mundy Inc. ("SMM") on March 4, 1996, to provide financial advisory services related to the proposed merger and the proposed employment arrangement for Mr. Turano. SMM assisted Co-Counsel in the negotiation process to determine the value of the business of Co-Counsel and the acquisition price, as well as to establish certain incentive targets for Mr. Turano's employment arrangement. See "-- Interests of Certain Persons in the Merger -- Employment Agreements."

     During February and early March of 1996, Co-Counsel also held discussions with several other large companies within the temporary staffing industry regarding their interest in acquiring Co-Counsel. These other companies focused primarily on the performance of Co-Counsel's current offices and historical financial results and specifically on the negative impact that the opening of the New York and Los Angeles offices had on earnings. As a result, the price ranges which were being considered by the other companies were significantly lower than the range which was being discussed with Olsten. The discussions with Olsten focused on the potential growth of Co-Counsel's current offices, and the future expansion capability of the legal staffing industry, as well as the historical operations of the business. The Co-Counsel Board concluded that it was in the best interest of Co-Counsel to proceed with the negotiations with Olsten.

     On March 20, 1996, Olsten sent a letter to Co-Counsel expressing interest in continuing the discussions and informing Co-Counsel that a written proposal would be made by April 5, 1996. On April 4, 1996, Olsten proposed for discussion to Co-Counsel a term sheet outlining the principal terms of the Olsten proposal. The term sheet stated that the financial consideration would be 420,000 shares of Class B Stock and that the transaction would be accounted for as a "pooling of interests" and also included the material terms of Mr. Turano's employment contract.

     On April 5, 1996, William L. Lurie and Don A. Sanders, members of the Co-Counsel Board, and management representatives of Olsten discussed the Olsten term sheet and Olsten management representatives discussed their interest in proceeding with the acquisition of Co-Counsel.

     At a meeting of the Co-Counsel Board on April 8, 1996, the Co-Counsel Board approved moving forward with the transaction, on the terms contained in the Olsten term sheet.

     On May 13, 1996, the Co-Counsel Board met, with all Board members present. Management discussed the status of the negotiations with Olsten, the fluctuations in Olsten's stock price, the status of the lawsuit relating to Co-Counsel's initial public offering styled Of Counsel Enterprises, Inc., et al
v. L.C. Wegard & Co., Inc., et al in the United States District Court for the Southern District of Texas (the "IPO Litigation") and the selection by the Co-Counsel Board of Stephens Inc. to review the transaction and provide an opinion on the fairness to the disinterested shareholders of Co-Counsel from a financial point of view. See "-- Fairness Opinion."

     During the next two weeks, phone calls among management of Olsten, Co-Counsel, and Co-Counsel's Board took place on a frequent basis to discuss issues related to the IPO Litigation, the details of provisions made for the Warrants, employment contract terms, and the terms and conditions of the financial consideration for the Merger. Mr. Turano then polled the Co-Counsel directors over the May 25-26 weekend and received a unanimous vote to approve the proposed Merger Agreement and Plan of Merger. The definitive Merger Agreement was signed and announced on May 28, 1996.

RECOMMENDATION OF THE CO-COUNSEL BOARD; EFFECTS OF AND REASONS FOR THE MERGER

     The Co-Counsel Board believes that the terms of the Merger are fair to, and in the best interests of, Co-Counsel and its shareholders. Accordingly, the Co-Counsel Board has unanimously approved the Merger Agreement and the Plan of Merger and the transactions contemplated thereby, and recommends approval of the Plan of Merger by Co-Counsel shareholders.

     The Co-Counsel Board believes that the Merger offers Co-Counsel shareholders the opportunity to participate in an enterprise with the financial strength and geographic and service diversity necessary to capitalize on the opportunities in the changing and increasingly competitive staffing industry and that, without the Merger or a similar strategic transaction, Co-Counsel would lack the financial and other resources to maximize its competitive potential beyond the near term.

     In reaching its conclusions, the Co-Counsel Board considered, among other things, (i) the Merger Agreement, the Plan of Merger and the proposed specific terms of the Merger, (ii) information concerning the financial performance, condition, business operations and prospects of each of Olsten and Co-Counsel,
(iii) historical market prices and trading information with respect to Co-Counsel Common Stock and Olsten Common Stock, (iv) the potential efficiencies, economies of scale and other synergies that may be realized as a result of the combination of Co-Counsel's and Olsten's businesses, and (v) the proposed structure of the Merger, which will permit Co-Counsel shareholders to have all of their shares of Co-Counsel Common Stock that are initially converted into Class B Stock subsequently converted into Olsten Common Stock. In addition, the members of the Co-Counsel Board reviewed the ability of Co-Counsel to achieve effectively its goals of expanding into new markets. The Co-Counsel Board again concluded that Co-Counsel by itself lacked the financial and other resources to maximize its competitive potential beyond the near term.

     THE CO-COUNSEL BOARD UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY, AND RECOMMENDS THAT SHAREHOLDERS OF CO-COUNSEL VOTE "FOR" APPROVAL AND ADOPTION OF THE PLAN OF MERGER PURSUANT TO THE MERGER AGREEMENT.

FAIRNESS OPINION

     Stephens Inc. was engaged to render to the Co-Counsel Board an opinion as to the fairness to the disinterested shareholders of Co-Counsel, from a financial point of view, of the consideration to be received by these Co-Counsel shareholders in the Merger (the "Fairness Opinion"). Co-Counsel selected Stephens Inc. on the basis of Stephens Inc.'s experience and expertise in mergers and acquisitions as well as Stephens Inc.'s familiarity with Co-Counsel. Stephens Inc., as part of its investment banking business, is regularly engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions, and valuations for estate, corporate and other purposes. In the ordinary course of business, Stephens Inc. and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions, as principal or for the accounts of customers, in debt or equity securities or options on securities of Co-Counsel and of Olsten.

     At the June 12, 1996 meeting of the Co-Counsel Board, Stephens Inc. delivered its written opinion that, as of such date, based upon the procedures followed, factors considered and assumptions made by Stephens Inc. as set forth in such opinion, the consideration to be received by the disinterested shareholders of Co-Counsel in the Merger was fair to them from a financial point of view. A copy of the Fairness Opinion dated June 12, 1996 is attached hereto as Annex B. Shareholders are urged to read carefully the complete text of the Fairness Opinion.

     In connection with rendering its Fairness Opinion, Stephens Inc. has (i) reviewed the Merger Agreement and Plan of Merger and a preliminary draft of the Proxy Statement and Prospectus to be filed in connection with the Merger; (ii) reviewed certain publicly available financial statements and reports regarding Co-Counsel and Olsten; (iii) reviewed certain publicly available reports on Co-Counsel and Olsten prepared by securities analysts; (iv) analyzed certain internal financial statements and other financial and operating data (including financial projections) concerning Co-Counsel prepared by management of Co-Counsel; (v) discussed with management of Co-Counsel the operations of and future business prospects for Co-Counsel; (vi) discussed with management of Olsten the operations of and future business prospects for Olsten and the anticipated financial consequences of the Merger to Olsten; (vii) reviewed the reported prices and trading activity for the Olsten Common Stock and the Co-Counsel Common Stock; (viii) compared the financial performance of Co-Counsel and of Olsten and the prices and trading activity of the Co-Counsel Common Stock and of the Olsten Common Stock with that of certain other comparable publicly traded companies and their securities; (ix) reviewed the financial terms, to the extent publicly available, of certain comparable transactions; and (x) performed such other analyses and provided such other services as Stephens Inc. deemed appropriate. The Co-Counsel Board did not impose any limitations upon the scope of Stephens Inc.'s investigation with respect to Stephens Inc. rendering the Fairness Opinion. Although Stephens Inc. evaluated the financial terms of the Merger in rendering the Fairness Opinion, Stephens Inc. was not asked to, and did not, recommend the specific Merger consideration.

     In rendering the Fairness Opinion, Stephens Inc. assumed and relied upon the accuracy and completeness of the information reviewed by it for purposes of rendering the Fairness Opinion and assumed that all financial and operating data provided were reasonably prepared on bases reflecting the best currently available estimates and judgments of management. Stephens inquired into the reliability of such information and data only to the limited extent necessary to provide a reasonable basis for its opinion. It did not make any independent appraisal or evaluation of the assets of Co-Counsel. The Fairness Opinion is necessarily based on economic, market, and other considerations as in effect on the date of the Fairness Opinion. The Fairness Opinion should not be deemed to constitute a recommendation by such firm to any Co-Counsel shareholder on how to vote with respect to the Plan of Merger.

     The following is a summary of the analyses on which Stephens Inc. based the Fairness Opinion. The results of the valuation methods described in this summary were delivered to the Co-Counsel Board on June 12, 1996.

     Exchange Ratio Analysis. The closing price of the Co-Counsel Common Stock on June 7, 1996 (the last practicable date prior to the date of the opinion letter) was $2.75 per share. The closing price of Olsten Common Stock on the same day was $29.875 per share. Based on the assumed Conversion Number, the implied value per share of Co-Counsel Common Stock was $3.19. Stephens Inc. compared the implied value per share to its June 7, 1996 price of $2.75, its price on May 24, 1996 (the last trading day prior to the announcement of the Merger) of $2.31 (due to lack of trading volume on May 24, 1996, this price represents the average of the bid/ask prices), its 30-day average price (prior to the announcement of the Merger) of $2.00 and Co-Counsel's 52-week high and low share prices (prior to the announcement of the Merger) of $2.50 and $0.50, respectively, and noted purchase price premiums of 16.0%, 38.1%, 59.5%, 27.6%, and 538.0% respectively.

     Discounted Cash Flow Analysis of Co-Counsel. Stephens Inc. calculated the present value of the future streams of after-tax cash flows that Co-Counsel could be expected to produce over a five-year period. The analysis utilized financial and operating information relating to the business, operations and prospects of Co-Counsel provided by Co-Counsel's management and relied on certain assumptions with respect to Co-Counsel's future business and operations. After-tax cash flows were calculated as the unleveraged after-tax earnings plus depreciation and amortization less net changes in non-cash working capital and capital expenditures. Stephens Inc. calculated terminal values for Co-Counsel in the year 2000 by applying to a projected earnings before interest, taxes, depreciation and amortization ("EBITDA") a range of multiples of 10x to 14x. Stephens Inc.'s determination of the appropriate range of multiples was based on an assessment of current trading multiples of the Specialty Temporary Staffing Comparable Companies (as defined below), acquisition multiples of the Comparable Transactions (as defined below), and on Stephens Inc.'s general experience in valuations of companies. The cash flow streams and terminal values were then discounted to present values using a range of discount rates of 26.0% to 30.0%, which were chosen based on several assumptions regarding factors such as the inflation rate, interest rates, the inherent business risk in Co-Counsel's business, and the weighted average cost of capital of Co-Counsel. The analysis yielded a range of values for Co-Counsel Common Stock of $2.84 to $4.27 per share. Since the consideration to be paid is within the range of reference values so derived, Stephens Inc. believes that the discounted cash flow analysis supports the fairness from a financial point of view of the consideration to be paid.

     Analysis of Selected Publicly Traded Companies Comparable to
Co-Counsel. Using publicly available information, Stephens Inc. compared selected financial data of Co-Counsel with similar data of selected companies engaged in businesses considered by Stephens Inc. to be comparable to those of Co-Counsel. Specifically, Stephens Inc. included in its review Butler International, Inc., On Assignment, Inc., Personnel Group of America, Inc., Personnel Management, Inc., SOS Staffing Services, Inc., and Uniforce Services, Inc. (the "Specialty Temporary Staffing Comparable Companies"). Stephens Inc. calculated the multiple of, among other things, the equity market value plus net debt (total debt less cash) ("Total Market Cap.") to latest twelve months ("LTM") revenues. Stephens Inc. noted that as of June 7, 1996, the Specialty Temporary Staffing Comparable Companies traded at a mean multiple of 0.9x compared to Co-Counsel's multiple of 1.3x (based on an assumed Conversion Number and Olsten's current stock price). Stephens Inc. also calculated the current equity market value ("Market Value") to tangible common equity ("Book Value"). Stephens Inc. noted that as of June 7, 1996, the Specialty Temporary Staffing Comparable Companies traded at a mean multiple of 9.5x compared to Co-Counsel's multiple of 6.5x (based on the assumed Conversion Number of Olsten shares and Olsten's current stock price).

     Analysis of Selected Comparable Transactions. Stephens Inc. reviewed a set of eight completed transactions since August 1994 in the temporary staffing industry, which Stephens Inc. considered to be comparable transactions (the "Comparable Transactions"). The total consideration for the Comparable Transactions ranged in value from $7.9 million to $184.2 million. The Comparable Transactions included the following transactions: Interim Services Inc./Brandon Systems Corporation; COREStaff, Inc./Leafstone, Inc.; COREStaff, Inc./Datronics Management Inc.; Career Horizons, Inc./Mini-Systems Associates; AccuStaff Inc./Advance Possis Technical Services; AccuStaff Inc./Special Assistants, Inc., et al; Sun Healthcare Group, Inc./CareerStaff Unlimited, Inc.; and Medical Resources, Inc./StarMed Staffing. L.P. Stephens Inc. calculated the multiple of, among other things, the total consideration paid (equity consideration plus net debt assumed) to LTM revenues. Stephens Inc. noted that the Comparable Transactions traded at a mean multiple of 1.0x compared to Co-Counsel's multiple of 1.3x (based on the assumed Conversion Number of shares of Olsten's shares and Olsten's current stock price). Stephens Inc. also calculated the equity consideration paid as a multiple of Book Value. Stephens Inc. noted that the mean multiples for the Comparable Transactions was 5.2x compared to Co-Counsel's multiple of 6.5x (based on the Conversion Number of Olsten shares and Olsten's current stock price).

     Analysis of Selected Publicly Traded Companies Comparable to Olsten. Using publicly available information, Stephens Inc. compared financial data of Olsten with similar data of companies that are engaged in businesses considered by Stephens Inc. to be comparable to those of Olsten. Specifically, Stephens Inc. included in its review Interim Services Inc., Kelly Services, Inc., Manpower Inc., and Norrell Corporation (the "Diversified Temporary Staffing Comparable Companies"). Stephens Inc. also included in its review American HomePatient, Inc., Apria Healthcare Group, Inc., Lincare Holdings Inc. and RoTech Medical Corporation (the "Home Health Care Comparable Companies"). These comparable companies were selected based on general business, operating and financial characteristics representative of companies in industries in which Olsten operates. Stephens Inc. calculated the multiple of, among other things, the current stock price to: (i) LTM earnings per share (the "LTM P/E multiple"),
(ii) the estimated 1996 earnings per share (the "1996 P/E multiple"), and (iii) the estimated 1997 earnings per share (the "1997 P/E multiple") for Olsten, the Diversified Temporary Staffing Comparable Companies and the Home Health Care Comparable Companies. Earnings per share estimates were provided by Institutional Broker's Estimate System ("IBES"). Stephens Inc. noted that as of June 7, 1996, Olsten's LTM P/E multiple was 22.6x as compared to 25.3x for the mean of the Diversified Temporary Staffing Comparable Companies and 28.5x for the mean of the Home Health Care Comparable Companies. Olsten's 1996 P/E multiple was 18.9x as compared to 22.0x for the mean of the Diversified Temporary Staffing Comparable Companies and 22.3x for the mean of the Home Health Care Comparable Companies. Olsten's 1997 P/E multiple was 16.1x as compared to 18.7x for the mean of the Diversified Temporary Staffing Comparable Companies and 19.3x for the mean of the Home Health Care Comparable Companies.

     Stephens Inc. also calculated the multiple of, among other things, Total Market Cap. to: (i) LTM revenues, (ii) LTM EBIT, and (iii) LTM EBITDA. Stephens Inc. noted that as of June 7, 1996, Olsten Common Stock traded at 0.8x LTM revenues, 12.5x LTM EBIT and 10.5x LTM EBITDA compared to 0.6x, 14.9x and 12.3x, respectively, for the mean multiples of the Diversified Temporary Staffing Comparable Companies and 2.5x, 18.4x and 11.2x for the mean multiples of the Home Health Care Comparable Companies. Stephens Inc. also calculated the Market Values as a multiple of Book Value. Stephens Inc. noted that as of June 7, 1996, Olsten traded at a multiple of 8.9x versus 10.3x for the mean multiple of the Diversified Temporary Staffing comparable companies and 12.9x for the mean multiple of the Home Health Care Comparable Companies. Given this analysis, Stephens Inc. noted that Olsten Common Stock is generally trading at a slight discount to both the Diversified Temporary Staffing Comparable Companies and the Home Health Care Comparable Companies.

     No company or transaction used in the "Analysis of Selected Publicly Traded Companies Comparable to Co-Counsel," "Analysis of Selected Comparable Transactions," or "Analysis of Selected Publicly Traded Companies Comparable to Olsten" as a comparison is identical to Co-Counsel, Olsten or the contemplated transaction. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in operating and financial characteristics and other factors that could affect the public trading, acquisition, or other values of the Selected Publicly Traded Companies or the Selected Transactions or the company or transaction to which they are being compared.

     Olsten Common Stock Price Trading Analysis. The closing price of Olsten Common Stock on June 7, 1996 was $29.875 per share. The high and low closing prices for Olsten Common Stock for the preceding 52-week period were $33.00 and $19.41 per share, respectively. Stephens Inc. noted that Olsten's stock price has steadily appreciated in the last year due to the fact that, in part (i) Olsten's earnings have benefitted from strategic acquisitions, (ii) Olsten has grown and broadened its product and service offerings in the temporary staffing industry, and (iii) Olsten has expanded the scope and competitiveness of its health care operations by, among other things, securing large national contracts with managed care organizations. Stephens Inc. further noted that, while Olsten was trading at the upper end of its 52-week trading range, several Wall Street research analysts who follow Olsten currently recommend the purchase of Olsten Common Stock and have recently published target prices for Olsten Common Stock in the next 12 to 18 months in the range of mid to high $30's.

     Olsten Dividend Analysis. Stephens Inc. reviewed Olsten's dividend history and indicated that Olsten had recently increased its quarterly dividend to $0.07 per share from $0.0525 per share, an increase of 33%. The indicated quarterly dividend of $0.07 per share represented an annualized dividend yield (assuming a $0.28 annual dividend) of .94% based on the June 7, 1996 price of Olsten Common Stock of $29.875.

     The summary of the Stephens Inc. analyses set forth above is a general description of the material delivered to the Co-Counsel Board on June 12, 1996. The summary is not, however, a complete description of the analyses performed, or the matters considered, by Stephens Inc. in rendering its opinion.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Stephens Inc. believes that the analyses must be considered as a whole and that selecting portions of the analyses, without considering all analyses, would create an incomplete view of the processes underlying its opinion. In its analyses, Stephens Inc. made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Co-Counsel. The analyses by Stephens Inc. are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of businesses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses actually may be sold. Because such analyses are inherently subject to uncertainty, none of Co-Counsel's management, the Co-Counsel Board, Stephens Inc., or any other person assumes responsibility for their accuracy.

     Co-Counsel has agreed to pay Stephens Inc. a fee of $65,000 in consideration for Stephens Inc.'s opinion. In addition, Co-Counsel has agreed to reimburse Stephens Inc. for its out-of-pocket expenses, including the reasonable fees and disbursements of counsel, and to indemnify Stephens Inc. against certain liabilities, including liabilities under the federal securities laws.

GENERAL DESCRIPTION OF THE MERGER

     Pursuant to the Merger Agreement and the Plan of Merger, Merger Sub will merge with and into Co-Counsel, the separate existence of Merger Sub will cease, and Co-Counsel will be the surviving corporation and a wholly-owned subsidiary of Olsten (the "Merger"). At the effective time of the Merger (the "Effective Time"), each share of Co-Counsel Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive that number (the "Conversion Number") of shares of Olsten's Class B Common Stock, par value $.10 per share ("Class B Stock") equal to the quotient obtained by dividing (x) 420,000 by (y) the sum of (A) the number of shares of Co-Counsel Common Stock outstanding immediately prior to the Effective Time (including those shares of Co-Counsel Common Stock which are then outstanding and are or were issued to the public as part of units (the "Units") which consist of one warrant to purchase Co-Counsel Common Stock at an exercise price of $3.75 per share (each a "Co-Counsel Warrant") and one share of Co-Counsel Common Stock, but excluding shares of Co-Counsel Common Stock issuable as part of any Units acquired upon exercise of certain nonredeemable warrants to acquire 125,000 Units at an exercise price of $3.90 per Unit issued to certain parties in connection with Co-Counsel's initial public offering (the "Representatives' Warrants")), and (B) the number of shares of Co-Counsel Common Stock issuable upon exercise in full of all options and other rights to purchase or otherwise acquire Co-Counsel Common Stock (other than the Co-Counsel Warrants and the Representatives' Warrants, collectively, the "Warrants") whether or not vested, which are outstanding immediately prior to the Effective Time. All outstanding options and warrants to acquire Co-Counsel securities will be assumed by Olsten and converted into rights to acquire Class B Stock. Accordingly, it is not necessary for holders of Warrants to exercise the Warrants prior to the Effective Time in order to receive the economic equivalent of the Merger consideration receivable by holders of Co-Counsel Common Stock. Since the Conversion Number is based on the ratio of a fixed number to a variable number of outstanding shares of Co-Counsel Common Stock, to the extent that the Warrants are exercised prior to the Effective Time, the number of outstanding shares of Co-Counsel Common Stock will increase, which increase will in turn reduce the Conversion Number. See "The Merger

Agreement -- Stock Options, Co-Counsel Warrants and Representatives' Warrants." No fractional shares of Class B Stock will be issued in the Merger, and holders of Co-Counsel Common Stock whose shares are converted in the Merger will be entitled to a cash payment in lieu of fractional shares of Class B Stock as described below under "The Merger -- No Fractional Shares."

     Each share of Class B Stock is entitled to ten votes per share and is convertible at all times, without cost to the holder, into one share of Olsten Common Stock, which is entitled to one vote per share. Shares of Class B Stock are not listed on any securities exchange and may not be transferred by the holder, except to Olsten or to certain "Permitted Transferees," as defined in "Description of Olsten Capital Stock -- Transferability and Trading Market." Olsten's Restated Certificate of Incorporation (the "Olsten Certificate") provides that shares of Class B Stock must be registered in the names of the beneficial owners thereof and not in "street" or "nominee" name. However, in order to facilitate the exchange of shares pursuant to a merger, the Olsten Certificate permits the Olsten Board to authorize (and the Olsten Board, in connection with the Merger, has authorized): (i) shares of Class B Stock to be issued in such merger to be registered and held in "street" or "nominee" name for a period ending not later than 30 days from the effective date of such merger and (ii) the transfer of such shares to the beneficial owner thereof at the time of issuance or to the nominee or Permitted Transferee of such beneficial owner. Any attempted transfer of Class B Stock other than to a Permitted Transferee (except as described in the preceding sentence) will result in automatic conversion of such Class B Stock into Olsten Common Stock. After such 30-day period, any shares of Class B Stock issued in such merger and registered at such time in "street" or "nominee" name will automatically be converted into Olsten Common Stock. See "The Merger -- Exchange of Stock Certificates" and "Description of Olsten Capital Stock -- Transferability and Trading Market."

     See "Comparison of Shareholder Rights" for a description of certain material differences between the rights of holders of Olsten Common Stock and Class B Stock and the rights of holders of Co-Counsel Common Stock. See "Description of Olsten Capital Stock" for a description of the rights, privileges and preferences of Class B Stock and Olsten Common Stock.

CLOSING; EFFECTIVE TIME

     The closing of the transactions contemplated by the Merger Agreement will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day immediately following the date on which the last of the regulatory approvals and other conditions set forth in the Merger Agreement is satisfied or waived, or at such other time as Olsten and Co-Counsel agree. The Merger will become effective upon the issuance of a certificate of merger by the Secretary of State of the State of Texas pursuant to the TBCA.

EXCHANGE OF STOCK CERTIFICATES

     As soon as reasonably practicable after the Effective Time, ChaseMellon Shareholder Services, L.L.C., which has been designated as the exchange agent (the "Exchange Agent"), will mail transmittal instructions and a letter of transmittal to each holder of Co-Counsel Common Stock. The transmittal instructions will describe the procedures for surrendering certificates that prior to the Merger represented Co-Counsel Common Stock (the "Certificates") in exchange for certificates representing Class B Stock (the "Olsten Class B Certificates"). CO-COUNSEL SHAREHOLDERS SHOULD NOT SUBMIT THEIR CERTIFICATES FOR EXCHANGE UNLESS AND UNTIL THEY HAVE RECEIVED THE TRANSMITTAL INSTRUCTIONS AND LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

     When a Co-Counsel shareholder delivers his or her Certificates to the Exchange Agent along with a properly executed letter of transmittal and any other required documents, such Certificates will be canceled and the Co-Counsel shareholder will receive Olsten Class B Certificates representing the number of shares of Class B Stock to which the Co-Counsel shareholder is entitled under the Merger Agreement, and payment in cash in lieu of any fractional shares of Class B Stock. If any Olsten Class B Certificate is to be issued in a name other than that in which the corresponding Certificate is registered, it is a condition to the exchange of the Certificate that the Co-Counsel shareholder comply with applicable transfer requirements and pay any applicable transfer or other taxes.

     THE OLSTEN BOARD HAS, IN CONNECTION WITH THE MERGER, TAKEN THE NECESSARY ACTION SO THAT, AT THE EFFECTIVE TIME, SHARES OF CLASS B STOCK MAY BE ISSUED IN "STREET" OR "NOMINEE" NAME TO A CO-COUNSEL SHAREHOLDER UPON EXCHANGE OF SUCH SHAREHOLDER'S CERTIFICATES. HOWEVER, ANY SHARES HELD AS SUCH WILL AUTOMATICALLY BE CONVERTED INTO OLSTEN COMMON STOCK NOT LATER THAN THE CLOSE OF BUSINESS ON THE 30TH DAY AFTER THE EFFECTIVE TIME (OR IF SUCH DAY IS NOT A BUSINESS DAY, ON THE FIRST BUSINESS DAY THEREAFTER) UNLESS SUCH SHARES HAVE BEEN RE-REGISTERED IN THE NAME OF THE BENEFICIAL OWNER OF SUCH SHARES (OR A PERMITTED TRANSFEREE OF SUCH BENEFICIAL OWNER). SEE "THE MERGER -- GENERAL DESCRIPTION OF MERGER" AND "DESCRIPTION OF OLSTEN CAPITAL STOCK -- TRANSFERABILITY AND TRADING MARKET."

     CO-COUNSEL SHAREHOLDERS WILL NOT BE ENTITLED TO RECEIVE ANY DIVIDENDS OR OTHER DISTRIBUTIONS ON THE CLASS B STOCK UNTIL THE MERGER HAS BEEN CONSUMMATED AND THEY HAVE EXCHANGED THEIR CERTIFICATES FOR OLSTEN CLASS B CERTIFICATES. Subject to applicable law, such dividends and distributions, if any, which have a record date after the Effective Time will be accumulated and, at the time a Co-Counsel shareholder surrenders his or her Certificates to the Exchange Agent, all accrued and unpaid dividends and distributions, together with any cash payments in lieu of fractional shares of Class B Stock, will be paid without interest.

     Shares of Class B Stock issuable in exchange for outstanding shares of Co-Counsel Common Stock, together with dividends and cash in lieu of fractional shares, which remain undistributed for 180 days after the Effective Time, shall be delivered by the Exchange Agent to Olsten, upon demand, and any holders of the Certificates who have not surrendered their Certificates shall thereafter look only to Olsten for delivery of Olsten Certificates and any cash in lieu of fractional shares and any dividends or distributions with respect to Class B Stock.

NO FRACTIONAL SHARES

     No certificates or scrip representing fractional shares of Class B Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Olsten. Each holder of shares of Co-Counsel Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Class B Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Class B Stock multiplied by the average closing price of Olsten Common Stock on the NYSE during the ten trading days immediately prior to the Effective Time. In addition, the number of shares of Class B Stock that may be purchased after the Effective Time, upon exercise of an option to purchase Co-Counsel Common Stock pursuant to Co-Counsel's Employee Stock Option Plan and Non-Employee Director Stock Option Plan (collectively, the "Plans"), the Representatives' Warrants or the Co-Counsel Warrants, shall not include any fractional share and a cash payment shall be made for any fractional share in accordance with the requirements of such Plans, Representatives' Warrant or Co-Counsel Warrant.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Co-Counsel Board with respect to the Plan of Merger, Co-Counsel's shareholders should be aware that Lisa Moore Turano and Joseph A. Turano, III, who are married and members of Co-Counsel's senior management and the Co-Counsel Board, have certain interests in the Merger that are in addition to the interests of shareholders of Co-Counsel generally. The Co-Counsel Board was aware of these interests and considered them, among other matters, in approving the Plan of Merger and the transactions contemplated thereby.

     Employment Agreements. Upon consummation of the Merger, Olsten and Co-Counsel have agreed to enter into employment agreements with Lisa Moore Turano, the current Chairman of the Co-Counsel Board, and Joseph A. Turano, III, the current President and Chief Executive Officer of Co-Counsel.

     The employment agreement with Joseph A. Turano, III provides that Mr. Turano shall continue to serve as Chief Executive Officer and President of Co-Counsel until December 31, 2001 or such earlier date as provided in such employment agreement (the "Employment Term"). Mr. Turano shall receive a base salary ("Base Salary") of $175,000 from the Effective Time through December 31, 1997, and will receive an increase of approximately fifteen percent on January 1, 1998 and annually thereafter for the remainder of the Employment Term. The employment agreement also has bonus and incentive provisions that are related to the pre-tax profit (the "Target Profits") of the legal staffing businesses of Olsten from January 1, 1997 through December 31, 2001 (the "Bonus Term"). The Target Profits are well in excess of the historical profits of Co-Counsel. In order for Mr. Turano to earn the entire additional compensation, Co-Counsel's legal staffing business must achieve Target Profits that total more than $26,000,000 for the Bonus Term. This additional compensation is earned on a pro-rata basis related to actual profits versus the Target Profits and a significant amount of this compensation is payable no earlier than January 1, 2000.

     If Mr. Turano's employment is terminated by reason of his death or by reason of physical or mental disability which makes him unable to carry out his duties for more than one hundred eighty days in any twelve month period ("Disability"), the employment agreement shall terminate and he shall receive his salary through the date of death or for Disability and a pro rata portion of any bonus or incentive amount. In addition, if his employment is terminated by him or Co-Counsel for Cause (as defined below), he shall receive his Base Salary through the date of his termination. Further, if Mr. Turano's employment is terminated by him for Good Reason (as defined below) or by Co-Counsel without Cause, Co-Counsel shall pay all amounts owing to him with respect to periods prior to such termination and the Base Salary, bonus and incentive Amount that would have been payable to him during the remainder of the term of his employment. The employment agreement also provides that upon his termination by Good Reason or by the Company for Cause, Mr. Turano shall have no obligation to seek other employment during any time period for which he may receive payment on account of such termination and, in the event that he obtains other employment during such period, Co-Counsel's obligations to make payments shall not be reduced. In addition, the employment agreement provides that during the Covenant Period (as defined below), Mr. Turano shall not directly or indirectly own, manage, operate, control or be employed by any business competitive with the business conducted by Co-Counsel or any business conducted by Olsten or any of its subsidiaries in which he had substantial involvement during his term of employment. If Mr. Turano violates the non-competition covenant described in the previous sentence then he shall be deemed to have irrevocably forfeited any right to receive further payments pursuant to the employment agreement.

     Mr. Turano's employment agreement provides that Co-Counsel will indemnify him against any judgments, fines and amounts paid in settlement incurred by him in connection with any threatened, pending or completed action, suit or proceeding to which he was or at any time becomes a party by reason of the fact that he was a director, officer, employee or agent of Co-Counsel. However, no indemnity shall be paid by Co-Counsel (i) on account of conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest; or (ii) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful. See "The Merger
Agreement -- Indemnification."

     The employment agreement with Lisa Moore Turano provides that she will serve as a senior executive officer of Co-Counsel engaged in high profile marketing and promotional activities, at an annual salary of $125,000. Her employment agreement provides for a term of one year and shall automatically be extended from year to year thereafter unless she or Co-Counsel terminates the agreement. Until the later of the fourth anniversary of the Effective Time or the second anniversary of her termination of employment, she shall not directly or indirectly own, manage, operate, control or be employed by any business competitive with the business conducted by Co-Counsel or any business conducted by Olsten or any of its subsidiaries in which she had substantial involvement during her term of employment. Ms. Turano's employment agreement contains the same indemnification provisions as Mr. Turano's employment agreement.

     Co-Counsel has entered into an employment agreement with Mr. Joseph G. McDevitt, Vice-President of Finance, providing that if his employment is terminated as the result of the elimination of his position in connection with the consummation of the Merger, he is entitled to receive eight months' salary.

     The current Co-Counsel Board has authorized certain bonuses to be paid upon consummation of the Merger. Upon consummation of the Merger, Mr. Turano shall receive a bonus of $75,000 and Ms. Turano shall receive a bonus worth approximately $40,000.

ACCELERATION OF STOCK OPTIONS

     The Plans contain a "change of control" provision that provides that all options granted under the Plans which are outstanding at the time of a "change in control" (as defined in the Plans) shall immediately become exercisable. The Merger will constitute a "change of control," and therefore all outstanding options will become exercisable upon consummation of the Merger. There are currently 187,000 shares subject to options under the Plans, 142,500 of which will accelerate upon consummation of the Merger. The Conversion Number calculation set forth in the Merger Agreement and described herein takes into consideration these option shares. All outstanding options will be assumed by Olsten and converted into rights to acquire Class B Stock.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following discussion summarizes certain of the principal federal income tax considerations associated with the Merger and the conversion of Class B Stock received in the Merger into Olsten Common Stock under the Internal Revenue Code of 1986, as amended (the "Code"). As it is not feasible to describe all of the tax consequences associated with the Merger and the holding and disposition of Class B Stock received in the Merger, each Co-Counsel shareholder should consult his or her tax advisor with respect to the tax consequences of the Merger, the holding and disposing of Class B Stock received in the Merger, and the conversion of Class B Stock into Olsten Common Stock applicable to his or her specific circumstances. The following discussion applies to Co-Counsel shareholders who hold their Co-Counsel shares as capital assets, and does not address the potential tax consequences applicable to Co-Counsel shareholders who are dealers in securities, or those who acquired their Co-Counsel Common Stock through stock option or stock purchase programs or other employee plans or otherwise as compensation, who are subject to special treatment under the Code (such as insurance companies, tax-exempt organizations, financial institutions, nonresident alien individuals or foreign entities). Furthermore, it does not address any potential tax consequences applicable to the holders of options or Warrants to purchase Co-Counsel Common Stock assumed by Olsten in the Merger.

     The following summary is based on the Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the Merger to Co-Counsel, Olsten and their respective shareholders. The following discussion addresses only certain federal income tax matters and does not consider any state, local or foreign tax consequences of the Merger, the holding or disposing of the Class B Stock (other than the conversion of such Class B Stock into Olsten Common Stock), or the other transactions described in this Proxy Statement and Prospectus.

     Neither Olsten nor Co-Counsel has requested or will request any ruling from the Internal Revenue Service in connection with the Merger, the holding or disposing of the Class B Stock, or the conversion of Class B Stock into Olsten Common Stock. However, the Merger has been structured with the intention that it qualify as a reorganization under section 368(a) of the Code, and the conversion of the Class B Stock into Olsten Common Stock is intended to qualify as either an additional reorganization under section 368(a) of the Code or as an exchange of stock under section 1036 of the Code. The obligation of Co-Counsel to consummate the Merger is conditioned upon the delivery by Bracewell & Patterson, L.L.P., Co-Counsel's attorneys, of an opinion to the effect that (i) the Merger will be a reorganization for federal income tax purposes as defined under section 368(a) of the Code, (ii) Co-Counsel will be a party to the reorganization as defined by section 368(b) of the Code, (iii) no gain or loss will be recognized by Co-Counsel as a result of the Merger, (iv) no gain or loss will be recognized by any Co-Counsel shareholder as a result of the Merger with respect to the conversion of Co-Counsel Common Stock solely into Class B Stock, and (v) no gain or loss will be recognized by any Co-Counsel shareholder as a result of the conversion of the Class B Stock into Olsten Common Stock. Such tax opinion will be subject to certain assumptions and qualifications and will be based, among other things, on representations and assumptions relating to certain facts and circumstances of, and the intentions of the parties to, the Merger, which assumptions have been made with the consent of Co-Counsel. Such opinion will neither be binding on the Internal Revenue Service nor preclude it from adopting a contrary position.

     Although Co-Counsel's attorneys anticipate that they will render the contemplated opinion, if such opinion is not received, the Merger will not be consummated unless the condition requiring the receipt of such opinion is waived. Co-Counsel currently anticipates that such opinion will be delivered and that Co-Counsel will not waive the condition requiring receipt of such opinion.

     Qualification of the Merger as a reorganization depends on compliance with certain technical requirements of federal income tax law, including, among others, the requirement that a continuity of proprietary interest be maintained by the shareholders of the merged corporation. In order for this requirement to be satisfied, the shareholders of Co-Counsel must not, pursuant to a plan or intention existing at or prior to the Merger, dispose of so much of either (i) their shares of Co-Counsel Common Stock in anticipation of the Merger, or (ii) the Class B Stock received pursuant to the Merger such that the holders of shares of Co-Counsel Common Stock, as a group, would no longer have a significant equity interest in the Co-Counsel business being conducted by the combined companies after the Merger. It is the position of the Internal Revenue Service that the continuity of interest requirement generally will be considered satisfied if the shareholders of the merged corporation receive in the aggregate (and have no plan to dispose of) stock of the acquiring corporation equal in value to at least 50% of the value of all of the formerly outstanding stock of the acquired corporation as of the effective date of the reorganization, and a decision of the United States Supreme Court indicates that continuity of interest in the range of 40% is sufficient.

     With the exception of cash paid in lieu of fractional shares, the Merger Agreement provides that all of the consideration paid by Olsten to Co-Counsel shareholders in exchange for their Co-Counsel Common Stock pursuant to the Merger will consist of Class B Stock. Satisfaction of the continuity of interest requirement, however, depends in part on actions that may be taken by Co-Counsel shareholders either before or after the consummation of the Merger over which neither Co-Counsel nor Olsten has any control. Accordingly, there can be no assurance that the continuity of interest requirement will be satisfied with respect to the Merger. If the continuity of interest requirement (or any other requirement for reorganization treatment under the Code) is not satisfied, the Merger will not be treated as a reorganization and material adverse tax consequences will result to some or all of the holders of Co-Counsel Common Stock.

     Tax Consequences of Merger to Co-Counsel Shareholders. Assuming the Merger is treated as a reorganization under the Code, the following federal income tax consequences, among others, generally will apply to Co-Counsel shareholders:

          (a) Except for cash received in lieu of fractional share interests, a holder of shares of Co-Counsel Common Stock who exchanges such shares for Class B Stock will not recognize any gain or loss upon such exchange;

          (b) The aggregate adjusted tax basis in the shares of Class B Stock received in such exchange will be equal to the aggregate adjusted tax basis of the shares of Co-Counsel Common Stock surrendered therefor (decreased by the amount of any tax basis allocable to fractional shares of Class B Stock in lieu of which cash will be paid);

          (c) Each holder of Co-Counsel Common Stock who held such stock as a capital asset at the Effective Time will include in his holding period for the Class B Stock received in the Merger the holding period of the shares of Co-Counsel Common Stock exchanged for such shares;

          (d) A holder of shares of Co-Counsel Common Stock who receives cash in the Merger in lieu of a fractional share interest in Class B Stock will be treated as if the fractional share interest of Class B Stock was distributed to such holder and then redeemed by Olsten for cash. The deemed redemption will be treated as a distribution in full payment in exchange for the fractional share interest of the Class B Stock deemed received by the holder under section 302(a) of the Code. Accordingly, such holder will recognize a gain or loss equal to the difference between the amount of cash received and the portion of such holder's adjusted tax basis in the shares of Co-Counsel Common Stock allocable to the fractional share interest of Class B Stock. The gain or loss will be long-term capital gain or loss provided the holder of the shares of Co-Counsel Common Stock deemed surrendered for such fractional share interest of Class B Stock were held as a capital asset as of the Effective Time and for a period of more than one year.

     Irrespective of the reorganization status of the Merger, a recipient of shares of Class B Stock will recognize income if and to the extent any such shares are considered to be received in exchange for services or property (other than Co-Counsel Common Stock). All or a portion of such income may be taxable as ordinary income. Gain also will be recognized if and to the extent a Co-Counsel shareholder is treated as receiving (directly or indirectly) consideration other than Class B Stock in exchange for his or her Co-Counsel Common Stock.

     Tax Consequences to Co-Counsel Shareholders on Conversion of Class B Stock to Olsten Common Stock. Assuming that the conversion of the Class B Stock to Olsten Common Stock qualifies as a reorganization under the Code or as an exchange of stock described in section 1036 of the Code, such conversion of Class B Stock into Olsten Common Stock by a Co-Counsel Shareholder who acquired his or her Class B Stock as a result of the Merger will not result in the recognition of gain or loss to such Co-Counsel Shareholder for federal income tax purposes.

     Tax Consequences to Olsten and Co-Counsel. Assuming the Merger is treated as a reorganization under the Code, generally no gain or loss will be recognized by Olsten, Merger Sub or Co-Counsel as a result of the Merger. The Merger will not have any tax consequences for Olsten stockholders.

     THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT A COMPLETE DESCRIPTION OF ALL POTENTIAL TAX CONSEQUENCES THAT MAY OCCUR AS A RESULT OF THE MERGER, HOLDING AND DISPOSING OF CLASS B STOCK RECEIVED IN THE MERGER, OR CONVERSION OF CLASS B STOCK INTO OLSTEN COMMON STOCK. CO-COUNSEL SHAREHOLDERS SHOULD THEREFORE CONSULT THEIR TAX ADVISORS REGARDING THE FEDERAL TAX CONSEQUENCES OF THE MERGER, THE HOLDING AND DISPOSING OF CLASS B STOCK RECEIVED IN THE MERGER, AND THE CONVERSION OF CLASS B STOCK INTO OLSTEN COMMON STOCK, THE EXERCISE OF ANY OPTIONS OR WARRANTS TO PURCHASE CO-COUNSEL COMMON STOCK ASSUMED IN THE MERGER, AND THE TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR OTHER JURISDICTION OF THE ABOVE-DESCRIBED TRANSACTIONS.

FEDERAL SECURITIES LAW MATTERS

     The issuance of the Class B Stock pursuant to the Merger Agreement (and the issuance of the Olsten Common Stock upon conversion of such Class B Stock) has been registered under the Securities Act. The Olsten Common Stock into which such shares of Class B Stock are convertible will be available for resale without restriction (i) immediately and without any limitation, except for shares issued to any person who may be deemed to be an "Affiliate" (as such term is defined for purposes of Rule 145 under the Securities Act) of Co-Counsel at the time of the Special Meeting and (ii) immediately after expiration of the Restricted Period (as defined below) by the present holders of Co-Counsel Common Stock who are Affiliates and who comply with the requirements of Rule 145(d)(1) in effecting such resales. Olsten has agreed to use all reasonable efforts to insure that Rule 144 and Rule 145 remain available for Affiliates to resell their shares of Olsten Common Stock. Persons who may be deemed Affiliates of Co-Counsel generally include individuals or entities that control, are controlled by, or are under common control with, Co-Counsel, and may include certain officers and directors, as well as principal shareholders, of Co-Counsel.

     SEC guidelines indicate further that the "pooling of interests" method of accounting (as described below in "-- Accounting Treatment") generally will not be challenged on the basis of sales of shares by Affiliates of the acquiring or acquired company if the Affiliates do not dispose of any more than a de minimus number of the shares of the acquiring or acquired company that the Affiliates own or shares of a corporation they receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined enterprise have been published (the "Restricted Period"). Each of Olsten and Co-Counsel has procured written agreements ("Affiliate Agreements") from persons identified by Co-Counsel as Affiliates of Co-Counsel, containing appropriate representations and covenants intended to ensure compliance with the Securities Act and to preserve the ability to account for the Merger as a "pooling of interests." All of Co-Counsel's Affiliates have executed Affiliate Agreements. See "The Merger Agreement -- Conditions to the Merger."

     If the Merger is consummated, the Co-Counsel Common Stock will no longer be quoted on NASDAQ and will be deregistered under the Exchange Act. Olsten will be subject to certain reporting obligations under the Exchange Act with respect to the Class B Stock so long as the Class B Stock is held by at least 300 holders of record.

ACCOUNTING TREATMENT

     It is the intention of Olsten and Co-Counsel that the transactions contemplated by the Merger Agreement are to result in a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of Olsten and Co-Counsel will be aggregated to the combined company at their recorded amounts, income of the combined company will include income of Olsten and Co-Counsel for the entire fiscal year in which the Merger occurs, and the reported results of operations of the separate corporations for prior periods will be combined and restated as that of the combined company. The obligation of Olsten to consummate the Merger is subject to the condition that Olsten shall have received an opinion from its independent accountants, Coopers & Lybrand, LLP ("C&L") to the effect that the business combination to be effected by the Merger would be properly accounted for as a "pooling of interests" in accordance with generally accepted accounting principles and all published rules, regulations and policies of the SEC. Co-Counsel has agreed to use reasonable best efforts to cause its independent certified public accountants, BDO Seidman, LLP ("BDO"), to cooperate fully with C&L, including delivering to Co-Counsel a letter substantially similar to C&L's letter to Olsten. In addition, each of Olsten and Co-Counsel has received from its independent accountants a letter stating that, based upon certain assumptions, the Merger will be properly accounted for as a "pooling of interests." See "The Merger Agreement -- Conditions to the Merger."

LISTING ON NYSE

     Olsten has agreed to use its reasonable best efforts to cause the shares of Olsten Common Stock issuable upon conversion of the Class B Stock to be issued pursuant to the Merger Agreement to be listed on the NYSE, subject to notice of official issuance thereof. The listing of such shares is a condition to the obligations of the parties to effect the Merger under the Merger Agreement. See "The Merger Agreement -- Conditions to the Merger."

DISSENTERS' RIGHTS

     The TBCA, Articles 5.11 through 5.13, entitles any shareholder of record of Co-Counsel who objects to the Plan of Merger and who follows the procedures prescribed by such Articles, in lieu of receiving the consideration proposed under the Merger Agreement, to receive cash equal to the "fair value" of his or her shares as determined by appraisal. Set forth below is a summary of the procedures relating to the exercise of the right to dissent as provided in the TBCA, which have been reproduced in full as Annex C of this Prospectus and Proxy Statement. The summary does not purport to be complete and is qualified in its entirety by reference to Articles 5.11, 5.12 and 5.13 of the TBCA as set forth in Annex C. Failure to comply with any of the required steps may result in termination of any such right to dissent the shareholder may have under the TBCA.

     Co-Counsel shareholders who follow the procedures set forth in Articles
5.12 and 5.13 of the TBCA may receive a cash payment equal to the fair value of their shares of Co-Counsel Common Stock determined as of the day immediately preceding the Special Meeting, excluding any appreciation or depreciation in anticipation of the Merger. Unless all the procedures set forth in Articles 5.12 and 5.13 are followed by a shareholder who wishes to exercise dissenters' rights, such shareholder will be bound by the terms of the Merger. To be entitled to a cash payment upon exercise of dissenters' rights, a shareholder must (i) file with Co-Counsel, prior to the Special Meeting, a written objection to the Merger, setting out that the shareholder's right to dissent will be exercised if the Merger is effected and giving the shareholder's address to which notice thereof shall be delivered or mailed in the event the Merger is consummated, (ii) not vote his shares in favor of the adoption and approval of the Plan of Merger, and (iii) demand such cash payment in writing within 10 days after the delivery or mailing by Co-Counsel of a notice that the Merger has become effective, which notice must be delivered or mailed to the shareholder within 10 days after the Merger is effected. The failure of a shareholder to vote such shareholder's shares against the Plan of Merger will not constitute a forfeiture of such shareholder's dissenters' rights, so long as the shareholder does not vote such shares in favor of the Merger and the other statutory requirements are met. The demand must state the number and class of shares owned by the shareholder and the fair value of such shares as estimated by the shareholder. Any shareholder failing to make demand within the 10-day period shall be bound by the Plan of Merger. Within 20 days after demanding payment for his shares, each holder of certificates formerly representing such shares so demanding payment shall submit such certificates to Co-Counsel for notation thereof that such demand has been made. The failure of holders of such certificates to do so shall, at the option of Co-Counsel, terminate such shareholders' rights to dissent unless a court of competent jurisdiction for good and sufficient cause shall otherwise direct.

     Within 20 days after receipt by Co-Counsel of a demand for payment made by a dissenting shareholder, Co-Counsel shall deliver or mail to the dissenting shareholder a written notice that shall either set out that Co-Counsel accepts the amount claimed in the demand and agrees to pay that amount within 90 days after the Effective Time, upon the surrender of the share certificates duly endorsed, or shall contain an estimate by Co-Counsel of the fair value of such shareholder's shares of Co-Counsel Common Stock, together with an offer to pay the amount of that estimate within 90 days after the Effective Time, upon the surrender of the certificates for shares of Co-Counsel Common Stock duly endorsed, and upon receipt of notice within 60 days after the Effective Time from the shareholder that the shareholder agrees to accept that amount.

     If, within 60 days after the Effective Time, Co-Counsel and the shareholder agree upon the value of the shares, Co-Counsel shall pay for the shares within 90 days after the Effective Time and upon surrender of the certificates for the shares duly endorsed. Upon such payment, the shareholder shall cease to have any interest in the shares or in Co-Counsel.

     If, within the period of 60 days after the Effective Time, the dissenting shareholder and Co-Counsel do not so agree, then the shareholder or Co-Counsel may, within 60 days after the expiration of such 60-day period, file a petition in any court of competent jurisdiction in Harris Country, Texas, asking for a finding and determination of the fair value of the shareholder's shares. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to Co-Counsel and to the shareholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by Co-Counsel. Co-Counsel and all Co-Counsel shareholders so notified shall be bound by the final judgment of the court.

     After the hearing of the petition, the court shall determine the shareholders who have complied with the relevant provisions of the TBCA and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. In addition to having the power to examine the books and records of Co-Counsel, the appraisers shall afford a reasonable opportunity to the parties interested to submit to the appraisers pertinent evidence as to the value of their shares.

     The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by Co-Counsel together with interest thereon, beginning 91 days after the Effective Time to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of shares only upon and simultaneously with, the surrender to Co-Counsel of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in those shares or in Co-Counsel. The court shall allow the appraisers a reasonable fee as court costs, and all costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

     Any shareholder who has demanded payment for his or her shares in accordance with the TBCA shall not thereafter be entitled to vote or exercise any other rights of a shareholder, except the right to receive payment for his or her shares in accordance with the TBCA and the right to maintain an appropriate action to obtain relief on the ground that the Merger would be or was fraudulent. The shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

     Any shareholder who has demanded payment for his or her shares in accordance with Article 5.12 may withdraw such demand at any time before payment for his or her shares or before any petition has been filed pursuant to the TBCA asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless Co-Counsel shall consent thereto, after any such petition has been filed. If, however, (i) such demand shall be withdrawn as provided above, (ii) pursuant to
Article 5.13, Co-Counsel shall terminate the shareholder's rights under Article 5.12, (iii) no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article
5.12 or (iv) after the hearing of a petition filed pursuant to Article 5.12, the court shall determine that such shareholder is not entitled to the relief provided by Article 5.12, then, in any such case, (A) such shareholder and all persons claiming under such shareholder shall be conclusively presumed to have approved and ratified the Plan of Merger and shall be bound thereby, (B) the right of such shareholder to be paid the fair value of his or her shares shall cease, and his or her status as a shareholder shall be restored without prejudice to any corporate proceedings that may have been taken during the interim and (C) such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

     A vote against approval and adoption of the Plan of Merger will not satisfy the requirement for a written objection to approval and adoption of the Plan of Merger by the dissenting shareholder or a written demand for payment of the "fair value" of the shares owned by a dissenting shareholder. Failure to vote against approval and adoption of the Plan of Merger (i.e., abstention from voting) will not constitute a waiver of a shareholder's dissenters' rights. If the holders of 7.5% or more of the outstanding shares of Co-Counsel Common Stock shall have taken steps to prefect their dissenters' rights respecting the Merger in accordance with the TBCA, Olsten and Merger Sub have the right, under the Merger Agreement, to terminate the Merger Agreement. If Olsten and Merger Sub exercise their termination right in such event, Merger Sub and Co-Counsel would not merge and Co-Counsel shareholders who have perfected their dissenters' rights would not receive any cash payment, but would continue to hold such shares in Co-Counsel.

     Exercise of the right to dissent under the TBCA may result in a judicial determination that the "fair value" of a dissenting shareholder's shares is higher or lower than the value of the consideration to be received pursuant to the Plan of Merger and the Merger Agreement.

     The TBCA provides that, in the absence of fraud in the transaction, the right to an appraisal as set forth above of a shareholder objecting to the Merger is the exclusive remedy for the recovery of the value of such shareholder's shares or for money damages to such shareholder with respect to the Merger. If Co-Counsel complies with the requirements of the TBCA, any shareholder who fails to comply with the requirements of the TBCA shall not be entitled to bring suit for the recovery of the value of his shares or for money damages to the shareholder with respect to the Merger.

     HOLDERS OF CO-COUNSEL COMMON STOCK WHO SEEK TO ASSERT THEIR DISSENTERS' RIGHTS MUST FOLLOW THE STATUTORY PROCEDURES PRECISELY. FAILURE TO FOLLOW ANY OF THE STATUTORY PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF DISSENTERS' RIGHTS. IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF TEXAS LAW, ANY CO-COUNSEL SHAREHOLDER WHO IS CONSIDERING DISSENTING FROM THE MERGER SHOULD CONSULT A LEGAL ADVISOR.

     THE FOREGOING IS MERELY A SUMMARY AND DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE RIGHTS OF DISSENTING SHAREHOLDERS. IT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE APPLICABLE STATUTORY PROVISIONS

OF ARTICLES 5.11, 5.12 AND 5.13 OF THE TEXAS BUSINESS CORPORATION ACT WHICH ARE SET FORTH IN FULL IN ANNEX C TO THIS PROSPECTUS AND PROXY STATEMENT.

                              THE MERGER AGREEMENT

     The following is a brief summary of certain provisions of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this Proxy Statement and Prospectus as Annex A and is incorporated herein by reference.

THE MERGER

     Pursuant to the Merger Agreement and the Plan of Merger, Merger Sub will merge with and into Co-Counsel, the separate existence of Merger Sub will cease, and Co-Counsel will become the surviving corporation and a wholly-owned subsidiary of Olsten. At the Effective Time, each share of Co-Counsel Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Conversion Number of shares of Class B Stock, equal to the quotient obtained by dividing (x) 420,000 by (y) the sum of
(A) the number of shares of Co-Counsel Common Stock outstanding immediately prior to the Effective Time (including those shares of Co-Counsel Common Stock which are then outstanding and are or were issued to the public as part of the Units, but excluding shares of Co-Counsel Common Stock issuable as part of any Units acquired upon exercise of any Representatives' Warrants), and (B) the number of shares of Co-Counsel Common Stock issuable upon exercise in full of all options and other rights to purchase or otherwise acquire Co-Counsel Common Stock (other than the Co-Counsel Warrants and the Representatives' Warrants), whether or not vested, which are outstanding immediately prior to the Effective Time.

     All outstanding options and warrants to acquire Co-Counsel securities will be assumed by Olsten and converted into rights to acquire Class B Stock. Accordingly, it is not necessary for holders of the Warrants to exercise the Warrants prior to the Effective Time in order to receive the economic equivalent of the Merger consideration receivable by holders of Co-Counsel Common Stock. Since the Conversion Number is based on the ratio of a fixed number to a variable number of outstanding shares of Co-Counsel Common Stock, to the extent that the Warrants are exercised prior to the Effective Time, the number of outstanding shares of Co-Counsel Common Stock will increase, which increase will in turn reduce the Conversion Number.

     As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail transmittal instructions and a form of letter of transmittal to each Co-Counsel shareholder to be used in forwarding his or her Certificates for surrender and exchange for Olsten Class B Certificates and, if applicable, cash in lieu of a fractional share of Class B Stock. After receipt of such transmittal instructions and form of letter of transmittal, each Co-Counsel shareholder should surrender his or her Certificates to the Exchange Agent in accordance with the transmittal instructions, and each such holder will receive in exchange therefor Olsten Class B Certificates representing whole shares of Class B Stock, and any cash that may be payable in lieu of a fractional share of Class B Stock. See "The Merger -- Exchange of Stock Certificates; -- No Fractional Shares."

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties by each of Olsten and Co-Counsel relating to, among other things, (i) each of their and certain of their respective subsidiaries' organizations and similar corporate matters, (ii) each of their capital structures, (iii) authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters, (iv) the absence of conflicts under the Olsten Certificate, Olsten By-Laws, Co-Counsel Certificate or Co-Counsel By-Laws or violations of any instruments or laws, and any required consents or approvals, (v) the documents and reports filed by each of them with the SEC and the accuracy of the information contained therein, (vi) the accuracy of the information provided by each of them with respect to the Registration Statement and the Proxy Statement and Prospectus, (vii) the absence of certain events, changes or effects, (viii) litigation, (ix) taxes, (x) certain accounting matters and (xi) the absence of undisclosed material liabilities. Olsten has made representations and warranties relating to the operations of Merger Sub. Co-Counsel has made representations and warranties relating to (i) employee representation by labor unions or employee involvement in any other organizational activity, (ii) retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (iii) maintenance of insurance, (iv) property owned, (v) compliance with environmental laws, (vi) effectiveness of material contracts, (vii) authority to use all patents and trademarks, (viii) no material related party transactions other than as previously disclosed, (ix) the shareholder vote required to approve the Plan of Merger, (x) a list of affiliates, (xi) a list of certain contracts relating to certain employment, consulting and benefit matters, (xii) no liability to any person or entity arising from services provided to Co-Counsel or its affiliates in connection with the Merger Agreement, and (xiii) no material disputes with any client of Co-Counsel.

CERTAIN COVENANTS

     Pursuant to the Merger Agreement, during the period from the date of the Merger Agreement until the Effective Time, Olsten and Co-Counsel each has agreed that (except as permitted by the Merger Agreement or as consented to in writing by the other party), (i) Co-Counsel will conduct its business in the ordinary course and in a manner consistent with past practice, (ii) no party will amend its certificate of incorporation or by-laws, provided that Olsten shall be permitted to make non-material amendments to its By-Laws, (iii) neither party shall declare or pay any dividend or make other distributions except, in the case of Olsten, cash dividends paid with respect to a class of common stock, all of which shares are owned by Olsten and regular quarterly cash dividends, (iv) neither party shall reclassify, combine, split or subdivide, any of its capital stock and Co-Counsel shall not redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, (v) Co-Counsel shall not issue, deliver or sell capital stock, rights, warrants, options for convertible or similar securities, subject to certain exceptions, (vi) Co-Counsel shall not incur any indebtedness for borrowed money (or guarantees thereof) other than in the ordinary course of business, (vii) Co-Counsel shall not effect any material acquisitions of any business or assets other than in the ordinary course of business, (viii) Co-Counsel shall not sell, lease, encumber or otherwise dispose of any material portion of its assets, (ix) neither party shall take any action that is reasonably likely to make any of its representations or warranties materially inaccurate, (x) each party shall advise the other of any inaccuracy or breach of any representation or warranty and any material failure of a party to comply with any covenant, (xi) neither party shall adopt a plan of complete or partial liquidation or dissolution, (xii) Co-Counsel shall not increase the compensation payable to officers and employees (subject to certain exceptions) or grant any severance pay to any such persons or enter into or amend any collective bargaining agreement or establish or amend any employee benefit or fringe benefit plans or arrangements for the benefit of any director, officer or employee, (xiii) Co-Counsel will file all tax returns required to be filed by it and will pay all taxes due prior to the Effective Time, and (xiv) Co-Counsel shall not permit any of its affiliates or representatives to, take any action with respect to any pending or threatened actions, suits or proceedings, including conducting settlement negotiations or entering into any binding settlement agreement.

ADDITIONAL AGREEMENTS

     Pursuant to the Merger Agreement, Olsten and Co-Counsel have agreed that
(i) they will each afford to the other access to their respective officers, properties, offices, plants and information as the other party may reasonably request, (ii) they will abide by the terms of the Confidentiality Agreement dated January 4, 1996 between Olsten and Co-Counsel, (iii) they will comply with all legal requirements imposed on each other with respect to the Merger and furnish information to the other party in connection with such legal requirements, and (iv) they will not take any action that would affect the accounting treatment of the Merger as a "pooling of interests." The Merger Agreement provides that, Olsten shall have (i) sufficient shares of Class B Stock reserved for issuance (A) upon conversion of shares of Co-Counsel Common Stock in the Merger and (B) upon the exercise of all options and warrants to acquire shares of Class B Stock (including, after the Effective Time, all options to acquire Co-Counsel Common Stock, Co-Counsel Warrants and the Representatives' Warrants assumed by Olsten pursuant to the Merger Agreement) and (ii) sufficient shares of Olsten Common Stock reserved for issuance upon conversion of all issued and outstanding Class B Stock and all Class B Stock issuable as set forth above. In addition, the Merger Agreement provides that the shares of Olsten Common Stock acquired upon conversion of Class B Stock will be available for resale without restriction (i) immediately and without any limitation by those holders of Co-Counsel Common Stock, the Co-Counsel Stock Options or the Co-Counsel Warrants who are not Affiliates of Co-Counsel and (ii) immediately after expiration of the Restricted Period by the present holders of Co-Counsel Common Stock, the Co-Counsel Stock Options or the Co-Counsel Warrants who are Co-Counsel Affiliates and who comply with the requirements of Rule 145(d)(1) in effecting such resales.

NO SOLICITATION OF OTHER TRANSACTIONS

     The Merger Agreement provides that Co-Counsel will not (i) solicit or otherwise encourage any inquiries or the making of any proposal or offer for a merger or other business combination involving Co-Counsel or any proposal or offer to acquire or dispose of or exchange an equity interest in, or a material portion of the assets of, Co-Counsel (an "Acquisition Proposal"), or agree to or endorse any Acquisition Proposal, or (ii) except as otherwise provided below, negotiate or discuss with, or provide any non-public information to, any person relating to any Acquisition Proposal. Co-Counsel also has agreed not to authorize or permit its officers, directors or employees, or any investment banker, financial advisor, attorney, accountant or representative retained by it, to engage in such activities on Co-Counsel's behalf. The Co-Counsel Board may, without violating any of its covenants under the Merger Agreement (1) take and disclose to Co-Counsel's shareholders a position with respect to any tender or exchange offer as contemplated by Rule 14e-2 under the Exchange Act, or make such other disclosures to Co-Counsel shareholders as, based upon advice of its outside legal counsel, may be required by law, (2) withdraw, modify or change its recommendation to Co-Counsel's shareholders with respect to the Merger, or
(3) take, authorize or permit any action or actions in response to or in connection with any Acquisition Proposal, or engage in discussions or negotiations with, a potential acquiror if, in the good faith judgment of the Co-Counsel Board, after consultation with and based upon the advice of independent legal counsel, such action is required for the Co-Counsel Board to comply with its fiduciary duties to the holders of Co-Counsel Common Stock under applicable law. Co-Counsel must immediately notify Olsten of any negotiations, requests for non-public information or discussions with respect to an Acquisition Proposal, and keep Olsten fully informed of the status and details of any such Acquisition Proposal or request, subject to the fiduciary duties of the Co-Counsel Board as set forth above.

EXPENSES AND TERMINATION FEE

     Except as set forth below, the Merger Agreement provides that, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses.

     Each of the following events is defined in the Merger Agreement as a "Trigger Event": (i) the Co-Counsel Board shall have (a) withdrawn or materially modified, its approval or recommendation of the Merger Agreement for any reason other than the occurrence of an event relating to Olsten which has a Material Adverse Effect (as defined below under "-- Conditions to the Merger") or (b) postponed the date scheduled for the Special Meeting beyond September 30, 1996 without Olsten's prior written consent (which consent shall not be unreasonably withheld or delayed) or (ii) the Plan of Merger shall not have been approved by the requisite vote of Co-Counsel shareholders in circumstances when (a) an offer or proposal to effect an Acquisition Proposal (which was not encouraged or solicited by Olsten) has been publicly announced or (b) any person or group shall have become a beneficial owner of at least 15% of the outstanding shares of Co-Counsel Common Stock, or any person or group shall have commenced, or shall have publicly announced its intention to commence, a tender or exchange offer for at least 25% of the outstanding shares of Co-Counsel Common Stock unless at least five days prior to the latest scheduled date for the Special Meeting, such person or group publicly announces its withdrawal of such offer or intention not to commence such tender offer.

     The Merger Agreement provides that, if (i) Olsten terminates the Merger Agreement as the result of the occurrence of any event described in clause (i) of the preceding paragraph or (ii) Co-Counsel terminates the Merger Agreement upon the receipt by Co-Counsel from any person other than Olsten or its affiliates of an offer with respect to an Acquisition Proposal and the Co-Counsel Board terminates in good faith, based upon the advice of independent legal counsel that such termination is required for the Co-Counsel Board to comply with its fiduciary obligations to Co-Counsel shareholders under applicable law, or (iii) either party terminates if the Fairness Opinion shall not have been received by Co-Counsel prior to the earlier of (x) June 3, 1996 and (y) the date that the Registration Statement is ready for filing with the SEC or the Fairness Opinion shall have been withdrawn, modified or revoked, then Co-Counsel shall pay to Olsten $500,000. Pursuant to a letter agreement dated June 3, 1996, Olsten and Co-Counsel agreed to extend the date of receipt of the Fairness Opinion to June 12, 1996. The Fairness Opinion was delivered on June 12, 1996. The Merger Agreement also provides that, if (i) Olsten terminates the Merger Agreement as the result of the occurrence of any event described in clause (ii) of the preceding paragraph (so long as no event described in clause (i) of the preceding paragraph has occurred) then Co-Counsel shall pay Olsten its reasonable, documented out-of-pocket expenses incurred in connection with the negotiation, execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby (including, without limitation, costs and disbursements of attorneys, accountants and investment bankers and certain filing fees and the expenses incurred in connection with printing and mailing the Proxy Statement and Prospectus and the Registration Statement) up to $250,000; provided that if within one year after such termination, Co-Counsel or any of its subsidiaries has effected or has entered into an agreement to effect any Acquisition Proposal, then Co-Counsel shall pay to Olsten the difference between $500,000 and the amount of such expenses previously paid by Co-Counsel to Olsten.

INDEMNIFICATION

     The Merger Agreement provides that all rights to indemnification existing in favor of the present officers, directors and employees of Co-Counsel or present directors of Co-Counsel or who served at Co-Counsel's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, as provided in the Co-Counsel Articles and the Co-Counsel By-Laws and indemnification agreements in existence on such date with any such present officers, directors and employees of Co-Counsel for a period of not less than the statutes of limitations applicable to such matters shall survive the Merger and shall continue in full force and effect and without modification. Further, the present Article XIII of the Co-Counsel Articles shall not be modified or terminated for a period of at least four years after the Effective Time, except for modifications which enlarge the protection or rights of the directors. See "The Merger -- Interests of Certain Persons in the Merger."

CONDITIONS TO THE MERGER

     The respective obligations of Olsten and Co-Counsel to effect the Merger are subject to a number of conditions, including among others (i) the Plan of Merger shall have been approved and adopted by the requisite vote of shareholders of Co-Counsel, (ii) the shares of Olsten Common Stock issuable upon conversion of Class B Stock issued in the Merger shall have been authorized for listing on the NYSE, upon official notice of issuance, (iii) all authorizations, consents, orders and approvals (including "blue sky" approvals) or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity, the failure of which to obtain or file would have a Material Adverse Effect, shall have been filed, occurred or been obtained, (iv) effectiveness of the Registration Statement, and (v) no injunction or other order, legal restraint or prohibition preventing the consummation of the Merger shall be in effect. The obligations of Olsten and Merger Sub to effect the Merger are also subject to the conditions that (i) Olsten shall have received an opinion from Olsten's independent accountants to the effect that the business combination to be effected by the Merger would be properly accounted for as a "pooling of interests," (ii) the representations and warranties of Co-Counsel set forth in the Merger Agreement shall be true and correct except as does not have a Material Adverse Effect (as defined below), (iii) the performance and compliance by Co-Counsel in all material respects with all of its agreements and covenants set forth in the Merger Agreement to be performed or complied with by it, (iv) Olsten shall have received an Affiliate Agreement from each Affiliate of Co-Counsel, (v) Co-Counsel shall have delivered a compliance certificate to Olsten on the Closing Date, (vi) shareholders of no more than 7.5% of the outstanding Co-Counsel Common Stock shall have demanded their appraisal rights under the TBCA, (vii) and neither party nor any of their respective subsidiaries shall be required by any governmental entity to hold separate, sell or otherwise dispose of any subsidiary or assets or properties, the effect of which would be to materially impair the value of the Merger to Olsten. The obligation of Co-Counsel to effect the Merger is also subject to (i) the representations and warranties of Olsten and Merger Sub set forth in the Merger Agreement which are qualified with respect to Material Adverse Effect on Olsten or materiality shall be true and correct and all representations not so qualified shall be true and correct in all material respects, (ii) Olsten shall have performed or complied in all material respects with all of its agreements and covenants contained in the Merger Agreement (iii) receipt of a compliance certificate from Olsten dated the Closing Date and (iv) receipt by Co-Counsel of an opinion of counsel to Co-Counsel to the effect that the Merger will be treated for federal income tax purposes as a reorganization under Section 368(a) of the Code and that certain related tax positions may be taken with regard to the Merger. For the purposes of the Merger Agreement, the term "Material Adverse Effect" means with respect to Olsten or Co-Counsel, as the case may be, an effect of such magnitude on Olsten or Co-Counsel, that is, or can reasonably be expected to be, materially adverse to the business, results of operations, or financial condition of Olsten or Co-Counsel, as the case may be.

STOCK OPTIONS, CO-COUNSEL WARRANTS AND REPRESENTATIVES' WARRANTS

     Pursuant to the Merger Agreement, at the Effective Time, each outstanding option to purchase Co-Counsel Common Stock which has been granted pursuant to the Co-Counsel Stock Options and each outstanding right to acquire shares of Co-Counsel Common Stock pursuant to the Co-Counsel Warrants or the Representatives' Warrants, shall be assumed by Olsten. After the Effective Time, each (A) Co-Counsel Stock Option and each Co-Counsel Warrant shall automatically be deemed to constitute an option, warrant or right to acquire, on the same terms and conditions as were applicable under such Co-Counsel Stock Option or Co-Counsel Warrant, as the case may be, the number of shares of Class B Stock equal to the product obtained by multiplying (i) the number of shares of Co-Counsel Common Stock subject to the Co-Counsel Stock Option or Co-Counsel Warrant, as the case may be, by (ii) the Conversion Number, at a price per share equal to the quotient obtained by dividing (x) the exercise price for the shares of Co-Counsel Common Stock subject to such Co-Counsel Stock Option or Co-Counsel Warrant, as the case may be, by (y) the Conversion Number; (B) each of the then outstanding Representatives' Warrants shall automatically be deemed to constitute a warrant or right to acquire, on the same terms and conditions as were applicable under such Representatives' Warrants, the number of new units ("New Units") equal to the product obtained by multiplying (i) the number of then outstanding Representatives' Warrants by (ii) the Conversion Number, at a price per New Unit equal to the quotient obtained by dividing (i) $3.90 by (ii) the Conversion Number and (c) with respect to each New Unit, any Co-Counsel Common Stock and Co-Counsel Warrant obtained as a result of exercise of a converted Representatives' Warrant to acquire such New Unit, such Co-Counsel Common Stock and Co-Counsel Warrant shall be deemed to have been converted on the same basis as described in Clause (A) above; provided, however, that, in the case of any Co-Counsel Stock Option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422-424 of the Code ("qualified stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code, and provided, further, that the number of shares of Class B Stock that may be purchased upon exercise of a Co-Counsel Stock Option, Representatives' Warrant or Co-Counsel Warrant shall not include any fractional share and, upon exercise of such Co-Counsel Stock Option, Representatives' Warrant or Co-Counsel Warrant, a cash payment shall be made for any fractional share in accordance with the requirements of such Co-Counsel Stock Option, Representatives' Warrant or Co-Counsel Warrant.

TERMINATION

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of Co-Counsel, (i) by mutual consent of the Olsten Board and the Co-Counsel Board, (ii) by either Olsten or Co-Counsel, if the Merger shall not have been consummated by October 31, 1996 (provided that such right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation thereunder has been the cause of or resulted in the failure of the Merger to occur on or before such date), (iii) by either Olsten or Co-Counsel, if (A) there has been a material breach of any representation or warranty by the other party, which breach has not been cured within fifteen (15) business days following receipt by the breaching party of notice of such breach or (B) any order, decree or ruling of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable, (iv) by either Olsten or Co-Counsel, if the required approval of Co-Counsel shareholders is not obtained upon a vote held at the Special Meeting, (v) by Olsten, if a Trigger Event occurs, (vi) by Co-Counsel, if Co-Counsel receives from any person other than Olsten or its affiliates an offer with respect to an Acquisition Proposal and the Co-Counsel Board, terminates in good faith, based upon the advice of its outside legal counsel, that such termination is required for the Co-Counsel Board to comply with its fiduciary obligations to the holders of Co-Counsel Common Stock under applicable law or (vii) by Olsten or Co-Counsel if Co-Counsel shall not have received the Fairness Opinion by the earlier of June 3, 1996 and the date the Registration Statement is ready for filing with the SEC or the Fairness Opinion shall have been withdrawn, modified or revoked. Pursuant to a letter agreement dated June 3, 1996, Olsten and Co-Counsel agreed to extend the date of receipt of the Fairness Opinion to June 12, 1996. The Fairness Opinion was delivered on June 12, 1996.

     In the event of termination of the Merger Agreement by either Olsten or Co-Counsel as described above, the Merger Agreement shall become void and there will be no liability or obligation on the part of either Olsten, Co-Counsel, Merger Sub or their respective officers or directors pursuant to the Merger Agreement, except as set forth in certain provisions of the Merger Agreement, including the payment of the termination fee described under "-- and Termination Fee" and unless such termination arises from a willful breach of the Merger Agreement.

AMENDMENT AND WAIVER

     The Merger Agreement may be amended by action taken by or on behalf of the respective boards of directors of Olsten and Co-Counsel; provided that, after approval of the Merger Agreement by the shareholders of Co-Counsel, no amendment may be made that would require further approval by such shareholders without such further approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of Olsten, Merger Sub and Co-Counsel.

     At any time prior to the Effective Time, either Olsten and Co-Counsel may, by action taken or authorized by their respective boards of directors (i) extend the time for the performance of any of the obligations to be performed by the other party, (ii) waive any inaccuracies in the representations and warranties by the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, or (iii) waive compliance with any of the agreements of the other party or conditions contained in the Merger Agreement. Any such extension or waiver will only be valid if set forth in a writing signed by the party to be bound thereby.

                         INFORMATION CONCERNING OLSTEN

     Olsten is North America's largest provider of home health care and related services and one of the world's leading providers of staffing services to business, industry and government. Through Olsten Kimberly QualityCare, Olsten provides health care network management and caregivers for home health care and institutions. Olsten Kimberly QualityCare employs more than 150,000 caregivers and provides services to over 400,000 patients and clients, including managed care organizations, employers, government agencies, hospitals and individuals. Services include skilled nursing, home health aides, infusion therapy, home medical equipment, respiratory therapy, pediatrics, rehabilitation and disease management. Olsten Kimberly QualityCare is also North America's largest provider of management services to hospital-based home health agencies. Primarily through Olsten Staffing Services, Olsten also operates 700 staffing and information technology offices in North America, South America and Europe, providing assignment employees to business, industry and government, as well as services for the design, development and maintenance of information systems. On June 28, 1996, Olsten acquired Quantum Health Resources, Inc., a Delaware corporation ("Quantum"), which merger (the "Quantum Merger") was accounted for as a "pooling of interests" transaction. As used in this Proxy Statement and Prospectus, the term Mergers means collectively, the Merger and the Quantum Merger.

     Additional information concerning Olsten and its subsidiaries is contained in Olsten's Annual Report on Form 10-K for the year ended December 31, 1995, its Quarterly Report on Form 10-Q for the period ended

March 31, 1996, its Current Reports on Form 8-K dated March 13, 1996, May 3, 1996 and May 30, 1996, and its other public filings. See "Available Information" and "Incorporation of Certain Documents by Reference."

                       INFORMATION CONCERNING CO-COUNSEL

DESCRIPTION OF BUSINESS

     Overview. Co-Counsel (formerly Of Counsel Enterprises, Inc.) does business under the name Co-Counsel(R) and was incorporated in Texas on May 2, 1988. Co-Counsel provides temporary and permanent attorneys and paralegals to law firms and corporate law departments primarily located in Houston, Dallas, Chicago, New York City and Los Angeles. Co-Counsel's clients are typically corporate law departments and law firms which have a need for additional legal staffing. These clients have recognized that it is often more economical to utilize temporary legal personnel than full time employees and, in the case of corporate law departments, engage outside counsel. Co-Counsel believes that such recognition on the part of the users of legal services, together with Co-Counsel's marketing efforts, have contributed to Co-Counsel's growth.

     Co-Counsel maintains databases of qualified attorneys and paralegals of varying experience who are available for temporary assignment. Upon receiving a request from a client, Co-Counsel attempts to staff the request with the appropriate personnel.

     Co-Counsel strives to supply corporate law departments and law firms with specialized, highly-qualified temporary attorneys and paralegals. To effect a successful placement, Co-Counsel believes that substantive knowledge of the client's needs and expectations as well as an accurate assessment of the temporary attorney's or paralegal's qualifications are essential.

     The services of attorneys and paralegals placed by Co-Counsel are performed at the clients' facilities on an as-needed, assignment-by-assignment basis. Co-Counsel's temporary paralegal assignments have involved from as few as one paralegal to as many as 34 and have ranged from one day to two years, while its temporary attorney assignments have involved from as few as one attorney to as many as 25 and have also ranged from one day to two years. Co-Counsel believes that it has been able to successfully attract clients because of its emphasis on client service and its extensive databases that allow it to match qualified personnel of varied levels of experience and expertise with the needs of the clients. Co-Counsel's databases include attorneys and paralegals with specialties in most areas of the law, including administrative, admiralty, antitrust, bankruptcy, banking, construction, corporate, education, entertainment, environmental, employee benefits, family, immigration, insurance, intellectual property, labor, lending, oil and gas, real estate, public, securities, tax and in many areas of litigation. Although Co-Counsel believes it provides its services at competitive prices, it competes primarily on the basis of service and expertise.

     Assignment Process. The assignment process involves the recruitment of attorneys and paralegals and their successful placement with Co-Counsel's clients.

     Co-Counsel maintains separate databases for each of its offices of local attorneys and paralegals who are candidates for future assignment to clients. Co-Counsel continually solicits and recruits candidates through advertisements in local media and trade journals, industry job fairs and industry organizations and referrals by current and past personnel. The employment applications and resumes of candidates are first screened by Co-Counsel. If a candidate meets Co-Counsel's criteria, that person is invited to attend a personal interview so that Co-Counsel may determine whether to include the candidate in the databases. Candidate skills, experience and work history are among the criteria considered when selecting personnel for inclusion in its databases. Because Co-Counsel does not enter into exclusive agreements with the temporary attorneys or paralegals included in its databases, such attorneys and paralegals may be available for placement by other placement firms. Each database classifies attorneys and paralegals by skill, experience, residence and availability for assignment. When called upon to fill an assignment, Co-Counsel attempts to match the client's specifications with the background information stored in the databases. Generally, assignments for clients are filled from the databases in the city where the client is located. On occasion, for specific assignments, Co-Counsel has arranged for persons in its databases to travel to clients out-of-state. Co-Counsel believes its current databases are sufficient to staff its clients' needs in the Houston, Dallas, Chicago, New York City and Los Angeles metropolitan areas for the foreseeable future. To date, there have been no material difficulties in staffing assignments although there can be no assurance that this difficulty will not be faced in the future.

     Once there is a match of an attorney or paralegal with an assignment, Co-Counsel enters into a client specific contract with the attorney or paralegal that outlines compensation and other relevant items. All of Co-Counsel's temporary paralegals and attorneys who are on assignment are engaged by Co-Counsel for assignment to its clients on a temporary basis. Co-Counsel pays wages on an hourly basis directly to the paralegals and attorneys who are on assignment from funds received from clients. Temporary paralegals and most temporary attorneys are paid weekly. See "-- Employees" and "Management's Discussion and Analysis of Financial Condition as Results of
Operations -- Results of Operations."

     Co-Counsel's clients enter into contracts with Co-Counsel pursuant to which Co-Counsel generally bills clients every week for services rendered with payment due in fourteen days. On occasion, special arrangements allowing for payment every thirty days may be given for certain clients or under unusual circumstances. Clients can terminate their contracts at any time.

     Co-Counsel considers its pay scale to be competitive. Co-Counsel believes that it has been successful in attracting skilled attorneys and paralegals in part because many such persons prefer to work on a project-by-project basis. Such assignments afford individuals the opportunity to work on diverse projects and to better manage their work schedules. There can be no assurance, however, that Co-Counsel will continue to be able to attract qualified personnel.

     Reflecting, in part, Co-Counsel's abilities to place high-quality attorneys and paralegals, clients desire, from time to time, to permanently hire attorneys or paralegals, some of whom initially worked for such clients on a temporary basis. In these instances, Co-Counsel receives a pre-arranged permanent placement fee from the client.

     Business Strategy. Co-Counsel's business strategy is to maintain and expand existing and establish additional long-term relationships with a diverse group of clients that have strict expertise and service intensive requirements. As part of this strategy, Co-Counsel believes that its operations can be successfully expanded to other United States cities. The long-term growth strategy is to open and maintain offices in major metropolitan areas throughout the United States that Co-Counsel believes offer the best prospects for growth and profitability. The criteria which will be used to determine the cities to expand into include the number of major companies with law departments, types of business/industries located in those cities, size of bar, number and size of law firms, demographics and growth of the city, and potential competition.

     Co-Counsel has identified Atlanta, San Francisco and Washington, D.C. for possible expansion, although there can be no assurance it will do so. Expansion is limited by available resources. Expansion in these, as well as additional cities may require Co-Counsel to obtain additional capital; however, there can be no assurance that future financing will be available on terms acceptable to Co-Counsel.

     Once a city is identified for expansion, Co-Counsel initially must hire key employees who consist of an office managing director as well as individuals to market and assign attorney and paralegal placements. In addition, Co-Counsel must acquire suitable office space. An individual office's key employees then will begin to compile databases of temporary attorneys and paralegals, commence marketing efforts and hire additional office personnel, if required. Historically, Co-Counsel has required approximately two to three months to establish databases for new offices and approximately three to five months, from final determination to enter a market, for an office to become operational. Co-Counsel believes that it has developed an operating infrastructure capable of supporting the planned expansion for the next year with the addition of a minimum number of personnel; however, the success of Co-Counsel's expansion strategy will depend in part on Co-Counsel's financial and other resources, as well as Co-Counsel's ability to hire qualified individuals to manage and market Co-Counsel's services in its new markets. Further, based on Co-Counsel's experience, Co-Counsel expects to incur operating losses for at least six to nine months at each newly opened location until Co-Counsel has successfully developed databases of available attorneys and paralegals and has received assignments from clients that are sufficient to cover the newly opened location's operating expenses. Accordingly, Co-Counsel's results of operations will fluctuate from quarter to quarter depending on revenue mix and the level of operating losses from newly opened offices, and Co-Counsel may continue to incur quarterly losses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Clients and Marketing. Clients of Co-Counsel consist primarily of law firms and corporate law departments that need additional legal staffing but do not want to hire full-time employees and, in the case of corporate law departments, engage outside counsel. Co-Counsel had no client that accounted for 10% or more of its revenues for either fiscal 1995 or 1994 and Co-Counsel's ten largest clients accounted for approximately 42% and 49% total revenues for fiscal 1995 and 1994, respectively. Although Co-Counsel has diversified its client base through expansion, and will continue to attempt to do so, it believes that its revenues will continue to be generated by a relatively small number of clients. Co-Counsel's service assignments are terminable by clients at will.

     Co-Counsel markets its services through advertisements in legal industry publications, presentations to potential clients, client referrals and word-of-mouth. Co-Counsel currently has sales and marketing staff that are compensated with base salaries and commissions based on performance.

     Centralized Support. Co-Counsel's Houston corporate headquarters supports and guides the managing directors of various offices and performs many functions that allow the office managing directors to focus on recruitment, assignment and business development. The corporate headquarters provides full operational support, including centralized accounting, human resources, and administrative support. All administrative functions, including billing, collections, payroll, and budgeting are performed by the corporate headquarters.

     Competition. Competition in the business of placement of temporary attorneys and paralegals is intense. Co-Counsel's competitors include a large number of small, local firms as well as divisions of national firms and regional firms. Co-Counsel competes with these firms for potential qualified candidates for placement as well as potential clients. Many of Co-Counsel's competitors are significantly larger and have substantially greater capital resources. Because there are limited barriers to entry, the industry is likely to attract new entrants if the industry expands as Co-Counsel anticipates.

     Co-Counsel believes that the principal competitive factors in attracting and retaining qualified candidates for temporary assignment are compensation, speed of placement and quality of assignments, and responsiveness to the needs of those candidates. Co-Counsel believes that many persons seeking temporary placement through Co-Counsel are also pursuing placement through other means, including other temporary placement service firms. Therefore, the speed of placement and availability of appropriate assignments is an important factor in Co-Counsel's ability to attract qualified candidates. Co-Counsel believes the primary competitive factors in attracting and retaining clients in the temporary personnel industry are an understanding of the specific job requirements, the ability to provide qualified attorneys and paralegals in a timely manner, the price of services and client satisfaction. Although Co-Counsel believes it offers its services at competitive prices, it competes primarily on the basis of service and expertise. Co-Counsel expects that competition will increase in the future and there can be no assurance that Co-Counsel will remain competitive.

     Government and Professional Regulation. All states require attorneys practicing in such states to be licensed. In many states, the temporary services industry is regulated and firms such as Co-Counsel must be licensed and registered or qualify for an exemption from registration. While these regulations have had no material effect on the conduct of its business, Co-Counsel currently operates in Texas, New York, Illinois and California and there can be no assurance as to what effect future regulations will have as Co-Counsel expands its operations to other states. State mandated workers' compensation and unemployment insurance premiums, which Co-Counsel pays or contracts with its clients to pay for its temporary paralegals and some of its temporary attorneys as well as its full time employees, have increased in recent years, thereby increasing Co-Counsel's operating costs. In addition, many federal and state laws govern how full-time, temporary employees and independent contractors are treated with regard to social security, federal and state income tax withholding, unemployment taxes, benefits, administrative matters, and employer/employee status and coverage issues under federal and state discrimination laws and regulations. Additionally, some states could impose sales taxes or raise sales tax rates on temporary services. Further increases in such premiums or rates or the introduction of new regulatory provisions could substantially raise the costs associated with placing temporary personnel and there can be no assurance that these increased costs could be passed to the clients without a decrease in the demand for temporary personnel. See "-- Employees."

     In 1988, the Committee on Professional and Judicial Ethics of the Association of the Bar of the City of New York issued an opinion concluding that an arrangement whereby a law firm that engages a temporary attorney through a placement agency pays the agency and the agency, after retaining a percentage of such payment as its fee, pays the attorney, constitutes improper sharing of fees with a nonlawyer and the unauthorized practice of law by the placement agency in violation of the New York Lawyer's Code of Professional Responsibility. The New York City Bar Committee also found infirm an arrangement whereby the law firm pays the attorney directly and pays the agency a placement fee related to the compensation paid to the attorney. In December 1988, the American Bar Association Standing Committee on Ethics and Professional Responsibility issued an opinion to the effect that a law firm's payment of fees to a placement agency for a temporary attorney does not involve the sharing of legal fees by a lawyer with a nonlawyer in violation of the ABA Model Rules of Professional Conduct. The New York City Bar Committee subsequently revised its opinion in accordance with the ABA Committee opinion. However, the ABA Committee opinion is not binding on any state, and there can be no assurance that a state may not determine that the business as conducted by Co-Counsel violates such state's code of professional responsibility.

     Employees. Co-Counsel employed 52 persons at December 31, 1995, of whom 3 were in executive capacities, 29 were in full-time sales and marketing positions and 20 were office and administrative personnel. At that date Co-Counsel had engaged 154 temporary paralegals and attorneys who were on assignment.

     Co-Counsel pays or contracts with its clients to pay the related costs of employment, such as workers' compensation insurance, state and federal unemployment taxes and Social Security and Medicare taxes for all temporary paralegals and some temporary attorneys while they are working on specific assignments. Most temporary attorneys are engaged by Co-Counsel as independent contractors and they are, therefore, responsible for paying all related employment taxes. Co-Counsel does not provide health insurance for its temporary attorneys or paralegals.

     Co-Counsel maintains general liability insurance. This insurance does not extend to errors and omissions of attorneys or paralegals on assignments with clients. Co-Counsel seeks to reduce any liability for the acts of temporary personnel by providing in its arrangements with clients that temporary personnel work under the client's supervision and control. Further, in most instances, attorneys are covered under the clients' malpractice insurance or, if a company, its errors and omissions policy. There can be no assurance that such arrangements will be enforceable or that, if enforceable, they would be sufficient to preclude liability of Co-Counsel as a result of the actions of temporary personnel placed by Co-Counsel or that insurance coverage will be available or adequate in amount to cover any such liability.

DESCRIPTION OF PROPERTY

     Co-Counsel leases 3,200 square feet of office space for its corporate headquarters, located at Three Riverway, Houston, Texas for which it pays approximately $4,200 per month pursuant to a lease which expires May 31, 1999. Co-Counsel leases approximately 2,600 square feet of office space, located at 5251 Westheimer, Houston, Texas for which it pays approximately $3,000 per month pursuant to a lease which expires on August 31, 1996. Co-Counsel leases approximately 2,700 square feet of office space, located at 2515 McKinney Avenue, Dallas, Texas, for which it pays approximately $3,700 per month pursuant to a lease which expires on August 31, 1998. Co-Counsel leases approximately 2,300 square feet of office space, located at 200 West Madison Street, Chicago, Illinois for which it pays approximately $3,700 a month pursuant to a lease which expires on September 30, 2003. Co-Counsel also leases 2,500 square feet at 675 3rd Avenue in New York City, for which it pays $6,000 per month pursuant to a lease that expires on September 30, 2003. Co-Counsel leases 2,700 square feet of office space located at 2049 Century Park East, Los Angeles, California for which it pays approximately $5,500 a month pursuant to a lease that expires on October 31,

2001. Co-Counsel believes that there is sufficient office space available in the United States at favorable leasing terms to satisfy the additional needs of Co-Counsel that may result from its planned expansion.

LEGAL PROCEEDINGS

     Co-Counsel is a defendant from time to time in routine lawsuits which are incidental to its business. Co-Counsel believes that none of such current proceedings, individually or in the aggregate, if adversely decided, will have a material adverse effect upon Co-Counsel's financial condition or results of operations.

     Case No. 94-058737; Beatrice B. Battistoni v. Co-Counsel, Inc., in the 61st Judicial District Court, Harris County, Texas. On December 2, 1994, Beatrice Battistoni (the "Plaintiff"), a former Co-Counsel employee, filed a lawsuit against Co-Counsel claiming that her employment was wrongfully terminated. Specifically, the Plaintiff has alleged breach of contract, retaliation, and violations of the Texas Payday Act. The Plaintiff seeks actual damages of at least $86,250, attorneys fees, costs and interest. Co-Counsel denies the Plaintiff's allegations and is vigorously defending the case.

     In the IPO Litigation, Co-Counsel and Ms. Turano were plaintiffs in asserting various claims against multiple defendants relating to (i) the arrangements made with respect to and in preparation for Co-Counsel's 1993 initial public offering and (ii) certain after-market stock trading activity. Certain of the defendants had also made cross claims against Co-Counsel and Ms. Turano. In order to expedite settlement, and in order to accommodate the contingent fee interest of Co-Counsel's litigation attorney, Co-Counsel conveyed its interest in all claims and rights to recovery in the IPO Litigation to such counsel while retaining only the right to receive cash in payment of damages. The cash payment for damages is subordinated to the prior rights of two settlement escrow agents to recover the cash settlement payments made to defendants and of Co-Counsel's litigation counsel to receive its legal fees and expenses. In order to accommodate Ms. Turano's interest as a co-plaintiff and to induce her to settle on this basis, Co-Counsel agreed that, as a co-plaintiff, Ms. Turano would be entitled to share in one-third of the net cash proceeds.

     As assignee and owner of all of Co-Counsel's claims in the case, litigation counsel then effected the settlement with all principal defendants by arranging for two settlement escrows to pay the defendants an aggregate of $227,199 in cash against the defendants' conveyance to the settlement escrow agents of an aggregate of 297,000 shares of Co-Counsel Common Stock and 50,000 of the Representative Warrants. Co-Counsel understands that the escrow agents intend to sell the shares and warrants.

     Funds will be disbursed from the escrow accounts as follows: (i) first, to the escrow agents for recovery of the settlement payments to defendants, which total $227,199, plus accrued interest and (ii) the remainder to be divided equally among: (a) Co-Counsel's litigation counsel for payment of contingent fees, (b) Ms. Turano for her share of the settlement and (c) Co-Counsel for its share of the settlement. Co-Counsel will pay the following from its share of the settlement: escrow account fees, legal fees to litigation counsel incurred prior to contingency arrangement, and any incidental fees (e.g., bank charges, stock transfers, etc.).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of July 5, 1996 (except as otherwise noted in the footnotes) regarding the beneficial ownership, as defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended ("Exchange Act"), of Co-Counsel Common Stock by (i) each person known by Co-Counsel to own beneficially more than five percent of Co-Counsel Common Stock; (ii) each director of Co-Counsel; and (iii) all directors and executive officers of Co-Counsel as a group. Except as otherwise specified, the named beneficial owner has sole voting and dispositive power over the shares of Co-Counsel Common Stock listed, subject to community property laws.

                                                                 AMOUNT AND NATURE    PERCENTAGE
                                                                   OF BENEFICIAL          OF
             NAME AND ADDRESS OF BENEFICIAL OWNER                    OWNERSHIP       COMMON STOCK
- ---------------------------------------------------------------  -----------------   ------------
Lisa Moore Turano..............................................      1,500,000           40.1%
  Co-Counsel, Inc.
  Three Riverway
  Suite 1140
  Houston, Texas 77056
Joseph A. Turano, III..........................................      1,500,000(1)        40.1%
  Co-Counsel, Inc.
  Three Riverway
  Suite 1140
  Houston, Texas 77056
William Lerner.................................................         20,000(2)         (3)
  423 East Beau Street
  Washington, Pennsylvania 15301
Don A. Sanders.................................................        620,500(4)        16.5%
  Sanders Morris Mundy Inc.
  3199 Texas Commerce Tower
  Houston, Texas 77002
William L. Lurie...............................................         17,500(4)         (3)
  75 East 55th Street
  New York, New York 10022
All directors and executive officers as a group (6 persons)....      2,193,000(5)        57.8%

- ---------------

(1) Consists of 1,500,000 shares of Co-Counsel Common Stock beneficially owned by Lisa Moore Turano, the wife of Mr. Turano.
(2) Includes options to purchase 20,000 shares that are exercisable within 60 days of the date hereof, including options that will become exercisable upon consummation of the Merger.
(3) Less than 1%.
(4) Includes options to purchase 12,500 shares that are exercisable within 60 days of the date hereof, including options that will become exercisable upon consummation of the Merger.
(5) Includes options to purchase 55,000 shares that are exercisable within 60 days of the date hereof including options that will become exercisable upon consummation of the Merger.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

     Co-Counsel Common Stock, Units and Co-Counsel Warrants are quoted on the NASDAQ Small Cap Market under the symbols "LEGL," "LEGLU," and "LEGLW" and are listed on the BSE under the symbols "OCIE", "OCIU" and "OCIW." The Units were initially offered to the public on November 16, 1993 at a price of $3.25 per Unit.

     The following table sets forth the high and low bid quotations for the Co-Counsel Common Stock, Units and Warrants reported on the NASDAQ Small Cap Market for shares of Co-Counsel Common Stock for the period indicated:

                                                   COMMON STOCK          UNITS           WARRANTS
                                                   -------------     -------------     -------------
                                                   HIGH     LOW      HIGH     LOW      HIGH     LOW
                                                   ----     ----     ----     ----     ----     ----
1994
  First Quarter..................................  $5       $4 1/4   $7 3/4   $7       $3       $2
  Second Quarter.................................  $4 1/4   $1 1/2   $7       $2 3/8   $2 1/8   $ 1/2
  Third Quarter..................................  $1 1/2   $ 1/2    $2       $1       $ 5/8    $ 1/8
  Fourth Quarter.................................  $1       $ 1/2    $1       $ 1/2    $ 1/8    $ 1/32
1995
  First Quarter..................................  $1       $ 5/8    $ 7/8    $ 7/8    $ 3/32   $ 1/32
  Second Quarter.................................  $1 1/4   $ 5/8    *        *        $ 1/8    $ 1/32
  Third Quarter..................................  $1 1/4   $1       $1       $1       $ 3/16   $ 3/32
  Fourth Quarter.................................  $1 1/16  $ 1/2    $1 1/4   $1 1/8   $ 3/32   $ 1/32
1996
  First Quarter..................................  $2       $ 3/4    $1 1/4   $ 1/2    $ 5/16   $ 1/32
  Second Quarter.................................  $3 1/2   $1 3/8   $2 1/8   $2       $ 11/32  $ 1/8

- ---------------

* Did not trade

     Credit facilities of Co-Counsel prohibit the payment of dividends. Furthermore, prior to November 15, 1995, Co-Counsel was not permitted to pay any dividends or make any other cash distribution in respect of its securities in excess of its current or retained earnings derived after November 15, 1993 without the prior written consent of the underwriters of Co-Counsel's initial public offering.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Overview Substantially all of Co-Counsel's revenue is derived from placement fees generated by its temporary attorneys and temporary paralegals on client assignments. The remainder of Co-Counsel's revenue is earned from the permanent placement of attorneys or paralegals with clients. Placement fees related to temporary paralegals as a percent of total revenue may vary from period to period depending on the number of large temporary paralegal assignments for which Co-Counsel is engaged. Co-Counsel's temporary personnel are paid only for the term of their assignment and for the number of hours worked on each assignment. When accepting an assignment from a client, Co-Counsel establishes an hourly placement fee for the temporary attorney or temporary paralegal which is paid by the client to Co-Counsel. Co-Counsel then pays the temporary attorney or temporary paralegal from the sums received from the client on an hourly basis and retains the remainder, which is used to cover operating expenses. Temporary attorneys and paralegals who are working on assignments are paid on a weekly basis, without regard to payment terms negotiated with clients.

     Co-Counsel experiences fluctuations in the level of revenue from quarter to quarter to the extent an assignment of attorneys or a large number of paralegals to one client ends and is not immediately replaced by a similar assignment. Co-Counsel's operating results are affected by the mix of revenue between temporary attorney fees and temporary paralegal fees, as Co-Counsel's direct costs of placements for temporary paralegals are higher than for temporary attorneys as a percentage of revenue. Demand for temporary services is significantly affected by the general level of economic activity. As economic activity slows, many companies may reduce their usage of temporary personnel before undertaking layoffs of their regular employees. When economic activity increases, companies may reduce usage of temporary personnel as they hire full time employees. Co-Counsel is unable to predict the level of economic activity at any particular time and its effect on Co-Counsel's operating and financial results.

     Co-Counsel commenced operations in Houston in May 1988, at which time it provided temporary and permanent placement of attorneys to law firms and corporate law departments. Co-Counsel expanded its operations in June 1990 to include providing temporary and permanent placement of paralegals to law firms and corporate law departments. Co-Counsel opened offices in Dallas, Chicago, New York and Los Angeles in June 1992, October 1993, September 1994, and November 1995, respectively.

     Co-Counsel's long-term growth strategy is to open and maintain offices in major metropolitan areas throughout the United States which Co-Counsel believes offer the best prospects for growth and profitability. Co-Counsel is currently reviewing several cities for possible expansion in 1996 to allow for expansion into at least one additional city during 1996, although there can be no assurance it will be able to do so. Co-Counsel has preliminarily targeted either Atlanta, San Francisco, or Washington, D.C. for that possible expansion. The Co-Counsel Board does not believe that Co-Counsel has all of the necessary financial and other resources to accelerate its expansion rate, and has concluded that, in order to meet its expansion targets, Co-Counsel must either position itself with a strong financial partner or undertake a significant financing. The Co-Counsel Board has concluded that the financing alternative is not feasible at this time on terms favorable to Co-Counsel and its shareholders.

     The operations of a newly opened office have a negative effect on Co-Counsel's operating income and results of operations until the office achieves a sufficient level of revenues to cover its operating expenses, which, based on Co-Counsel's experience to date, typically requires from six to nine months of operation. However, there can be no assurance that Co-Counsel will be able to open a new office in 1996 and achieve a sufficient level of revenues to cover its operating expenses or become profitable. See "-- Liquidity and Capital Resources."

     Results of Operations Revenues for the three months ended March 31, 1996 increased by approximately $763,000 or 37% over revenues of approximately $2,035,000 for the same period in fiscal 1995. Placement fees related to paralegals increased approximately $291,000 and placement fees related to attorneys increased approximately $472,000. Of the total revenues for the three months ended March 31, 1996 and 1995 approximately 42% and 43%, respectively, were attributable to paralegal assignments and approximately 58% and 57%, respectively, were attributable to attorney assignments. Of the total revenues for the three months ended March 31, 1996 and 1995, related to paralegals, approximately 97% and 96%, respectively, were attributable to temporary paralegal assignments and approximately 3% and 4%, respectively, were attributable to permanent paralegal placements. Of the total revenues for the three months ended March 31, 1996 and 1995, related to attorneys, approximately 96% were attributable to temporary attorney assignments and approximately 4% were attributable to permanent attorney placements. Offices opened prior to the beginning of 1995 contributed 81% of Co-Counsel's revenue growth for the three months ended March 31, 1996 over the same fiscal period in 1995.

     Direct costs of placements consist of wages and related payroll taxes for temporary paralegals and attorneys while working on specific assignments. Direct costs of placements increased to approximately $1,669,000 for the three months ended March 31, 1996 compared to approximately $1,197,000 for the same fiscal period in 1995 primarily to support the increase in revenues. Direct costs of placements as a percentage of revenues was 60% for the three months ended March 31, 1996 compared to 59% for the same period in fiscal 1995. As Co-Counsel's business grows, direct costs of placements are anticipated to increase in relation to the number of temporary attorneys and paralegals on assignment by Co-Counsel.

     Revenues for fiscal 1995 increased by approximately $2,688,000 or 44% over revenues of approximately $6,051,000 for fiscal 1994. Placement fees related to paralegals increased approximately $1,102,000, and placement fees related to attorneys increased approximately $1,586,000. Of the total revenues for fiscal 1995 and 1994 approximately 50% and 54%, respectively, were attributable to paralegal assignments and approximately 50% and 46%, respectively were attributable to attorney assignments. Of the total revenues for fiscal 1995 and 1994 related to paralegals, approximately 98% and 96%, respectively, were attributable to temporary paralegal assignments and approximately 2% and 4%, respectively, were attributable to permanent paralegal placements, respectively. Of the total revenues for fiscal 1995 and 1994 related to attorneys, approximately 96% and 94%, respectively, were attributable to temporary attorney assignments and approximately 4% and 6%, respectively, were attributable to permanent attorney placements. Offices opened prior to the beginning of 1994 contributed 75% of Co-Counsel's revenue growth from 1995 and 1994.

     Direct costs of placements increased to approximately $5,333,000 for fiscal 1995 compared to approximately $3,601,000 in fiscal 1994 to support the increase in revenues. Direct costs of placements as a percentage of revenues was 61% for fiscal 1995 compared to 60% for fiscal 1994.

     Administrative and general expenses, which consist primarily of salaries, wages and commissions for office personnel and officers, office rent, advertising and other operating expenses increased by approximately $384,000 or 38% for the three months ended March 31, 1996 compared to the same period in fiscal 1995. The increase was primarily due to increases in compensation to sales personnel and increased advertising costs to support the increase in revenues. The increase was also attributable to increases in staffing, expansion and operating expenses compared to the same period in fiscal 1995.

     Other income, net, consists of interest income, interest expense and gain on asset sale. Other income, net, decreased by approximately $37,000 or 94% for the three months ended March 31, 1996 compared to the same period in fiscal 1995 due to a gain on the sale of assets, in 1995, and decreased interest income and increased interest expenses in 1996.

     Administrative and general expenses, which consist primarily of salaries, wages and commissions for office personnel and officers, office rent, advertising and other operating expenses increased by approximately $1,409,000 or 43% in fiscal 1995 compared to fiscal 1994. The increase was primarily due to increases in compensation to sales personnel and increased advertising costs to support the increase in revenues. The increase was also attributable to increases in staffing, expansion and operating as well as an increase in corporate office including legal fees, consulting fees, and business promotion, compared to fiscal 1994.

     Other income consists of interest income and expense. Other income, net, decreased by approximately $29,000 or 28% in fiscal 1995 compared to fiscal 1994 due to a decrease in interest income related to the funds available to invest.

     Liquidity and Capital Resources Working capital decreased to approximately $1,402,000 at March 31, 1996 from approximately $1,542,000 at December 31, 1995.
The decrease in cash is due to cash used to finance the operation and expansion of the business. Increased revenues are reflected in increased balances in accrued compensation. Accounts receivable balances, which decreased due to quicker average collection, indicate increased placement levels, payment terms and the frequency of billings. Co-Counsel generally bills clients every week with payments due in fourteen days. On occasion, special arrangements allowing for payments every thirty days may be given. Historically, Co-Counsel has not experienced any material difficulty in the collection of its accounts receivable. Accrued compensation includes payments due to temporary attorneys and paralegals, which is directly related to revenues, and compensation to Co-Counsel's office staff, which increased due to the opening of a Los Angeles office during 1995. Accounts payable decreased, which reflects a reduction in corporate costs, including legal and consulting fees, and the timing of payments for operating expenses.

     Working capital decreased to approximately $1,542,000 at December 31, 1995 from approximately $2,918,000 at December 31, 1994. The decrease is due to bank borrowings and cash used to finance the loss from operations and expansion of the business. Accounts payable increased which reflects an increase in operating costs of an additional office, as well as corporate costs incurred to support the expansion of the business, including legal fees, consulting fees, and business promotion. Equipment has increased primarily due to Co-Counsel's investment in an integrated computer system that is used in operating Co-Counsel's offices.

     Co-Counsel's long-term growth strategy is to maintain and open offices in major metropolitan areas throughout the United States that Co-Counsel believes offer the best prospects for growth and profitability. Co-Counsel commenced operations in New York City in September 1994 and in Los Angeles in November 1995. Co-Counsel is currently reviewing several cities for possible expansion in 1996 to allow for expansion into at least one additional city during 1996, although there can be no assurance it will be able to do so. Co-Counsel has preliminarily targeted either Atlanta, Washington, D.C. or San Francisco for that possible expansion. Co-Counsel expects that each additional office will require approximately six to nine months to achieve a sufficient level of revenues to cover its operating expenses, although the New York office required twelve months. Historically, Co-Counsel has required from approximately $175,000 to approximately $300,000 to open and operate a new office until it generates a positive cash flow, although the New York office required approximately $450,000 before generating positive cash flow. Co-Counsel anticipates that similar amounts will be required to open and operate any new office until it generates a positive cash flow. Included among the cash requirements for a new office are expenditures for office personnel, office rent, furniture and fixtures, office equipment, computer equipment and marketing costs. Co-Counsel believes that it has developed an operating infrastructure capable of supporting the planned expansion for the next year with the addition of a minimal number of personnel; however, the success of Co-Counsel's strategy will depend in part on Co-Counsel's ability to hire qualified individuals to manage and market Co-Counsel's services in its existing and new markets. There can be no assurance that the estimated cash expenditures will not increase as a result of local economic conditions, competition, inflation, changes in Co-Counsel's anticipated method of operation or other factors.

     Most temporary attorneys are paid weekly rather than upon receipt of payment from the client for such services. Likewise, all temporary paralegals are paid weekly. Accordingly, although the clients ultimately pay for such costs, to the extent that Co-Counsel places more temporary paralegals and attorneys, and to the extent Co-Counsel pays related costs of employment, such as workers' compensation insurance, state and federal unemployment taxes and Social Security and Medicare taxes for its temporary attorneys and paralegals, Co-Counsel may have to seek additional capital from time to time under a revolving credit facility to meet its payroll obligations. Co-Counsel has a line of credit agreement with a bank that provides for a maximum borrowing facility of $500,000 that expires on July 5, 1996. As of March 31, 1996 and December 31, 1995, Co-Counsel had $75,000 available for future borrowings. Co-Counsel may seek to replace or expend the existing credit facility in order to accommodate increased capital requirements as the business expands; however, there can be no assurance that future financing will be available on terms acceptable to Co-Counsel.

     On November 23, 1993, Co-Counsel's sale to the public of 1,250,000 Units and 187,500 Units in the underwriter's over-allotment was completed and net proceeds of $3,720,258 (net of the underwriter's discount and underwriter's expense allowance) were received. Co-Counsel has used approximately $2,748,000 of the net proceeds from the offering primarily to expand its operations, for working capital purposes and other general corporate purposes. Co-Counsel believes that the remaining proceeds from that offering and cash flow generated from operations will be sufficient to satisfy its working capital and capital expenditure requirements through at least December 31, 1996. Deferred income taxes result from temporary differences between the financial statement and income tax basis of assets and liabilities. Co-Counsel adjusts the deferred tax asset valuation allowance based upon judgements as to future realization of the deferred tax benefits supported by demonstrated trends in Co-Counsel's operating results.

     Changes In and Disagreements with Accountants on Accounting and Financial Disclosure Co-Counsel has not experienced a change in its independent accountants during its three most recent fiscal years or subsequent interim period. Further, Co-Counsel has not had any disagreements with its independent accountants on any matter of accounting principles or practices or financial disclosure.

     New Accounting Pronouncements In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS No. 121). SFAS No. 121 requires, among other things, that impairment losses on assets to be held, and gains or losses from assets that are expected to be disposed of, be included as a component of income from continuing operations. Co-Counsel has adopted SFAS No. 121 during the three months ended March 31, 1996 with no material adjustment recorded on its consolidated financial statements.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." (SFAS No. 123). SFAS No. 123 encourages entities to adopt the fair value method in place of the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25), for all arrangements under which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of its stock. Co-Counsel does not anticipate adopting the fair value method encouraged by SFAS No. 123 and will continue to account for such transactions in accordance with APB No. 25. However, Co-Counsel will be required to provide additional disclosures beginning in 1996, by providing pro forma effects as if Co-Counsel had elected to adopt SFAS No. 123.

                        COMPARISON OF SHAREHOLDER RIGHTS

     The following is a summary of material differences between the rights of holders of Olsten Common Stock and Class B Stock and the rights of holders of Co-Counsel Common Stock. Olsten is incorporated under the laws of the State of Delaware and, accordingly, the rights of Olsten shareholders are governed by the Olsten Certificate, the Olsten By-Laws and the DGCL law. Co-Counsel is incorporated under the laws of the State of Texas and, accordingly, the rights of Co-Counsel shareholders are governed by the Co-Counsel Articles, the Co-Counsel By-Laws and the TBCA.

GENERAL SHAREHOLDER VOTE REQUIREMENTS

     The Olsten Certificate provides that each share of Olsten Common Stock shall be entitled to one vote and each share of Class B Stock shall be entitled to ten votes. The Co-Counsel Articles provide that each share of Co-Counsel Common Stock shall be entitled to one vote.

NUMBER AND ELECTION OF DIRECTORS; DIRECTOR NOMINATION PROCEDURES

     The Olsten By-Laws provide that directors shall be elected by a plurality of the votes entitled to be cast by the holders of shares present in person or represented by proxy in accordance with the procedures for election of directors by separate class. See "Description of Olsten Capital Stock -- Voting." The Olsten By-Laws further provide that the number of directors shall be determined by majority vote of the Olsten Board, and may not be more than twelve or less than three. The Olsten Board has currently fixed the number of directors at nine.

     Pursuant to Texas law, unless otherwise provided in the articles of incorporation, shareholders shall be entitled to cumulative voting in the election of directors if they provide the secretary of the corporation with written notice prior to the day of the election of their intent to cumulate their votes. Absent such notice, the directors of a corporation shall be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present. The Co-Counsel Articles prohibit cumulative voting and, therefore, the directors are elected by a majority vote. The Co-Counsel Board consists of five members. The DGCL does not provide for cumulative voting. Holders of Olsten Common Stock are not entitled to cumulate their votes in the election of directors. See "Description of Olsten Common Stock -- Voting Rights".

     Neither the Olsten Certificate nor the Olsten By-Laws and neither the Co-Counsel Articles nor the Co-Counsel By-Laws contain any director nomination procedures.

REMOVAL OF DIRECTORS

     The DGCL provides that a majority of shareholders may remove a director, with or without cause, unless the directors are classified and elected for staggered terms, in which case, directors may be removed only for cause. All of the directors of Olsten are reelected annually. The Olsten By-Laws provide that any director may be removed, with or without cause, at any time, by the affirmative vote of a majority of the holders of shares entitled to vote for the election of directors at a special meeting of shareholders called for that purpose. According to the Olsten By-Laws, whenever the holders of a class are entitled to elect one or more directors, removal without cause shall be by the affirmative vote of holders entitled to cast a majority of the votes of that class. Vacancies caused by such removal may be filled by shareholders at such special meeting held to remove directors or, if the shareholders shall fail to fill the vacancies, they shall be filled as provided by the Olsten By-Laws.

     A Texas corporation may provide in its articles of incorporation or by-laws that a director can be removed, with or without cause, by a vote of the holders of not less than a majority of the shares entitled to vote. The Co-Counsel By-Laws provide that a director or the entire board may be removed, with or without cause, at a special meeting of shareholders by the affirmative vote of a majority of the holders of shares present in person or by proxy and entitled to vote for the election of directors, if notice of the intention to act upon such matter shall have been given in the notice calling such meeting. If the notice calling such meeting shall have so provided, the vacancy caused by such removal may be filled at such meeting by the affirmative vote of a majority of the holders of shares present in person or by proxy and entitled to vote.

VACANCIES ON THE BOARD OF DIRECTORS

     Under the DGCL, unless a certificate of incorporation or by-laws provide otherwise, vacancies and newly-created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office. The Olsten By-Laws provide that vacancies and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced. Whenever holders of a class of stock are entitled to elect directors, vacancies and newly created directorships of that class may be filled by a majority of directors or a sole remaining director elected by that class. If, at the time of the filling of any vacancy, the directors then in office are fewer than a majority, the Delaware Court of Chancery may order an election to be held to fill such vacancy, upon application of any shareholder or shareholders holding shares entitling them to cast at least ten percent of the total number of votes of all shares outstanding having the right to vote for directors. When one or more directors shall resign from the board, the majority of the directors then in office, including those who have resigned, shall have the power to fill such vacancy or vacancies.

     The TBCA provides that any vacancy occurring in a board of directors may be filled by shareholders or by the affirmative vote of a majority of the remaining directors. A directorship which is created by an increase in the number of directors may be filled by the shareholders or by the board of directors for a term of office continuing only until the next election of one or more directors by the shareholders, provided, that the board of directors may not fill more than two such directorships during the period between any two successive annual meetings of shareholders. The Co-Counsel By-Laws provide that vacancies on the board may be filled by the vote of a majority of the remaining directors, even if such remaining directors comprise less than a quorum of the board of directors. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office. Any position on the board of directors to be filled by reason of an increase in the number of directors shall be filled by election at an annual meeting of the shareholders, or at a special meeting of shareholders duly called for such purpose.

MEETINGS OF SHAREHOLDERS

     A special meeting of shareholders of a Texas corporation may be called by
(i) the president, the board of directors, or such other person or persons as may be authorized in the articles of incorporation or the bylaws or (ii) by the holders of shares entitled to cast not less than ten percent of all shares entitled to vote at the meeting, unless a different percentage, not to exceed fifty percent, is provided in the articles of incorporation. The Co-Counsel By-Laws provide that special meetings may be called by the chairman of the board of directors, the president, any one of the directors, or the holders of not less than one-tenth of all the shares having voting power at such meeting, and shall be held at Co-Counsel's principal office or at such other place, and at such time, as may be stated in the notice calling such meeting.

     Shareholders of Delaware corporations do not have a right to call special meetings unless such right is conferred upon the shareholders in the corporation's certificate of incorporation or by-laws. The Olsten By-Laws provide that special meetings of shareholders may be called for any purpose by the Olsten Board, or upon written request of shareholders owning one-fourth of the votes entitled to be cast on matters other than the election of directors.

SHAREHOLDER APPROVAL OF MERGERS AND SALES OF ASSETS

     Both the DGCL and the TBCA generally permit a merger to become effective without the approval of the surviving corporation's shareholders if the charter of the surviving corporation does not change following the merger, the voting power of the number of voting shares outstanding immediately after the merger, plus the voting power of the number of voting shares issuable as a result of the merger, will not exceed by more than 20% of the voting power of the total number of voting shares of the corporation outstanding immediately before the merger, and the board of directors of the surviving corporation adopts a resolution approving the plan of merger. Furthermore, under the DGCL, approval of the shareholders of a constituent corporation is not necessary for a merger in which each share of stock of the surviving corporation outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger.

     Under the DGCL, a majority of the outstanding shares of Olsten Common Stock entitled to vote on a merger or the sale, lease or exchange of all, or substantially all, of Olsten's corporate assets must approve such transactions, unless the Olsten Certificate requires the vote of a larger portion of the outstanding stock. The Olsten Certificate does not so provide. Under Texas law, a merger or sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the Articles of Incorporation) of all, or substantially all, the property and assets of Co-Counsel, if not made in the usual and regular course of business, requires the approval of the holders of two-thirds of the outstanding shares of Co-Counsel entitled to vote thereon, unless there is a class of stock that is entitled to vote as a class, in which event the merger must be approved by the holders of two-thirds of the outstanding shares of stock of each class entitled to vote as a class and by the holders of two-thirds of the outstanding shares otherwise entitled to vote, unless the articles of incorporation require the vote of a different number, not less than a majority, of the shares outstanding. The Co-Counsel Articles provide that an affirmative vote of the holders of a majority of the shares entitled to vote thereon is required for any liquidation of the corporation, any business combination of the corporation by which the corporation is not the surviving entity or for the sale of all or substantially all of the corporation's assets. However, as described above, the affirmative vote of two-thirds of the Co-Counsel Common Stock and at least two-thirds of the total outstanding shares otherwise entitled to vote are required for a merger with Co-Counsel in which Co-Counsel is the surviving corporation.

AMENDMENTS TO CERTIFICATE OR ARTICLES OF INCORPORATION

     DGCL provides that amendments to the certificate of incorporation must be approved by the holders of a majority of the corporation's stock entitled to vote thereon, and the holders of a majority of the outstanding stock entitled to vote thereon as a class, unless the certificate of incorporation requires the vote of a larger portion of the outstanding stock or any class thereof. The Olsten Certificate does not provide for approval by more than a majority vote. Under the Olsten Certificate, holders of Class B Stock and Olsten Common Stock are entitled to vote separately on any amendment of the Olsten Certificate to split or combine shares of either class if, pursuant to such split or combination, the relationship between the number of the Class B Stock and the Olsten Common Stock outstanding is different after such split or combination than prior to such split or combination.

     Under Texas law, an amendment to the articles of incorporation requires the approval of at least two-thirds of the shareholders entitled to vote thereon, and the holders of two-thirds of the outstanding shares of each class or series entitled to vote thereon as a class, unless a different number, not less than a majority, is specified in the articles. The Co-Counsel Articles do not contain a provision governing amendments.

PREEMPTIVE RIGHTS

     Under Texas law, shareholders possess preemptive rights as to the issuance of additional or treasury securities by the corporation, unless the corporation's articles of incorporation provide otherwise. The Co-Counsel Articles deny preemptive rights as to any additional unissued or treasury shares of Co-Counsel of any class now or hereafter authorized or held. The DGCL does not provide preemptive rights for shareholders. The Olsten Certificate denies the shareholders preemptive rights.

DIVIDENDS AND OTHER DISTRIBUTIONS

     A Delaware corporation may pay dividends not only out of surplus (the excess of net assets over capital) but also out of net profits for the current or preceding fiscal year if it has no surplus; provided, however, that if the capital of the corporation has been decreased to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock having a preference upon the distribution of assets, no dividends may be declared out of net profits. A Texas corporation may not make a distribution to its shareholder if the corporation would be insolvent as a result thereof or if the distribution exceeds the corporation's surplus, except in certain limited situations involving the dissolution of the corporation.

     See "Description of Olsten Capital Stock -- Dividends and Other Distributions."

     The Co-Counsel By-Laws provide that dividends on Co-Counsel Common Stock may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid by Co-Counsel in cash, in property, or in shares of Co-Counsel Common Stock, but only out of Co-Counsel's unreserved and unrestricted earned surplus, except as otherwise allowed by law. Subject to the rights of the holders of Co-Counsel's unissued preferred stock, the limitation under Texas law discussed above that dividends be paid out of surplus, or any resolution of the board of directors providing for the issuance of any series of Co-Counsel preferred stock, the board of directors may declare and pay dividends at their discretion.

INSPECTION OF BOOKS AND RECORDS

     Any person who has been a shareholder of a Texas corporation for at least six months preceding his demand, or who is the holder of at least five percent of all of the outstanding shares of a corporation, is entitled to examine a corporation's relevant books and records for any proper purpose. Any holder of shares in a Delaware corporation possesses such a right.

INDEMNIFICATION AND LIMITATION OF LIABILITY OF OFFICERS AND DIRECTORS

     Both the TBCA and the DGCL permit a corporation to set limits on the liability of its directors. The law of both states permits a corporation to indemnify its officers, directors, employees and agents if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. Indemnification is not allowed under either the TBCA or the DGCL, absent a court order to the contrary, if an officer, director, employee or agent of the corporation is finally adjudged liable to the corporation. Pursuant to Article 2-02-1C(1) of the TBCA, indemnification is also not allowed if (i) the officer, director, employee or agent is found liable on the basis that a personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in such person's official capacity, and (ii) the person is found liable for willful or intentional misconduct in the performance of his duty to the corporation. However, if a personal benefit was improperly received and the person is not found liable for willful or intentional misconduct in the performance of his duty to the corporation, then indemnification is allowed for reasonable expenses actually incurred by the person in connection with the proceeding. The Olsten By-Laws provide that Olsten will indemnify a director or officer (and advance expenses on behalf of such persons) to the fullest extent provided by the DGCL (and may similarly indemnify, and advance expenses on behalf of, employees and agents) against liabilities incurred by such person in such capacity.

     The Co-Counsel By-Laws state that the corporation shall indemnify its officers and directors for all liabilities, except those arising from negligence or misconduct in performance of duty, or with respect to any matters which shall be settled by the payment of sums which counsel selected by the Co-Counsel Board shall not deem reasonable payment made primarily with a view to avoiding of litigation, or with respect to matters for which such indemnification would be unlawful or against public policy. The indemnification provided by Co-Counsel shall be in addition to, and not in lieu of, any other such right provided at any time under Texas law and if the indemnification is held illegal or void as against public policy, then the indemnification shall be construed within the law or public policy guidelines.

     Under the Olsten Certificate and the Co-Counsel Articles, a director will not be liable to Olsten or Co-Counsel or their respective shareholders, as the case may be, for monetary damages for any breach of fiduciary duty as a director, except (i) for breach of the director's duty of loyalty in the case of Olsten, and for an act or omission in the director's capacity as director in the case of Co-Counsel, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a transaction from which such director received an improper benefit, and (iv) with respect to the directors of Olsten, for the unlawful payment of dividend or unlawful stock purchase or redemption, and (v) with respect to the directors of Co-Counsel, any act or omission for which the liability of a director is expressly provided for by statute. The Olsten Certificate authorizes indemnification of officers, directors and others to the full extent permitted by the DGCL.

     See "Description of Olsten Capital Stock -- Indemnification and Limitation on Director Liability."

                      DESCRIPTION OF OLSTEN CAPITAL STOCK

GENERAL

     The authorized capital stock of Olsten consists of 110,000,000 shares of Olsten Common Stock, 50,000,000 shares of Class B Stock, and 250,000 shares of preferred stock, par value $.10 per share ("Olsten Preferred Stock").

     No redemption provisions or sinking fund provisions apply to either the Olsten Common Stock or Class B Stock. All presently outstanding shares of Olsten Common Stock and Class B Stock are fully paid and non-assessable. Subject to the rights of holders of Olsten Preferred Stock, if and when issued, holders of Olsten Common Stock and Class B Stock are entitled to receive cash dividends, when and if declared by the Olsten Board, out of any funds legally available therefor, and on liquidation are entitled to share ratably in the assets of Olsten available for distribution to its shareholders.

VOTING

     In all matters, with respect to both actions by vote and by consent, each share of Olsten Common Stock entitles the holder thereof to one vote and each share of Class B Stock entitles the holder thereof to ten votes.

If, with respect to any meeting of the shareholders for the election of directors, any shares of Olsten Common Stock are outstanding, then so long as such procedure is required for the continued listing for trading of the Olsten Common Stock on the NYSE (or, if the Olsten Common Stock is not listed on the NYSE, if required for the listing or continued listing for trading on the principal national securities exchange on which the Olsten Common Stock is listed or admitted for trading, or if the Olsten Common Stock is not listed or admitted for trading on any national securities exchange, if required for the quotation on NASDAQ) and so long as the Olsten Common Stock is so listed or quoted, holders of Olsten Common Stock, voting separately as a class, will have the right to elect 25% (rounded up to the nearest whole number) of the directors of the Olsten Board to be elected at such meeting and holders of Class B Stock, voting separately as a class, will have the right to elect 75% (rounded down to the nearest whole number), of the directors of Olsten Board to be elected at such meeting; provided, however, that if the holders of any series of Olsten Preferred Stock are generally entitled at such meeting to vote for the election of directors who would otherwise be elected by holders of Olsten Common Stock and Class B Stock, the number of directors to be elected by holders of Class B Stock shall be reduced accordingly. Notwithstanding the foregoing, if, as of the record date for determining the shareholders entitled to vote at a meeting of shareholders for the election of directors, and so long as such procedure is required for continued listing of the Olsten Common Stock on the NYSE (or, if the Olsten Common Stock is not listed or admitted for trading on the NYSE, if required for the listing or continued listing for trading on the principal national securities exchange on which the Olsten Common Stock is listed or admitted for trading or, if the Olsten Common Stock is not listed or admitted for trading on any national securities exchange, if required for quotation on NASDAQ) and so long as the Olsten Common Stock is so listed or quoted, the number of outstanding shares of Class B Stock is less than 12 1/2% of the total of (a) the number of outstanding shares of Olsten Common Stock, (b) the number of outstanding shares of Class B Stock and (c) the number of outstanding shares of any other class or series of capital stock (including, without limitation, Olsten Preferred Stock) the holders of which are generally entitled to vote for the election of directors, then at such meeting, the holders of the Olsten Common Stock would continue to vote separately as a class for the election of 25% of the directors but would, in addition, vote together with the holders of Class B Stock for the election of directors who would otherwise be elected by the holders of Class B Stock, with each share of Olsten Common Stock having one vote and each share of Class B Stock having ten votes.

     In the event that the continued listing for trading of the Olsten Common Stock on the NYSE (or, if the Olsten Common Stock is not listed or admitted for trading on the NYSE, the continued listing for trading on the principal national securities exchange on which the Olsten Common Stock is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, the continued quotation on NASDAQ) no longer requires 25% of the number of directors to be elected by the holders of the Olsten Common Stock in the manner specified above, then such right of the holders of the Olsten Common Stock to elect 25% of the number of directors shall cease, and at all elections of directors following such change, the Olsten Common Stock and Class B Stock shall vote in the election of directors as one class, with each share of Olsten Common Stock entitled to one vote and each share of Class B Stock entitled to ten votes.

     The holders of shares of Olsten Common Stock and the holders of the shares of Class B Stock are entitled to vote separately as classes on any amendment of the Olsten Certificate to split or combine the shares of either such class if, pursuant to such stock split or combination, the relationship between the number of shares of Class B Stock and Olsten Common Stock outstanding immediately following such stock split or combination is not the same as the relationship between the number of shares of Class B Stock and Olsten Common Stock immediately prior to such stock split.

     Except as set forth above and except as otherwise required by law, the holders of Olsten Common Stock and Class B Stock vote together as a single class in all matters.

     The ability of the holders of Class B Stock to elect a majority of the Olsten Board could discourage open market purchases of the Olsten Common Stock or a non-negotiated tender or exchange offer for such stock and, accordingly, may limit a shareholder's ability to realize a premium over the market price of the Olsten Common Stock in connection with any such transaction.

     Holders of Olsten Common Stock and Class B Stock do not have cumulative voting rights or preemptive rights.

TRANSFERABILITY AND TRADING MARKET

     The Olsten Common Stock is freely transferable and is listed and traded on the NYSE. The Class B Stock is not transferable except to Olsten or certain "Permitted Transferees" (as defined below). Any attempted transfer to other than a Permitted Transferee will result in the conversion of the transferee's shares of Class B Stock into shares of Olsten Common Stock. Accordingly, there is no trading market for the Class B Stock and the Class B Stock is not listed or traded on any exchange or in any public market. Shares of Class B Stock are convertible at all times, without cost to the holder thereof, into shares of Olsten Common Stock on a share-for-share basis, and once converted, the shares may not be converted back into Class B Stock. All shares of Class B Stock received by Olsten upon conversion thereof into Olsten Common Stock will be retired and shall thereafter resume the status of authorized and unissued shares of Class B Stock. Shares of Olsten Common Stock are not convertible or exchangeable into Class B Stock.

     The Olsten Certificate provides that shares of Class B Stock shall be registered in the names of the beneficial owners thereof and not in "street" or "nominee" name. However, in order to facilitate the exchange of shares pursuant to a merger or consolidation in which shares of Class B Stock are to be issued in exchange for the shares of a constituent corporation of such merger or consolidation, the Olsten Certificate permits the Olsten Board to authorize (and the Olsten Board, in connection with the Merger, has authorized): (a) shares of Class B Stock to be issued in connection with such merger or consolidation to be registered in the name of, and to be held of record by, a broker or dealer in securities, a bank or voting trustee or a nominee of any such broker, dealer, bank or voting trustee, or otherwise to be held of record by a nominee of the beneficial owner of such shares for a period ending not later than 30 days from the effective date of such merger or consolidation and (b) the transfer of such shares to the beneficial owner thereof at the time of issuance or to the nominee or Permitted Transferee of such beneficial owner. Any attempted transfer of Class B Stock other than to a Permitted Transferee (except as described in the preceding sentence) will result in automatic conversion of such Class B Stock into Olsten Common Stock. Any shares of Class B Stock registered in "street" or "nominee" name will automatically be converted into Olsten Common Stock not later than the close of business on the 30th day after the effective date of such merger or consolidation (or if such day is not a business day, on the first business day thereafter). See "The Merger -- General Description of the
Merger; -- Exchange of Stock Certificates."

     The Olsten Certificate provides that Olsten may, in connection with preparing a list of shareholders entitled to vote at any meeting of shareholders, or as a condition to the transfer or registration of shares of Class B Stock on Olsten's books, require the furnishing of such affidavits or other proof as it deems necessary to establish that any person is the beneficial owner of Class B Stock or is a Permitted Transferee. In addition, each certificate representing shares of Class B Stock shall bear a legend regarding the restrictions on transfer and registration of transfer of shares of Class B Stock.

     Olsten and Co-Counsel believe that because the Class B Stock is neither listed on a securities exchange nor is expected to be an over-the-counter margin stock, it would not be accepted as security for the extension of "margin" credit by securities brokers or dealers. Thus, Olsten and Co-Counsel believe that any holder whose shares of Co-Counsel Common Stock secure margin loans from a securities broker or dealer and who desires to maintain such arrangement after the Effective Time would have to convert his or her shares of Class B Stock received in the Merger into shares of Olsten Common Stock, which is listed on the NYSE. Any Co-Counsel shareholder who has pledged his shares of Co-Counsel Common Stock to secure a loan from a lender other than a securities broker or dealer should contact such lender to determine whether the Class B Stock will be acceptable as collateral for such loan.

     A "Permitted Transferee" (as defined in the Olsten Certificate) means:

          (a) With respect to a Class B Shareholder who is a natural person:

             (i) the spouse of such Class B Shareholder;

             (ii) any lineal descendant of a parent or grandparent of either such Class B Shareholder or such Class B Shareholder's spouse, including adopted children, and any spouse of such lineal descendant (said descendants, together with the Class B Shareholder and their spouses, being hereinafter referred to as "such Class B Shareholder family members");

             (iii) a trust established principally for the benefit of such Class B Shareholder, one or more of such Class B Shareholder's family members and/or Permitted Transferees;

             (iv) a corporation, the beneficial ownership of at least two-thirds of the outstanding capital stock of which is entitled to vote for the election of directors is owned by, or a partnership, at least two-thirds of the beneficial ownership of the partnership interests of which are entitled to participate in the management of the partnership are held by, such Class B Shareholder and/or one or more of such Class B Shareholder's Permitted Transferees, provided that if by reason of any change in the ownership of such stock or partnership interests, such corporation or partnership would no longer qualify as a Permitted Transferee, all shares of Class B Stock then held by such corporation or partnership shall, upon the election of Olsten given by written notice to such corporation or partnership, without further act on anyone's part, be converted into shares of Olsten Common Stock, effective upon the date of the giving of such notice, and stock certificates formerly representing such shares of Class B Stock shall thereupon and thereafter be deemed to represent a like number of shares of Olsten Common Stock;

             (v) the executor, administrator or personal representative of the estate of such Class B Shareholder;

             (vi) an organization established principally by or identified with the Class B Shareholder and/or such Class B Shareholder's family members, contributions to which are deductible for federal income, estate or gift tax purposes; and

             (vii) an employee stock ownership plan established for the sole purpose of owning securities of Olsten.

          (b) With respect to a Class B Shareholder holding shares of Class B Stock as trustee pursuant to a trust other than a Charitable Organization or a trust described in clause (c) below, "Permitted Transferee" means (i) any person transferring Class B Stock to such trust and (ii) any Permitted Transferee of any such transferor determined pursuant to clause (a) above.

          (c) With respect to a Class B Shareholder holding shares of Class B Stock as trustee pursuant to a trust (other than a Charitable Organization) which was irrevocable on the record date for determining the persons to whom such shares of Class B Stock are first issued by Olsten, "Permitted Transferee" means (i) any person to whom or for whose benefit principal may be distributed either during or at the end of the term of such trust whether by power of appointment or otherwise, provided, however, that such person shall be a Permitted Transferee of such transferor determined pursuant to clause (a) above and (ii) any Permitted Transferee of any such transferor determined pursuant to clause (a) above.

          (d) With respect to a Class B Shareholder that is a Charitable Organization holding record and beneficial ownership of the amount of shares of Class B Stock in question, "Permitted Transferee" means (i) any person transferring such amount of shares of Class B Stock to such Charitable Organization and (ii) any Permitted Transferee of such transferor as determined under clause (a) above.

          (e) With respect to a Class B Shareholder that is a trustee of a thrift or profit sharing plan acquiring record ownership of shares of Class B Stock for the benefit of participants in such thrift or profit sharing plan upon its initial issuance by Olsten, "Permitted Transferee" means (i) the employee for whose account such shares of Class B Stock are held by such trustee and (ii) any Permitted Transferee of such employee as determined under clause (a) above.

          (f) With respect to a Class B Shareholder that is a corporation or partnership (other than a Charitable Organization) acquiring record or beneficial ownership of Class B Stock upon its initial issuance by Olsten, "Permitted Transferee" means (i) any partner of such partnership, or shareholder of such corporation, on the record date for determining the persons to whom such shares of Class B Stock are first issued by Olsten, (ii) any person transferring shares of Class B Stock to such corporation or partnership (provided, however, that such transferor may not receive shares of Class B Stock in excess of the shares transferred by the transferor to such entity), and (iii) any Permitted Transferee of any such person, partnership or shareholder referred to in subclause (i) and (ii) of this clause (f), as determined under clause (a) above.

          (g) With respect to a Class B Shareholder that is a corporation or partnership (other than a Charitable Organization or a corporation or partnership described in the clause (f) above) holding record and beneficial ownership of shares of Class B Stock, "Permitted Transferee" means (i) any person transferring shares of Class B Stock to such corporation or partnership, and (ii) any Permitted Transferee of any such transferor as determined under clause (a) above.

          (h) With respect to a Class B Shareholder that is the executor, administrator, personal representative or guardian of the estate of a deceased Class B Shareholder, or that is the trustee or receiver of the estate of a bankrupt or insolvent Class B Shareholder, which holds record or beneficial ownership of the shares of Class B Stock, "Permitted Transferee" means a Permitted Transferee of such deceased, bankrupt or insolvent Class B Shareholder as determined pursuant to clauses (a), (b),
     (d), (e), (f) or (g) above, as the case may be.

DIVIDENDS AND OTHER DISTRIBUTIONS

     Dividend rights of the holders of Olsten Common Stock and Class B Stock are subject to the rights of holders of Preferred Stock, if and when issued. Holders of Olsten Common Stock and Class B Stock are entitled to receive such dividends and other distributions in cash, stock or property as may be declared thereon by the Olsten Board from time to time, provided, however, that no cash dividend may be declared and paid on the Class B Stock unless a cash dividend is simultaneously declared and paid on the Olsten Common Stock. In the case of dividends or other distributions payable in stock of Olsten other than the Olsten Preferred Stock, including distributions pursuant to stock splits or divisions of stock of Olsten by way of stock dividends, such distributions or divisions must be in the same proportion with respect to each class of stock, but only shares of Olsten Common Stock may be distributed with respect to Olsten Common Stock and only shares of Class B Stock may be distributed with respect to Class B Stock.

     In the event of any dissolution or liquidation of Olsten, the holders of the Olsten Common Stock and Class B Stock will be entitled, after payment or provision for payment of the debts and other liabilities of Olsten, and after payment of any amounts to which any holders of Preferred Stock may then be entitled, to share ratably in the distribution of the remaining assets of Olsten.

AUTOMATIC CONVERSION OF CLASS B STOCK

     In addition to automatic conversions discussed under "-- Transferability and Trading Market," the outstanding shares of Class B Stock will be immediately converted into shares of Olsten Common Stock on a share per share basis if: (i) at any time the holders of a majority of the outstanding shares of Class B Stock approve the conversion of all of the Class B Stock into Olsten Common Stock, or
(ii) at any time the total number of shares of Class B Stock falls below 5% of the total number of shares of Class B Stock originally outstanding. In the event of such a conversion, certificates formerly representing outstanding shares of Class B Stock will thereafter be deemed to represent a like number of shares of Olsten Common Stock.

PREFERRED STOCK

     The Olsten Preferred Stock, which is issuable in series, may be issued from time to time upon authorization by the Olsten Board (without action by the shareholders) which has the power to fix and determine the price, terms and other conditions of each series of Olsten Preferred Stock (including voting, dividend and liquidation rights and preferences). The Olsten Board, without shareholder approval, could issue Olsten Preferred Stock with voting and conversion rights which could adversely affect the voting power of the Olsten Common Stock and the Class B Stock and which could have the effect of deterring or preventing a change in control of Olsten. No series of Olsten Preferred Stock has been issued, and Olsten has no present plan, arrangement, commitment or understanding with respect to the issuance of any Olsten Preferred Stock.

OTHER

     The Olsten Board will continue to possess the power to issue shares of authorized but unissued Olsten Common Stock, Class B Stock and Olsten Preferred Stock without further shareholder action, unless such shareholder action is otherwise required by law, the NYSE or any other securities exchange on which the Olsten Common Stock may then be listed.

INDEMNIFICATION AND LIMITATION ON DIRECTOR LIABILITY

     Consistent with applicable law, the Olsten Certificate limits a director's monetary liability to Olsten or its shareholders for breach of fiduciary duty, except for liability for any breach of the director's duty of loyalty to Olsten or its shareholders, for acts not in good faith, or which involve intentional misconduct or a knowing violation of law, unlawful payments of dividends or stock repurchases or redemptions, or transactions from which the director derived improper personal benefit. Such provisions of the Olsten Certificate would not alter the liability of directors under applicable federal securities laws or the ability of shareholders to pursue other remedies such as injunctive relief in appropriate circumstances.

     The Olsten By-Laws provide that Olsten will indemnify any director or officer (and advance on behalf of such persons) to the fullest extent provided by Delaware law (and may similarly indemnify, and advance on behalf of, employees and agents) against liabilities incurred by such person in such capacity.

                                 LEGAL OPINION

     The validity of the shares of Class B Stock and Olsten Common Stock offered by this Proxy Statement and Prospectus will be passed upon for Olsten by Gordon Altman Butowsky Weitzen Shalov & Wein, 114 West 47th Street, New York, New York 10036 ("Gordon Altman"). Andrew N. Heine, a director of Olsten, is of counsel to Gordon Altman.

                                    EXPERTS

     The consolidated balance sheets as of December 31, 1995 and January 1, 1995 and the consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995 of Olsten incorporated by reference in this Proxy Statement and Prospectus have been incorporated herein in reliance on the report of Coopers & Lybrand LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements of Quantum appearing in Quantum's Annual Report on Form 10-K, as amended, for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report, given upon the authority of such firm as experts in accounting and auditing.

     The balance sheets as of December 31, 1995 and 1994, and the related statements of loss, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1995 of Co-Counsel appearing in Co-Counsel's Annual Report on Form 10-KSB, have been audited by BDO Seidman, LLP, independent certified public accountants as set forth in their report thereon included therein and incorporated herein by reference. Such financial information is incorporated herein by reference in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                            SOLICITATION OF PROXIES

     Co-Counsel and Olsten will share equally the expenses in connection with the printing and mailing of this Proxy Statement and Prospectus. The costs of solicitation of proxies will be borne by Co-Counsel. Co-Counsel will reimburse brokers, fiduciaries, custodians and other nominees for reasonable out-of-pocket expenses incurred in sending this Proxy Statement and Prospectus and other proxy materials to, and obtaining instructions relating to such materials from, beneficial owners of stock. Co-Counsel shareholder proxies may be solicited by directors, officers, regular employees or the financial advisor of Co-Counsel, in person, by letter or by telephone or telegram.

     Co-Counsel will also reimburse custodians, nominees and fiduciaries for forwarding proxies and proxy materials to the beneficial owners of their stock in accordance with regulations of the SEC, the NYSE and NASDAQ.

BY ORDER OF THE BOARD OF DIRECTORS     BY ORDER OF THE BOARD OF
OF OLSTEN CORPORATION                  DIRECTORS OF CO-COUNSEL, INC.
Laurin L. Laderoute, Jr.               William Lerner
Secretary                              Secretary

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated May 28, 1996 (the "Agreement"), by and among Olsten Corporation, a Delaware corporation ("Acquiror"), Lawyers Acquisition Corp., a Texas corporation that is a direct wholly-owned subsidiary of Olsten ("Merger Sub") and Co-Counsel, Inc., a Texas corporation ("Co-Counsel").

     WHEREAS, the Boards of Directors of Olsten, Merger Sub and Co-Counsel have each determined that it is in the best interests of their respective shareholders for Merger Sub to merge with and into Co-Counsel upon the terms and subject to the conditions set forth herein (the "Merger"), and have adopted the Plan of Merger in the form attached hereto as Exhibit I (the "Plan of Merger");

     WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling of interests";

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended;

     WHEREAS, Olsten, Merger Sub and Co-Counsel desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, subject to the terms and conditions set forth herein, Olsten, Merger Sub and CoCounsel hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     Section 1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, Articles of Merger in the form attached hereto as Exhibit II (the "Articles of Merger") shall be duly prepared, executed and acknowledged by Co-Counsel and Merger Sub and thereafter delivered to the Secretary of State of the State of Texas, for filing as provided in the Texas Business Corporation Act (the "TBCA"), as soon as practicable on or after the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the issuance of a certificate of merger by the Secretary of State of the State of Texas pursuant to the TBCA (the "Effective Time").

     Section 1.2 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., New York City time, on a date to be specified by the parties, which shall be no later than the second Business Day (as defined below) after the latest to occur of the conditions set forth in Article VII each having been fulfilled or having been waived in accordance with this Agreement (the "Closing Date"), at the offices of Gordon Altman Butowsky Weitzen Shalov & Wein, 114 West 47th Street, New York, New York 10036, unless another date or place is agreed to in writing by the parties hereto. For purposes of this Agreement, "Business Day" means any day other than: (i) a Saturday or Sunday; and (ii) a day on which banks in the State of New York or Texas are required or permitted to be closed.

     Section 1.3 Effects of the Merger. (a) At the Effective Time: (i) the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into Co-Counsel and Co-Counsel shall be the surviving corporation (Merger Sub and Co-Counsel are sometimes referred to herein as the "Constituent Corporations" and Co-Counsel is sometimes referred to herein as the "Surviving Corporation"); (ii) all of the outstanding capital stock of Co-Counsel shall be converted as provided in Section 2.1; (iii) the Articles of Incorporation of Co-Counsel as in effect immediately prior to the Effective Time shall be amended as of the Effective Time by operation of this Agreement and by virtue of the Merger, without any further action by the shareholders or directors of the Surviving Corporation, to read in its entirety as the Articles of Incorporation of Merger Sub, except that Article I of the Articles of Incorporation of the Surviving Corporation shall be amended at the Effective Time, to change the name of the Surviving Corporation to Co-Counsel, Inc. and (iv) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, until duly amended in accordance with the terms thereof, of the articles of incorporation of the Surviving Corporation and of the TBCA. At Olsten's election, any direct wholly-owned Subsidiary (as defined in Section 2.1(b) hereof) of Olsten may be substituted for Merger Sub as a constituent corporation in the Merger, provided that the parties shall have executed an appropriate amendment to this Agreement in form and substance reasonably satisfactory to Olsten and Co-Counsel in order to reflect such substitution.

     (b) The directors and officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation until the successors of all such persons shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's articles of incorporation and by-laws.

     (c) At and after the Effective Time, the corporate existence of Co-Counsel, with all its rights, privileges, powers and franchises of a public as well as of a private nature, shall continue unaffected and unimpaired by the Merger. The Merger shall have the effects specified in the TBCA.

                                   ARTICLE II

                          EFFECT OF THE MERGER ON THE
                 CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
                            EXCHANGE OF CERTIFICATES

     Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Co-Counsel's Common Stock, par value $.01 per share ("Co-Counsel Common Stock"), or any capital stock of Merger Sub:

          (a) Conversion Number for Co-Counsel Common Stock; Capital Stock of Merger Sub. (i) Subject to Section 2.2(e), each share of Co-Counsel Common Stock which shall be issued and outstanding immediately prior to the Effective Time (other than any shares of Co-Counsel Common Stock to be canceled pursuant to Section 2.1(b) and any Dissenting Shares (as defined in Section 2.1(c)) shall be converted into the right to receive that number (the "Conversion Number") of Olsten's Class B Common Stock, par value $.10 per share ("Class B Stock"), computed in accordance with Section 2.1(a)(ii). As of the Effective Time, all shares of Co-Counsel Common Stock, and each holder of a certificate representing such shares of Co-Counsel Common Stock, shall cease to have any rights with respect thereto, except the right to receive the shares of Class B Stock (and cash in lieu of fractional shares of Class B Stock as contemplated by Section 2.2(e)) to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.2, without interest. If, between the date hereof and the Effective Time, the outstanding shares of Class B Stock and/or Olsten Common Stock, par value $.10 per share ("Olsten Common Stock"), shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be distributed as of a date prior to the Effective Time, or declared with a record date prior to the Effective Time and a distribution date or comparable effective date after the Effective Time, the Conversion Number set forth above shall be appropriately adjusted to reflect such change; provided, however, that the foregoing shall not apply to any issuance by Olsten of Olsten Common Stock upon conversion of Olsten's 4 7/8% Convertible Subordinated Debentures due 2003 as a result of the redemption thereof.

          (ii) The Conversion Number shall be equal to the quotient obtained by dividing (x) 420,000 by (y) the sum of (A) the number of shares of Co-Counsel Common Stock outstanding immediately prior to the Effective Time (including shares of Co-Counsel Common Stock issued to the public as part of the Units referred to in Section 4.2(b), but excluding shares of Co-Counsel Common Stock issuable as part of any Units acquired upon exercise of any Representatives' Warrants (as defined below)) and (B) the number of shares of Co-Counsel Common Stock issuable upon exercise in full of all options and other rights to purchase or otherwise acquire Co-Counsel Common Stock (other than the Co-Counsel Warrants and the Representatives' Warrants, both as defined in Section 4.2(b)), whether or not vested, which are outstanding immediately prior to the Effective Time. The number of shares of Co-Counsel Common Stock that are issuable as described in clause (B) above shall exclude shares that presently are reserved for issuance upon exercise of options that will be cancelled or terminated in accordance with the applicable option plan and any option agreement relating to such option, prior to the Effective Time.

          (iii) Each share of the capital stock of Merger Sub which shall be issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and Other Co-Counsel Common
     Stock. All shares of Co-Counsel Common Stock and all other shares of capital stock of Co-Counsel that are owned by Co-Counsel as treasury stock and any shares of Co-Counsel Common Stock or other shares of capital stock of Co-Counsel owned by Co-Counsel, Olsten or any wholly-owned Subsidiary of Olsten, shall be canceled and retired and shall cease to exist and no stock of Olsten or of Merger Sub or other consideration shall be delivered in exchange therefor.

          As used in this Agreement, the word "Subsidiary" of any party means any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

          (c) Dissenting Shares. (i) Notwithstanding any provision of this Agreement to the contrary, any shares of Co-Counsel Common Stock held by a holder who has demanded and perfected his demand for appraisal of such Co-Counsel Common Stock in accordance with the TBCA and as of the Effective Time has not effectively withdrawn or lost such right to appraisal ("Dissenting Shares"), shall not be converted into or represent the right to receive shares of Class B Stock (or cash in lieu of fractional shares of Class B Stock as contemplated by Section 2.2(e)) for such shares of Co-Counsel Common Stock pursuant to Section 2.1(a), but the holder thereof shall only be entitled to such rights as are granted by the TBCA.

          (ii) Notwithstanding the provisions of Section 2.1(c)(i), if any holder of shares of Co-Counsel Common Stock who demands appraisal of such Co-Counsel Common Stock under the TBCA shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's shares of Co-Counsel Common Stock shall automatically be converted into and represent only the right to receive the shares of Class B Stock (and cash in lieu of fractional shares of Class B Stock as contemplated by Section 2.2(e)) to be issued or paid in consideration therefor for such Co-Counsel Common Stock as provided in Section 2.1(a), without interest thereon, upon surrender of the certificate or certificates representing such shares of Co-Counsel Common Stock in accordance with
     Section 2.2.

          Co-Counsel shall give Olsten (A) prompt notice of any written demands for appraisal of any shares of Co-Counsel Common Stock, withdrawals of such demands, and any other instruments served pursuant to the TBCA and received by Co-Counsel and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the TBCA. Co-Counsel shall not, except with the prior written consent of Olsten, voluntarily make any payment with respect to any demands for appraisal of any shares of Co-Counsel Common Stock or offer to settle or settle any such demands.

     Section 2.2  Exchange of Certificates.

          (a) Exchange Agent. As of the Effective Time, Olsten shall deposit, or shall cause to be deposited, with Chemical Mellon Shareholder Services, L.L.C., or such other bank or trust company which shall be acceptable to Olsten (the "Exchange Agent"), for the benefit of holders of shares of Co-Counsel Common Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent, certificates representing the shares of the Class B Stock (such shares of Class B Stock, together with (i) any dividends or distributions with respect thereto with a record date after the Effective Time of the Merger and (ii) any cash delivered to the Exchange Agent to be delivered in lieu of fractional shares as contemplated by Section 2.2(e), being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of Co-Counsel Common Stock. The Exchange Agent shall deliver, pursuant to irrevocable instructions, the shares of Class B Stock contemplated to be issued pursuant to Section 2.1 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Co-Counsel Common Stock (the "Certificates") whose shares were converted into the right to receive shares of Class B Stock pursuant to Section 2.1: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Olsten and Co-Counsel may reasonably specify); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Class B Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Olsten, together with such letter of transmittal, duly executed, and such other documents as may be reasonably required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor certificates representing that number of whole shares of Class B Stock (and cash in lieu of fractional shares) which such holder has the right to receive pursuant to this Article II, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Co-Counsel Common Stock which is not registered in the transfer records of Co-Counsel, certificates representing the proper number of shares of Class B Stock may be issued to a transferee if the Certificate representing such Co-Counsel Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender one or more certificates representing shares of Class B Stock and cash in lieu of any fractional shares of Class B Stock as contemplated by this Section 2.2. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Class B Stock held by it from time to time hereunder.

          (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Class B Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Class B Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e) until the surrender of such Certificate in accordance with this Section 2.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the Certificates representing whole shares of Class B Stock issued in exchange therefor, without interest: (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Class B Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Class B Stock; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Class B Stock.

          (d) No Further Ownership Rights in Co-Counsel Common Stock. All shares of the Class B Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(c) or 2.2(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Co-Counsel Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Co-Counsel on such shares of Co-Counsel Common Stock in accordance with the terms of this Agreement or prior to the date hereof and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Co-Counsel Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

          (e) No Fractional Shares. No certificate or scrip representing fractional shares of Class B Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Olsten. Notwithstanding any other provision of this Agreement, each holder of shares of Co-Counsel Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Class B Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Class B Stock multiplied by the Average Price. For purposes of this Agreement, "Average Price" means the average closing price of Olsten Common Stock on the New York Stock Exchange (the "NYSE") during the ten trading days immediately prior to the Effective Time.

          (f) Termination of Exchange Fund. Any portion of the Exchange Fund and any cash in lieu of fractional shares of Class B Stock made available to the Exchange Agent which remains undistributed for 180 days after the Effective Time shall be delivered to Olsten, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Olsten for delivery of certificates representing Class B Stock and any cash in lieu of fractional shares of Class B Stock and any dividends or distributions with respect to Class B Stock.

          (g) No Liability. Neither Olsten, Merger Sub, Co-Counsel nor the Exchange Agent shall be liable to any holder of shares of Co-Counsel Common Stock or Class B Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund (or by Olsten after the Exchange Fund has terminated) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. At such time as any amounts remaining unclaimed by holders of any such shares would otherwise escheat to or become property of any Governmental Entity (as defined in Section 3.3(c)), such amounts shall, to the extent permitted by applicable law, become the property of Olsten free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

          (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Olsten, on a daily basis. Any interest and other income resulting from such investments shall be paid to Olsten.

          (i) Co-Counsel Affiliates. Certificates surrendered for exchange by any Co-Counsel Affiliate (as defined in Section 4.22) shall not be exchanged for certificates representing Class B Stock until Olsten has received a written agreement from such Co-Counsel Affiliate as provided in
     Section 6.7.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                            OF OLSTEN AND MERGER SUB

     Except as set forth in this Agreement or Olsten's disclosure schedule previously delivered to Co-Counsel (the "Olsten Disclosure Schedule"), Olsten and Merger Sub hereby represent and warrant to Co-Counsel as follows:

          Section 3.1 Organization, Standing and Power. Each of Olsten and Merger Sub: (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation; (ii) has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and in good standing in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification or licensing necessary, other than in such jurisdictions where the failure so to be in good standing, qualified or licensed does not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 9.3). Each of Olsten and Merger Sub has heretofore made available to Co-Counsel complete and correct copies of its presently effective certificate of incorporation and by-laws.

          Section 3.2 Capital Structure. (a) As of the date hereof, the authorized capital stock of Olsten consists of 110,000,000 shares of Olsten Common Stock, 50,000,000 shares of Class B Stock and 250,000 shares of Preferred Stock, par value $.10 per share ("Olsten Preferred Stock"). As of May 15, 1996, 50,661,229 shares of Olsten Common Stock and 14,055,519 shares of Class B Stock were issued and outstanding and no shares of Olsten Preferred Stock were issued or outstanding.

          (b) As of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $.01 per share, all of which are validly issued, fully paid and nonassessable and are owned by Olsten.

          (c) All outstanding shares of Olsten Common Stock and Class B Stock are, and all shares of Class B Stock which are to be issued pursuant to the Merger (and, after the Effective Time, upon the exercise of Co-Counsel Warrants and Co-Counsel Stock Options (as defined in Section 6.9)) will be, when issued in accordance with the respective terms thereof, validly issued, fully paid and nonassessable and not subject to preemptive rights. Each share of Class B Stock to be issued in the Merger will be immediately convertible, at no expense to the shareholder, into one share of Olsten Common Stock and such shares of Olsten Common Stock have been reserved for issuance upon such conversion. Except as set forth in this Section 3.2 and in the Olsten SEC Documents (as defined in Section 3.4), there are outstanding: (i) no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which shareholders may vote ("Voting Debt"), shares of capital stock or other voting securities of Olsten; (ii) no securities of Olsten or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, Voting Debt or other voting securities of Olsten or any of its Subsidiaries; and (iii) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which Olsten or any of its Subsidiaries is a party or by which it is bound obligating Olsten or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities of Olsten or any of its Subsidiaries or obligating Olsten or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not, as of the date hereof, and there will not be at the Effective Time, any shareholder agreements, voting trusts or other agreements or understandings to which Olsten is a party or by which it is bound relating to the voting of any shares of the capital stock of Olsten.

          Section 3.3 Authority Relative to this Agreement. (a) Olsten and Merger Sub have all necessary corporate power and corporate authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Olsten and Merger Sub and the consummation by Olsten and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Olsten and Merger Sub. The Plan of Merger has been duly adopted by the Board of Directors of Merger Sub. This Agreement has been duly executed and delivered by Olsten and Merger Sub and assuming this Agreement constitutes the valid and binding agreement of Co-Counsel, constitutes the legal, valid and binding obligation of Olsten and Merger Sub, enforceable against Olsten and Merger Sub in accordance with its terms.

          (b) The execution and delivery of this Agreement by Olsten and Merger Sub do not, and the consummation of the transactions contemplated hereby by Olsten and Merger Sub will not: (i) conflict with, or result in any violation or breach of, any provision of the currently effective certificate of incorporation or by-laws of Olsten or Merger Sub or (ii) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.3(c) are duly and timely obtained or made, result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions, or provisions (any of the foregoing a "Violation") of any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, concession, franchise, license, permit, judgment, order, decree, statute, law, ordinance, rule or regulation to which Olsten or Merger Sub or their assets may be bound, except for such Violations that, individually or in the aggregate, do not have a Material Adverse Effect.

          (c) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any court, administrative agency, commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to Olsten or any of its Subsidiaries to validly execute and deliver this Agreement on behalf of Olsten or any of its Subsidiaries or to effect the Merger, except for: (i) (A) the filing with the Securities and Exchange Commission ("SEC") and the effectiveness of a registration statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the issuance of the Class B Stock pursuant to this Agreement and the Olsten Common Stock issuable upon conversion of such Class B Stock, as amended or supplemented (such registration statement, as it may be amended or supplemented from time to time, the "S-4") and (B) the filing with the SEC of such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and such other compliance with the Securities Act, the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby, and the obtaining from the SEC of such orders as may be so required; (ii) the filing of the Articles of Merger with the Secretary of State of Texas; (iii) such filings and approvals as may be required by applicable state securities or "blue sky" laws and (iv) filings with, and approval of, the NYSE for the listing of the shares of Olsten Common Stock issuable upon conversion of the Class B Stock to be issued pursuant to this Agreement, except where the failure to obtain such consents, approvals, order, authorizations or permits or to make such filings does not have a Material Adverse Effect.

          Section 3.4 SEC Documents; Financial Statements. (a) The Olsten Disclosure Schedule sets forth a true and complete list of each report, schedule, registration statement and definitive proxy statement filed by Olsten with the SEC since December 31, 1993 (collectively, the "Olsten SEC Documents"). As of their respective dates: (i) the Olsten SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Olsten SEC Documents and (ii) none of the Olsten SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b) The financial statements of Olsten included in the Olsten SEC Documents (including the audited financial statements of Olsten and its consolidated Subsidiaries for the fiscal year ended December 31, 1995, included in Olsten's Annual Report on Form 10-K for the fiscal year ended December 31, 1995) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of Olsten and its consolidated Subsidiaries as at their respective dates and the consolidated results of operations and the consolidated cash flows of Olsten and its consolidated Subsidiaries for the periods then ended.

          Section 3.5 Information Supplied. None of the information supplied or to be supplied by Olsten for inclusion or incorporation by reference in
     (i) the S-4 will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the proxy statement in definitive form relating to the meeting of Co-Counsel's shareholders to be held in connection with the Merger, as amended or supplemented (such definitive proxy statement, as it may be amended or supplemented from time to time, the "Proxy Statement") will, at the date such information is supplied to shareholders of Co-Counsel, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The S-4, insofar as it relates to Olsten or Merger Sub or other information supplied by Olsten for inclusion therein, will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

          Section 3.6 Absence of Certain Changes or Events. Olsten does not have any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted), and, to the best knowledge of Olsten, there is no basis for the assertion of any claim or liability of any nature against Olsten, which is not fully reflected in, reserved against or otherwise described in the financial statements included in the Olsten SEC Documents, except for such indebtedness, obligations or liabilities as would not have a Material Adverse Effect. Except as disclosed in the Olsten SEC Documents or as disclosed in writing by Olsten to Co-Counsel prior to the date hereof, since December 31, 1995, the business of Olsten has been conducted only in the ordinary and usual course and there has not been any material adverse change in its business, properties, operations or financial condition and no event has occurred and no fact or set of circumstances has arisen which has resulted in or could reasonably be expected to result in a Material Adverse Effect.

          Section 3.7 Litigation. There are (i) no actions, proceedings or claims pending, and (ii) to the knowledge of Olsten, no investigations pending, or actions, proceedings, claims or investigations threatened, in any case, against Olsten or any of its Subsidiaries, before any Governmental Entity which, if adversely decided, individually or in the aggregate would have a Material Adverse Effect. Neither Olsten nor any of its Subsidiaries nor any of their property is subject to any order, judgment, injunction, or decree which, individually or in the aggregate, has a Material Adverse Effect.

          Section 3.8 Taxes. Olsten has filed all tax returns required to be filed by it (including estimated tax returns), has properly determined the taxes due on such returns and has paid all taxes required to be paid as shown on such returns, except in each case, where the failure to do so would not have a Material Adverse Effect.

          Section 3.9 Accounting Matters. To the knowledge of Olsten, neither Olsten nor any of its affiliates has, through the date of this Agreement, taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by Co-Counsel or any of its affiliates) would prevent Olsten from accounting for the business combination to be effected by the Merger as a pooling-of-interests. As used in this Agreement, the term "affiliate" has the meaning ascribed to it in Regulation 12b-2 promulgated under the Exchange Act.

          Section 3.10 Operation of Merger Sub. Merger Sub is a direct, wholly-owned subsidiary of Olsten, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

          Section 3.11 Disclosure. No representation or warranty by Olsten in this Agreement and no statement contained in any document or other writing furnished or to be furnished to Co-Counsel or any of its representatives pursuant to the provisions hereof contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements made herein or therein not misleading.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF CO-COUNSEL

     Except as set forth in this Agreement or Co-Counsel's disclosure schedule previously delivered to Olsten (the "Co-Counsel Disclosure Schedule"), Co-Counsel hereby represents and warrants to Olsten and to Merger Sub as follows:

          Section 4.1 Organization, Standing and Power. Co-Counsel (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas; (ii) has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and in good standing in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification or licensing necessary, other than in such jurisdictions where the failure so to be in good standing, qualified or licensed does not, individually or in the aggregate, have a Material Adverse Effect. Co-Counsel has heretofore made available to Olsten complete and correct copies of its presently effective articles of incorporation and by-laws. Co-Counsel has no Subsidiaries and will not have any Subsidiaries at the Effective Time.

          Section 4.2 Capital Structure. (a) The authorized capital stock of Co-Counsel consists of 20,000,000 shares of Co-Counsel Common Stock and 5,000,000 shares of Preferred Stock, par value $.01 per share (the "Co-Counsel Preferred Stock").

          (b) As of the date hereof, 3,741,500 shares of Co-Counsel Common Stock were issued and outstanding and no shares of Co-Counsel Preferred Stock were issued or outstanding. The Co-Counsel Disclosure Schedule lists all shares of Co-Counsel Common Stock which were reserved for issuance pursuant to Co-Counsel's Stock Option Plan For Non-Employee Directors and Co-Counsel's Employee Stock Option Plan, respectively (collectively, the "Co-Counsel Stock Option Plans") and (ii) no shares of Co-Counsel Common Stock were held by Co-Counsel in its treasury. As of the date hereof, there were outstanding: (i) 1,437,500 redeemable common stock purchase warrants to purchase Co-Counsel Common Stock at an exercise price of $3.75 per share (the "Co-Counsel Warrants") and (ii) non-redeemable warrants to acquire 125,000 Units (as hereinafter defined) at an exercise price of $3.90 per Unit issued to the representatives identified in Co-Counsel's Prospectus dated November 15, 1993 (the "Representatives' Warrants"). Each "Unit" (herein so called) consists of one share of Co-Counsel Common Stock and one Co-Counsel Warrant (collectively, the "Units").

          (c) All outstanding shares of Co-Counsel Common Stock are and all shares of Co-Counsel Common Stock which may be issued pursuant to the Co-Counsel Stock Option Plans, the Co-Counsel Warrants and the Representatives' Warrants will be, when issued in accordance with the respective terms thereof, validly issued, fully paid and nonassessable and not subject to preemptive rights. The Co-Counsel Disclosure Schedule sets forth all options granted pursuant to the Co-Counsel Stock Option Plans which are outstanding as of the date hereof, the number of shares of Co-Counsel Common Stock for which such options are exercisable, the option exercise price, and the identity of the optionee and which of such options are incentive stock options and which are non-qualified stock options. Except as set forth in this Section 4.2, there are outstanding: (i) no shares of capital stock, Voting Debt or other voting securities of Co-Counsel; (ii) no securities of Co-Counsel convertible into or exchangeable for shares of capital stock, Voting Debt or other voting securities of Co-Counsel and (iii) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which Co-Counsel is a party or by which it is bound obligating Co-Counsel to issue, deliver, sell, purchase, redeem or acquire or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities of Co-Counsel or obligating Co-Counsel to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not as of the date hereof, and there will not be at the Effective Time, any shareholder agreements, voting trusts or other agreements or understandings to which Co-Counsel or any of its shareholders is a party or by which it or any of its shareholders is bound relating to the voting of any shares of the capital stock of Co-Counsel.

          Section 4.3 Authority Relative to this Agreement. (a) Co-Counsel has all necessary corporate power and corporate authority to execute and deliver this Agreement and, subject with respect to consummation of the Merger, to approval of the Plan of Merger by the affirmative vote of the holders of two-thirds of the outstanding shares of Co-Counsel Common Stock entitled to vote thereon (the "Counsel Vote"), to consummate the transactions contemplated hereby. The Plan of Merger has been duly adopted by the Board of Directors of Co-Counsel. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Co-Counsel, subject, with respect to consummation of the Merger, to approval of the Plan of Merger by the Co-Counsel Vote. This Agreement has been duly executed and delivered by Co-Counsel and, subject, with respect to consummation of the Merger, to approval of the Plan of Merger by the Co-Counsel Vote, and assuming this Agreement constitutes the valid and binding agreement of Olsten and Merger Sub, constitutes the valid and binding obligation of Co-Counsel, enforceable against Co-Counsel in accordance with its terms.

          (b) The execution and delivery of this Agreement by Co-Counsel do not, and the consummation of the transactions contemplated hereby by Co-Counsel will not: (i) conflict with, or result in any violation or breach of any provision of, the currently effective articles of incorporation or by-laws of Co-Counsel or (ii) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 4.3(c) are duly and timely obtained or made and the approval of the Plan of Merger by the Co-Counsel Vote has been obtained, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Co-Counsel Benefit Plan (as defined in Section 4.9) or other agreement, obligation, instrument, concession, franchise, license, Co-Counsel Permit (as defined in Section 4.11), judgment, order, decree, statute, law, ordinance, rule or regulation to which Co-Counsel or its assets may be bound, except for such Violations that, individually or in the aggregate, do not have a Material Adverse Effect.

          (c) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity, is required by or with respect to Co-Counsel to validly execute and deliver this Agreement on behalf of Co-Counsel by Co-Counsel or to effect the Merger, except for: (i) the filing with the SEC of (A) the Proxy Statement and (B) such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby; (ii) the filing of the Articles of Merger with the Secretary of State of the State of Texas and (iii) such filings and approvals as may be required by the applicable state securities or "blue sky" laws.

          Section 4.4 SEC Documents; Financial Statements. (a) The Co-Counsel Disclosure Schedule sets forth a true and complete list of each report, schedule, registration statement and definitive proxy statement ever filed by Co-Counsel with the SEC (collectively, the "Co-Counsel SEC Documents"). As of their respective dates: (i) the Co-Counsel SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Co-Counsel SEC Documents and (ii) none of the Co-Counsel SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b) The financial statements of Co-Counsel included in the Co-Counsel SEC Documents (including the audited financial statements of Co-Counsel for the fiscal year ended December 31, 1995, included in Co-Counsel's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995 (the "Counsel 10-K")) complied as to form in all material respects with the published rules and regulations of

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

     the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the financial position of Co-Counsel and the results of operations and the cash flow of Co-Counsel for the periods then ended.

          Section 4.5 Information Supplied. None of the information supplied or to be supplied by Co-Counsel for inclusion or incorporation by reference in: (i) the S-4 will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and (ii) the Proxy Statement will, at the date mailed to Co-Counsel's shareholders and at the time of the meeting of Co-Counsel's shareholders to be held in connection with the Merger or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to Co-Counsel or other information supplied by Co-Counsel for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and the S-4, insofar as it relates to Co-Counsel or other information supplied by Co-Counsel for inclusion therein, will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

          Section 4.6 No Undisclosed Material Liabilities; Absence of Certain Changes or Events. Co-Counsel does not have any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted), and, to the best knowledge of Co-Counsel, there is no basis for the assertion of any claim or liability of any nature against Co-Counsel, which is not fully reflected in, reserved against or otherwise described in the financial statements included in the Co-Counsel SEC Documents, except for such indebtedness, obligations or liabilities as would not have a Material Adverse Effect. Except as disclosed in the Co-Counsel SEC Documents or as disclosed in writing by Co-Counsel to Olsten prior to the date hereof of, since December 31, 1995, the business of Co-Counsel has been conducted only in the ordinary and usual course and there has not been any material adverse change in its business, properties, operations or financial condition and no event has occurred and no fact or set of circumstances has arisen which has resulted in or could reasonably be expected to result in a Material Adverse Effect.

          Section 4.7 Litigation. There are no actions, suits, proceedings, claims (including counterclaims in any action, suit or proceeding in which Co-Counsel or any of its affiliates is a plaintiff) or investigations pending or, to the knowledge of Co-Counsel, threatened against or involving Co-Counsel or any of its present or former directors, officers, employees, consultants, agents, or shareholders, any of its properties, assets or business or any Co-Counsel Benefit Plan that individually or in the aggregate, has a Material Adverse Effect. There are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations pending or orders, judgments, injunctions, awards or decrees of any Governmental Entity, against or involving any of its present or former directors, officers, employees, consultants, agents, or shareholders of Co-Counsel which, individually or in the aggregate, have a Material Adverse Effect. The Co-Counsel Disclosure Schedule contains true, accurate and complete information regarding the status of all such actions, suits, proceedings, claims and investigations, including any settlement proposal or damages estimate communicated to any party, orally or in writing. Co-Counsel has entered into settlement agreements (the "Settlement Agreements") with all of the defendants in the action entitled Of Counsel Enterprises, Inc. vs. L.C. Wegard & Co., Inc., et al. pending in the United States District Court for the Southern District of Texas, Houston Division (the "IPO Litigation") and has delivered to Olsten true, correct and complete copies of such Settlement Agreements. Other than as set forth in the Settlement Agreements, there are no arrangements, agreements or understandings between Co-Counsel and any of such defendants with respect to the settlement of the IPO Litigation. The Settlement Agreements have been duly approved by Co-Counsel's Board of Directors.

          Section 4.8 Taxes. Co-Counsel has filed all tax returns required to be filed by it (including estimated tax returns), has properly determined the taxes due on such returns and has paid all taxes required to be paid as shown on such returns. The most recent financial statements contained in the Co-Counsel SEC Documents reflect an adequate reserve for all taxes payable by Co-Counsel accrued through the date of such financial statements. All deficiencies for any taxes which have been proposed, asserted or assessed against Co-Counsel have been fully paid, or are fully reflected as a liability in such financial statements, or are being contested and an adequate reserve therefor has been established and is fully reflected in such financial statements. There are no liens for taxes (other than for current taxes not yet due and payable) on the assets of Co-Counsel. The federal, state and foreign income tax returns of Co-Counsel have been examined by and settled with the Internal Revenue Service (the "IRS") or other applicable taxing authority, or the statute of limitations with respect to such years has expired, for all years through 1992. There has been no waiver or extension of the statute of limitations for the assessment of any tax for any taxable year. Co-Counsel is not a party to or bound by any agreement providing for the allocation or sharing of taxes. Co-Counsel has not filed a consent pursuant to or agreed to the application of Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"). No deficiency for any taxes has been proposed, asserted or assessed with respect to Co-Counsel, no audit or other examination of the tax returns of Co-Counsel is currently in progress and no facts exist which constitute grounds for the assessment of any additional taxes with respect to Co-Counsel or any of its affiliates. Co-Counsel has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of
     Section 6662 of the Code. All taxes which are required by the laws of the United States, any state or political subdivision thereof or any foreign country to be withheld or collected by Co-Counsel have been duly withheld or collected and, to the extent required, have been paid to the proper governmental authorities or properly deposited as required by applicable laws. Co-Counsel (i) has not been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was Co-Counsel) and (ii) does not have any liability for the taxes of any person (other than Co-Counsel) under Treas. Reg. sec. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. For purposes of this Agreement, the term tax (including, with correlative meaning, the terms "taxes" and "taxable") shall include all federal, state, local, and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties, or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

     Section 4.9  Benefit Plans.

             (a) The Co-Counsel Disclosure Schedule contains a true and complete list of each: (i) pension, retirement, savings, profit sharing, stock bonus, deferred compensation, bonus, incentive compensation, stock option, restricted stock, stock purchase, stock appreciation right, salary continuation, severance or termination pay, medical, hospital, dental, cafeteria, flexible spending, dependent care, life or other insurance, disability, fringe benefit, vacation pay, sick pay, holiday, unemployment, employee loan, educational assistance or other employee benefit plan or program, agreement or arrangement and (ii) employment, consulting or severance agreement, in each case, whether written or oral, covering current or former employees, directors or agents of Co-Counsel and maintained, sponsored or contributed to by Co-Counsel, or with respect to which Co-Counsel may be a party or otherwise have any liability (including, but not limited to, any "employee benefit plans", as defined in Section 3(3) of ERISA) (all the foregoing being herein called the "Co-Counsel Benefit Plans")). With respect to the Co-Counsel Benefit Plans, individually and in the aggregate, Co-Counsel has made available to Olsten a true and correct copy of (i) the three most recent annual reports (Form 5500) filed with the IRS, if any, (ii) such Co-Counsel Benefit Plan, (iii) any summary plan description relating to such Co-Counsel Benefit Plan, (iv) each trust agreement, insurance contract, annuity contract or other funding vehicle or investment contract relating to a Co-Counsel Benefit Plan, (v) the most recent actuarial report or valuation, (vi) the latest IRS determination letter and any other IRS ruling relating to a Co-Counsel Benefit Plan and (vii) the premium expenses and claims experience for each Co-Counsel Benefit Plan which is a welfare benefit plan for the three most recent fiscal years and for the period from the beginning of the current fiscal year to the last day of the month preceding the date hereof.

             (b) Each Co-Counsel Benefit Plan complies, in form and operation, in all material respects, with all applicable laws. No event has occurred with respect to the Co-Counsel Benefit Plans, and there exists no condition or set of circumstances in connection with which Co-Counsel could be subject to any liability under ERISA, the Code or any other applicable statute, order or governmental rule or regulation, which has a Material Adverse Effect.

             (c) Each of the Co-Counsel Benefit Plans and related trusts that is intended to be qualified under Section 401(a) and exempt from tax under
        Section 501(a) of the Code has been determined by the IRS to be so qualified and exempt and, to the knowledge of Co-Counsel, nothing has occurred since such determination to cause any of such Co-Counsel Benefit Plans and related trusts not to qualify under Section 401(a) or be exempt under Section 501(a) of the Code.

             (d) With respect to the Co-Counsel Benefit Plans, all required returns, reports and descriptions have been appropriately filed and distributed.

             (e) With respect to the Co-Counsel Benefit Plans, there has been no prohibited transaction within the meaning of Section 406 of ERISA or
        Section 4975 of the Code, or any liability for taxes or breach of fiduciary duty and there is no action, suit, grievance, arbitration or other claim with respect to the administration or investment of assets of the Co-Counsel Benefit Plans (other than routine claims for benefits made in the ordinary course of plan administration) pending, or to the knowledge of Co-Counsel, threatened, and Co-Counsel has no knowledge of any facts which are reasonably likely to give rise to any such action, suit, grievance or other claim.

             (f) Co-Counsel does not maintain, sponsor, or contribute to (or is required to contribute to) any "defined benefit plan" as defined in
        Section 3(35) of ERISA, "multiemployer plan" as defined in Section 3(37) of ERISA, or "multiple employer plan" within the meaning of Sections 4063 or 4064 of ERISA. With respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA), whether or not terminated, currently or formerly maintained or contributed to by Co-Counsel, or any entity which was at any time under common control, determined under Section 414(b), (c), (m) or (o) of the Code, with Co-Counsel, no liability has been incurred, and no event has occurred and no condition exists, which could subject Co-Counsel, directly or indirectly (through an indemnification agreement or otherwise) to any material liability, including, without limitation, any material liability under Section 412, 4971, 4975 or 4980B of the Code or Title IV of ERISA.

             (g) With respect to the Co-Counsel Benefit Plans, there are no funded benefit obligations for which contributions are due and have not been made or for which contributions have not been properly accrued as required by GAAP, and there are no unfunded benefit obligations which have not been (i) accounted for by reserves (if required by GAAP) or
        (ii) if required (and to the extent required, if any), properly disclosed in accordance with GAAP or the rules and regulations of the SEC, in the financial statements of Co-Counsel.

             (h) No Co-Counsel Benefit Plan or other contract or agreement to which Co-Counsel is a party provides life, health or other welfare benefits to retirees or other terminated employees of Co-Counsel or their dependents, other than continuation coverage mandated by Section 4980B of the Code or any state law requiring similar continuation coverage.

             (i) The audited balance sheet of Co-Counsel contained in the Co-Counsel 10-K reflects reserves which are adequate to cover any reasonably expected liabilities for unresolved or outstanding workers compensation claims or claims under Co-Counsel's self-funded employee welfare plans.

          Section 4.10 Labor Relations. None of the employees of Co-Counsel is represented by any labor union. To the knowledge of Co-Counsel, there is no activity involving any employees of Co-Counsel seeking to certify a collective bargaining unit or engaging in any other organizational activity.

          Section 4.11 Permits; Compliance with Law. Co-Counsel is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Co-Counsel to own, lease and operate its properties or to carry on its business as it is now being conducted (collectively, the "Co-Counsel Permits"), except where the failure to have any of the Co-Counsel Permits would not, individually or in the aggregate, have a Material Adverse Effect. Co-Counsel (i) is, and has been, in compliance with all laws, regulations, rules and orders, and reporting, licensing, certification, registration and qualification requirements applicable to its business or employees conducting its business, including, without limitation, any federal, state or local laws, statutes, regulations or ordinances, and any judicial or administrative orders or judgments thereunder and the common law, pertaining to all health, industrial hygiene and environmental laws, including the handing, storage, transportation and disposition of waste, any regulated waste hazardous, toxic substances or other products or materials used by Co-Counsel in the operations of its business, the breach or violation of which, individually or in the aggregate, has a Material Adverse Effect; and
     (ii) has received no notification or communication from any Governmental Entity (A) asserting that Co-Counsel is not in compliance with any of the foregoing, which noncompliance has a Material Adverse Effect, or (B) threatening to revoke any Co-Counsel Permit, which revocation has a Material Adverse Effect.

          Section 4.12 Insurance. Co-Counsel maintains insurance against such risks and in such amounts as Co-Counsel reasonably believes are necessary to conduct its business. Co-Counsel has provided Olsten with true and accurate copies of all such policies. Co-Counsel is not in default with respect to any provisions or requirements of any such policy nor have any of them failed to give notice or present any claim thereunder in due and timely fashion, except for defaults or failures which, individually or in the aggregate, do not have a Material Adverse Effect. To the knowledge of Co-Counsel, Co-Counsel has not received any notice of cancellation or termination in respect of any of its insurance policies.

          Section 4.13 Property. The Co-Counsel Disclosure Schedule sets forth a true, complete and accurate list and description of all real property owned or leased by Co-Counsel as of the date hereof including, any leasehold estate which may been assigned by Co-Counsel, as assignor. Such description includes, with respect to each lease, the term thereof, the location and number of square feet of the premises thereof and the amount of base rent and additional rent (including escalations) payable thereunder. True, complete and accurate copies of the leases (including, but not limited to any subleases or assignment agreements, if any) set forth on the Co-Counsel Disclosure Schedule have been delivered to Olsten. Except as described in the following sentence, Co-Counsel has good, valid and marketable title to, or a valid leasehold in, all of its properties and assets (real, personal, mixed, tangible and intangible), including, without limitation, all of the properties and assets reflected in the balance sheet of Co-Counsel (except for properties and assets disposed of in the ordinary course of business and consistent with past practices since December 31,
     1995). None of such properties or assets are subject to any liability, obligation, claim, lien, mortgage, pledge, security interest, conditional sale agreement, charge or encumbrance of any kind (whether absolute, accrued, contingent or otherwise), except for imperfections of title and encumbrances, if any, which are not substantial in amount, do not materially detract from the value of the property or assets subject thereto and do not impair the operations of Co-Counsel.

          Section 4.14 Contracts. The Co-Counsel Disclosure Schedule lists all contracts, agreements and instruments to which Co-Counsel is a party or by which it or any of its properties or assets are bound: (a) which if terminated, canceled or materially modified, could reasonably be expected to have a Material Adverse Effect; (b) which involve payment obligations of any party thereto in excess of $25,000; (c) which continue in effect after December 31, 1997, (d) which require indemnification or contribution payments by any party thereto, or (e) which grant registration rights to any person or entity (collectively, the "Co-Counsel Contracts"). All of the Co-Counsel Contracts are in full force and effect, Co-Counsel is not is in breach, violation or default under any Co-Counsel Contract, and, to the knowledge of Co-Counsel, no condition exists which constitutes a breach, violation or default thereunder by Co-Counsel or gives rise to any right of termination, cancellation, prepayment or acceleration and Co-Counsel is not aware of any default by any other party to any Co-Counsel Contract nor of any event or condition which constitutes a breach thereunder.

          Section 4.15 Intellectual Property. Co-Counsel owns, possesses or has the right to use (perpetually and without payment of royalties), for the life of the proprietary right, all franchises, patents, trademarks, service marks, tradenames, licenses and authorizations which are necessary or useful to, or are currently used in its business (collectively, "Intellectual Property Rights"). The Co-Counsel Disclosure Schedule sets forth a true, correct and complete list and description of all such Intellectual Property Rights. Co-Counsel is not a licensor or licensee of any Intellectual Property Rights. All filings and other actions necessary to perfect the rights of Co-Counsel to its Intellectual Property Rights have been duly made in all jurisdictions where such rights are used by it except in such case, as does not have a Material Adverse Effect. Co-Counsel is not infringing any Intellectual Property Rights of any person or otherwise violating the rights of any person which could subject Co-Counsel to liabilities which would prevent Co-Counsel from conducting its business substantially in the manner in which it is now being conducted and no claim has been made or threatened against Co-Counsel alleging any such violation, except, in such case, as does not have a Material Adverse Effect.

          Section 4.16 Related Party Transactions. Except as disclosed in the Co-Counsel SEC Documents, there have been no material transactions between Co-Counsel on the one hand and (i) a record or beneficial owner of five percent or more of the voting securities of Co-Counsel or (ii) an affiliate of any such officer, director or beneficial owner, on the other hand.

          Section 4.17 Transaction Expenses. Co-Counsel does not currently and will not in the future have any liability or obligation (whether for the payment of fees or otherwise and whether or not conditioned on the occurrence, existence or absence of one or more events or circumstances) to any person or entity arising from or relating to services provided to Co-Counsel or Co-Counsel's affiliates in connection with any aspect of the preparation or negotiation of, or the consummation of the transactions contemplated by, this Agreement or the decision to engage in such preparation, negotiation and consummation.

          Section 4.18 Accounting Matters. To the knowledge of Co-Counsel, neither Co-Counsel nor any of its affiliates has, through the date of this Agreement, taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by Olsten or any of its affiliates) would prevent Olsten from accounting for the business combination to be effected by the Merger as a pooling-of-interests.

          Section 4.19 Vote Required. The only vote of the holders of any class or series of Co-Counsel capital stock necessary to approve the Plan of Merger is the affirmative vote by the holders of two-thirds of the outstanding shares of Co-Counsel Common Stock entitled to vote thereon.

          Section 4.20 Affiliates. The Co-Counsel Disclosure Schedule sets forth a list of all persons who are, to the knowledge of Co-Counsel at the date hereof, "affiliates" of Co-Counsel for purposes of Rule 145 under the Securities Act (the "Co-Counsel Affiliates").

          Section 4.21 Certain Agreements. Except for the Co-Counsel Benefit Plans, Co-Counsel is not a party to any written or oral employment agreement, or other arrangement regarding employees (including the Co-Counsel Benefit Plans), directors or agents, including any (i) agreement with any executive officer or other employee of Co-Counsel the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Co-Counsel of the nature contemplated by this Agreement or (ii) agreement or plan, any of the benefits of or rights under which will be increased, or the vesting or payment of the benefits of or rights under which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. No holder of any option to purchase shares of Co-Counsel Common Stock, or shares of Co-Counsel Common Stock granted in connection with the performance of services for Co-Counsel, is or will be entitled to receive cash from Co-Counsel in lieu of or in exchange for such option or shares as a result of the transactions contemplated by this Agreement.

          Section 4.22 Relationships with Clients. Co-Counsel is not engaged in any material dispute with any client of Co-Counsel, except for disputes which do not have a Material Adverse Effect. To Co-Counsel's knowledge, no client is considering termination or any adverse modification of its arrangements relating to businesses of Co-Counsel (other than terminations or modifications that occur in the ordinary course of business as a result of work orders being completed and which do not have a Material Adverse Effect).

          Section 4.23 Disclosure. No representation or warranty by Co-Counsel in this Agreement and no statement contained in any document or other writing furnished or to be furnished to Olsten or to Merger Sub or any of their representatives pursuant to the provisions hereof contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements made herein or therein not misleading. All copies of all Co-Counsel Contracts and all other documents delivered to Olsten, Merger Sub or any of their representatives pursuant hereto are true, complete and accurate in all material respects. There has been no event or transaction which has occurred or information which has come to the attention of Co-Counsel (other than events or information relating to economic conditions of general public knowledge) which could reasonably be expected to have a Material Adverse Effect or which could reasonably be expected to prevent or impair the ability of the Surviving Corporation, after the Effective Time, to carry on the business of Co-Counsel in the same manner as it is presently being conducted.

                                   ARTICLE V

                       COVENANTS OF OLSTEN AND CO-COUNSEL
                               PENDING THE MERGER

     During the period from the date of this Agreement to the Effective Time, Olsten and Co-Counsel each agree that (except as contemplated or expressly permitted by this Agreement or to the extent that the other party shall otherwise agree in writing):

          Section 5.1 Ordinary Course. The business of Co-Counsel shall be conducted only in the ordinary course of business and in a manner consistent with past practice. Co-Counsel shall use all reasonable efforts to preserve substantially intact the business organization of itself, to keep available the services of its present officers, employees and consultants and to preserve its present relationships with customers, suppliers and other persons with which it has a significant business relationship.

          Section 5.2 Governing Documents. No party shall amend or propose to amend its certificate of incorporation or by-laws or equivalent organizational documents, provided that Olsten shall be permitted to make non-material amendments to its bylaws.

          Section 5.3 Issuance of Securities. Co-Counsel shall not, issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its capital stock of any class, any Voting Debt or any securities convertible into, or any rights, warrants or options to acquire any such shares, Voting Debt or convertible securities or other ownership interest, except for the issuance of Co-Counsel Common Stock issuable pursuant to the exercise of the Co-Counsel Warrants, the Representatives' Warrants and the Co-Counsel Stock Options disclosed in Section 4.2(b).

          Section 5.4 Dividends; Changes in Stock No party shall, nor shall any party propose to: (i) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except in the case of Olsten (x) cash dividends or distributions paid on or with respect to a class of common stock all of which shares of common stock are owned directly or indirectly by Olsten and (y) it may continue the declaration and payment of its regular quarterly cash dividends) or (ii) reclassify, combine, split or subdivide any of its capital stock. Co-Counsel shall not redeem, purchase or otherwise acquire, directly or indirectly any of its capital stock.

          Section 5.5 Acquisition Proposals. Co-Counsel will not and will direct its officers, directors, employees and any investment banker, financial advisor, attorney, accountant or other representative retained by Co-Counsel not to: (i) solicit or otherwise encourage any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below in this Section 5.5), or (ii) except to the extent permitted by the last sentence of this Section 5.5, agree to or endorse any Acquisition Proposal or engage in negotiations concerning, provide any nonpublic information to, or have any discussions with, any person relating to any Acquisition Proposal. Co-Counsel will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and, in connection therewith, will request that confidential information furnished by or on behalf of Co-Counsel to any such parties be returned to Co-Counsel immediately. Co-Counsel shall immediately notify Olsten of any negotiations, requests for nonpublic information or discussions with respect to an Acquisition Proposal and will keep Olsten fully informed of the status and details of any such Acquisition Proposal, indication or request. As used in this Agreement, "Acquisition Proposal" means any proposal or offer involving a merger, consolidation, share exchange, recapitalization, business combination or other similar transaction involving Co-Counsel or any proposal or offer to acquire an equity interest (other than an immaterial equity interest) in, or a material portion of the assets of Co-Counsel other than the transactions contemplated by this Agreement. Notwithstanding any other provision of this Agreement, nothing contained in this Agreement shall prohibit Co-Counsel or Co-Counsel's Board of Directors (the "Counsel Board of Directors"): (A) from taking and disclosing to Co-Counsel's shareholders a position or making other disclosures contemplated by Rule 14e-2 promulgated under the Exchange Act as based upon advice of its outside legal counsel (which may be Co-Counsel's regularly engaged outside legal counsel) may be required by law; (B) from withdrawing, modifying or changing its recommendation to Co-Counsel's shareholders with respect to the Merger or (C) from taking, authorizing or permitting any action or actions in response to or in connection with any Acquisition Proposal, or any action contemplated by clause (ii) of the first sentence of this Section 5.5, if the Co-Counsel Board of Directors determines in good faith, based upon the advice of its outside legal counsel, that, in each such case, the failure to do so would violate its fiduciary duties to the holders of Co-Counsel Common Stock under applicable law.

          Section 5.6 No Acquisitions. Co-Counsel shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any material amount of assets other than in the ordinary course of business.

          Section 5.7 No Dispositions. Co-Counsel shall not sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of any material portion of its assets.

          Section 5.8 Indebtedness; Leases. Co-Counsel shall not incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of Co-Counsel or guarantee any debt securities of others or enter into, cancel, surrender, amend or modify any lease or sublease (whether such lease or sublease is an operating or capital lease) other than in each case in the ordinary course of business.

          Section 5.9 Advice of Changes; Governmental Filings. Each party shall confer on a regular and frequent basis with the other, report on operational matters and promptly advise the other orally and in writing of:
     (i) any material inaccuracy or breach of any of its representations, warranties or covenants contained in this Agreement and (ii) any material failure of a party or any officer, director, employee, agent or affiliate thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that such advice shall not be taken into account in determining whether any of the conditions contained in Article VII has been satisfied. Each party shall promptly provide the other (or its counsel) copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

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

          Section 5.10 Employee Arrangements. Co-Counsel shall not: (a) increase or agree to increase the compensation (whether cash or non-cash) payable or to become payable or the benefits provided or to be provided to its directors, officers or employees, except for: (i) increases in salary or wages of employees other than officers of Co-Counsel (whether in such capacity or otherwise) in accordance with past practices and not to exceed 5% on an annual basis; or (ii) increases required by the provisions of any Co-Counsel Benefit Plan as in effect on the date hereof; (b) grant or increase the amount of any severance or termination pay to, or enter into any employment or severance agreements with, any officers or employees of Co-Counsel; (c) enter into or amend any collective bargaining agreement; or
     (d) establish, adopt, enter into or amend any employee benefit or fringe benefit plans or arrangements for the benefit of any directors, officers or employees, including, without limitation, any plans or arrangements of the type set forth in Section 4.9 hereof; provided, however, that nothing in this Section 5.10 shall prevent the payment or other performance of any award or grant made prior to the date hereof and disclosed in the Co-Counsel SEC Documents, the Co-Counsel Disclosure Schedule or pursuant to this Agreement. For the purposes of this Section 5.10, the term "officer" shall mean only those persons who are required to file Form 3 or 4 under
     Section 16(a) of the Exchange Act.

          Section 5.11 No Dissolution, Etc. Neither Olsten nor Co-Counsel shall authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution.

          Section 5.12 No Action. No party hereto will take or agree or commit to take any action that is reasonably likely to make any of its representations or warranties hereunder inaccurate in any material respect at the date made (to the extent so limited) or as of the Effective Time.

          Section 5.13 Tax Returns. Co-Counsel will file all tax returns required to be filed by it (including estimated tax returns) and will pay all taxes due prior to the Effective Time.

          Section 5.14 Litigation. Without Olsten's prior written consent, Co-Counsel shall not, nor shall it permit any of its affiliates or representatives to, take any action with respect to any pending or threatened actions, suits or proceedings, including, without limitation, conducting settlement negotiations or entering into any binding settlement agreement, arrangement or understanding.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     Section 6.1 Preparation of S-4 and Proxy Statement. Co-Counsel shall as promptly as practicable prepare and file with the SEC the Proxy Statement and Olsten shall as promptly as practicable prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Olsten shall use its reasonable efforts, and Co-Counsel shall cooperate with Olsten, to have the S-4 declared effective by the SEC as promptly as practicable and to keep the S-4 effective as long as is necessary to consummate the Merger. Olsten shall, as promptly as practicable, provide copies of any written comments received from the SEC with respect to the S-4 to Co-Counsel and advise Co-Counsel of any verbal comments with respect to the S-4 received from the SEC. Co-Counsel shall use all reasonable efforts to cause the Proxy Statement to be mailed to its shareholders promptly after the S-4 is declared effective. Olsten shall use reasonable efforts to obtain all necessary state securities laws or "blue sky" permits, approvals and registrations in connection with the issuance of Class B Stock (and the Olsten Common Stock issuable upon conversion of such Class B Stock) pursuant to the Merger. If at any time prior to the Effective Time, any event with respect to Olsten or any of its Subsidiaries or with respect to other information supplied by Olsten or for inclusion in the Proxy Statement or S-4, shall occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the S-4, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of Co-Counsel. If at any time prior to the Effective Time, any event with respect to Co-Counsel or with respect to other information supplied by Co-Counsel for inclusion in the Proxy Statement or S-4, shall occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the S-4, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of Co-Counsel. Olsten shall advise Co-Counsel, promptly after it receives notice thereof, of the time when the S-4 has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order, the denial or suspension of the qualification of the Class B Stock (or the Olsten Common Stock issuable upon conversion of such Class B Stock) issuable pursuant to the Merger for offering or sale in any jurisdiction or any request by the SEC for any amendment or supplement to the S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

     Section 6.2 Letters of Accountants. (a) Olsten shall use reasonable best efforts to cause Coopers & Lybrand L.L.P. ("C&L"), Olsten's independent public accountants, to deliver to Olsten, a letter to the effect that pooling-of-interests accounting is appropriate for the Merger if it is closed and consummated in accordance with this Agreement, and Co-Counsel shall use reasonable best efforts to cause BDO Seidman L.L.P. ("Seidman"), Co-Counsel's independent public accountants, to cooperate fully with C&L (including without limitation, sharing information, analysis and work product, engaging in active discussions and delivering to Co-Counsel a letter substantially similar to C & L's letter to Olsten) in connection with C&L's delivery of such letter.

     (b) Co-Counsel shall use reasonable best efforts to cause to be delivered to Olsten a letter of Seidman, Co-Counsel's independent public accountants, dated a date within two Business Days before the date on which the S-4 shall become effective and addressed to Olsten, in form and substance reasonably satisfactory to Olsten and customary in form and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

     Section 6.3 Accounting Matters. Neither Olsten, Co-Counsel nor any of their respective affiliates shall take or agree to take any action or fail to take any action that would prevent Olsten from accounting for the business combination to be effected by the Merger as a pooling-of-interests under GAAP. Without limitation of the foregoing, each party agrees that neither it nor its affiliates will, and it will direct its accountants not to, discuss with or make any written presentations to the SEC concerning the application of pooling-of-interests accounting, unless such party has provided to the other party a reasonable opportunity to participate fully in any such discussion or presentation. Each party shall promptly notify the other parties if at any time such party has knowledge of any fact or circumstance which causes such party to believe that C&L will not be able to deliver the letter referred to in Section 6.2(a).

     Section 6.4 Access to Information. From the date hereof to the Effective Time, Olsten and Co-Counsel shall each afford to the other, and the officers, employees, accountants, counsel and other representatives of the other, access at all reasonable times to its officers, employees, agents, properties, offices, plants, other facilities and to all books and records (including tax returns), and shall furnish to the other party all financial, operating and other data and information as the other party, through its officers, employees or agents, may reasonably request. Each of Co-Counsel and Olsten agrees that it will not, and will cause its respective representatives not to, use any information obtained pursuant to this Section 6.4 for any purpose unrelated to the consummation of the transaction contemplated by this Agreement. The Confidentiality Agreement dated January 4, 1996 between Olsten and Co-Counsel ("Co-Counsel Confidentiality Agreement") shall apply with respect to information furnished by Co-Counsel and Co-Counsel's representatives thereunder or hereunder and any other activities contemplated thereby.

     Section 6.5 Meeting of Shareholders. Co-Counsel shall promptly take all action necessary in accordance with the laws of the State of Texas, the Exchange Act, its articles of incorporation and its by-laws to convene a meeting of its shareholders for the purpose of approving this Agreement. Subject to Section 5.5, Co-Counsel will, through its Board of Directors, recommend to its shareholders approval of this Agreement and shall use its reasonable best efforts to obtain approval of this Agreement by its shareholders (except to the extent Co-Counsel's Board of Directors in good faith, determines that, based upon the advice of its outside legal counsel, to do so would violate its fiduciary duties to the holders of Co-Counsel Common Stock under applicable law).

     Section 6.6 Legal Conditions to Merger. Each of Co-Counsel and Olsten will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (including furnishing all information required in connection with approvals of or filings with any

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

Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon either of them in connection with the Merger.

     Section 6.7 Affiliates. Prior to the Closing Date, Co-Counsel shall notify Olsten in writing regarding any changes in the identity of the Co-Counsel Affiliates. Co-Counsel shall use all reasonable efforts to cause each Co-Counsel Affiliate to deliver to Olsten on or prior to the Closing Date an agreement in substantially the form previously agreed upon (each, an "Affiliate Agreement").

     Section 6.8 Stock Exchange Listing. Olsten shall use its reasonable best efforts to cause the shares of Olsten Common Stock, issuable upon conversion of the Class B Stock to be issued pursuant to this Agreement, to be listed on the NYSE, subject to notice of official issuance thereof.

     Section 6.9  Stock Options; Co-Counsel Warrants.

          (a) At the Effective Time, each outstanding option to purchase Co-Counsel Common Stock which has been granted pursuant to the Co-Counsel Stock Option Plans (collectively, the "Co-Counsel Stock Options"), whether vested or unvested, and each outstanding right to acquire shares of Co-Counsel Common Stock pursuant to the Co-Counsel Warrants or the Representatives' Warrants, shall be assumed by Olsten. After the Effective Time, each (A) Co-Counsel Stock Option and each Co-Counsel Warrant shall automatically be deemed to constitute an option, warrant or right to acquire, on the same terms and conditions as were applicable under such Co-Counsel Stock Option or Co-Counsel Warrant, as the case may be, the number of shares of Class B Stock equal to the product obtained by multiplying (i) the number of shares of Co-Counsel Common Stock subject to the Co-Counsel Stock Option or the Co-Counsel Warrant, as the case may be, by (ii) the Conversion Number, at a price per share equal to the quotient obtained by dividing (x) the exercise price for the shares of Co-Counsel Common Stock subject to such Co-Counsel Stock Option or Co-Counsel Warrant, as the case may be, by (y) the Conversion Number; (B) each of the then outstanding Representatives' Warrants shall automatically be deemed to constitute a warrant or right to acquire, on the same terms and conditions as were applicable under such Representatives' Warrants, the number of new units ("New Units") equal to the product obtained by multiplying (i) the number of then outstanding Representatives' Warrants by (ii) the Conversion Number, at a price per New Unit equal to the quotient obtained by dividing
     (i) $3.90 by (ii) the Conversion Number and (C) with respect to each New Unit, any Co-Counsel Common Stock and Company Warrant obtained as a result of exercise of a converted Representatives' Warrant to acquire such New Unit, such Co-Counsel Common Stock and Co-Counsel Warrant shall be deemed to have been converted on the same basis as described in clause (A) above; provided, however, that the number of shares of Class B Stock that may be purchased upon exercise of such Co-Counsel Stock Option, Representatives' Warrant or Co-Counsel Warrant shall not include any fractional share and, upon exercise of such Co-Counsel Stock Option, Representatives' Warrant or Co-Counsel Warrant, a cash payment shall be made for any fractional share in accordance with the requirements of such Co-Counsel Stock Option, Representatives' Warrant or Co-Counsel Warrant; and provided further, that in the case of any Co-Counsel Stock Option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422-424 of the Code ("qualified stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code.

          (b) As soon as practicable after the Effective Time, Olsten shall deliver to each then holder of a Co-Counsel Stock Option, Co-Counsel Warrant or Representatives' Warrant, an appropriate notice setting forth such holder's right to acquire Class B Stock, and the Co-Counsel Stock Option agreement, Co-Counsel Warrant and Representatives' Warrant of each such holder shall be deemed to be appropriately amended so that such option continues in effect on the same terms and conditions as contained in the outstanding Co-Counsel Stock Option Agreement, Co-Counsel Warrant or Representatives' Warrant (subject to the adjustments required by this Section 6.9 after giving effect to the Merger).

          (c) As soon as practicable after the Effective Time, Olsten shall file registration statements: (i) on Form S-8 (or any successor form) or another appropriate form with respect to the shares of Class B Stock subject to Co-Counsel Stock Option Plans (and the shares of Olsten Common Stock into which such shares of Class B Stock are convertible) and (ii) on Form S-3 (or any successor form) or another appropriate form with respect to the shares of Class B Stock subject to the Co-Counsel Warrants (and the shares of Olsten Common Stock into which such shares of Class B Stock are convertible), and shall use its reasonable best efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any Co-Counsel Stock Options or Co-Counsel Warrants remain outstanding.

     Section 6.10 Fees and Expenses. (a) Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

     (b) If Olsten terminates this Agreement as permitted under Section 8.1(d) as a result of the occurrence of any event described in clause (i) of Section 6.10(d) or as permitted under Section 8.1(g), or Co-Counsel terminates this Agreement as permitted under Section 8.1(f) or (g), then Co-Counsel shall pay to Olsten promptly, but in no event later than two Business Days, after such termination, an amount in immediately available funds equal to $500,000.

     (c) If Olsten terminates this Agreement as permitted under Section 8.1(d) as a result of the occurrence of any event described in clause (ii) of Section 6.10(d) (so long as no event described in clause (i) of Section 6.10(d) has occurred), then Co-Counsel shall pay Olsten promptly, but in no event later than two Business Days after Olsten's demand therefor, an amount in immediately available funds equal to Olsten's reasonable, documented out-of-pocket expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and the transactions contemplated hereby (including, without limitation, costs and disbursements of attorneys, accountants and investment bankers, filing fees and the expenses incurred in connection with printing and mailing the Proxy Statement and the S-4) up to $250,000; provided, however, that if within one year after such termination, Co-Counsel or any of its Subsidiaries has effected or has entered into an agreement to effect any Acquisition Proposal or any tender or exchange offer referred to in Section 6.10(d)(ii) is closed, then Co-Counsel shall pay to Olsten promptly, but in no event later than two Business Days, after the consummation of, or execution of any agreement relating to, such Acquisition Proposal, or consummation of such tender or exchange offer, in addition to the amount paid to Olsten in reimbursement of its expenses as provided above, an amount in immediately available funds, equal to the difference between $500,000 and the amount of such expenses previously paid by Co-Counsel to Olsten.

     (d) Each of the events described in the following clauses (i) and (ii) is hereinafter referred to as a "Trigger Event":

          (i) The Co-Counsel Board of Directors shall have (A) withdrawn or materially modified its approval or recommendation of this Agreement for any reason other than the occurrence of an event relating to Olsten which has a Material Adverse Effect or (B) postponed the date scheduled for Co-Counsel's shareholders' meeting relating to this Agreement (the "Co-Counsel Meeting") beyond September 30, 1996, without Olsten's prior written consent, which consent shall not be unreasonably delayed or withheld; or

          (ii) The Plan of Merger shall not have been approved with the Co-Counsel Vote having been taken by the requisite vote of Co-Counsel shareholders as provided in Section 6.1 in circumstances when (a) an offer or proposal to effect an Acquisition Proposal (which was not encouraged or solicited by Olsten) with or for Co-Counsel has been publicly announced or
     (b) any person or group (as defined in Section 13(d)(3) of the Exchange
     Act) ("Group") (other than Olsten or any of its affiliates) shall have become a beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) ("Beneficial Owner") of at least 15% of the outstanding shares of Co-Counsel Common Stock, or any person or group shall have commenced, or shall have publicly announced its intention to commence, a tender or exchange offer for at least 25% of the outstanding shares of Co-Counsel Common Stock unless at least five (5) days prior to the latest scheduled date for the Co-Counsel Meeting, such person or group publicly announces its withdrawal of such offer or intention not to commence such tender or exchange offer.

     Section 6.11 Brokers or Finders. Each of Olsten and Co-Counsel represents, as to itself and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except De Bellas & Co., all of whose fees and expenses will be paid by Olsten in accordance with Olsten's agreement with such firm, and the persons disclosed in the Co-Counsel Disclosure Schedule, all of whose fees and expenses will be paid by Co-Counsel in accordance with Co-Counsel's agreement with such firms (true, correct and complete copies of which have been delivered by Co-Counsel to Olsten), and each of Olsten and Co-Counsel respectively agree to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

     Section 6.12 Indemnification. Olsten and Merger Sub agree that all rights to indemnification existing in favor of the present directors, officers and employees of Co-Counsel (solely in their capacities as such) or present directors of Co-Counsel serving or who served at Co-Counsel's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, as provided in Co-Counsel's articles of incorporation or bylaws (each as in effect on the date hereof), and the indemnification agreements with such present directors, officers and employees as in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect and without modification (other than modifications which would enlarge the indemnification rights) for a period of not less than the statutes of limitations applicable to such matters, and Olsten agrees to cause the Surviving Corporation to comply fully with its obligations hereunder and thereunder. Furthermore, the present Article XIII of the Articles of Incorporation of Co-Counsel shall not be modified or terminated for a period of at least four years after the Effective Time, except for modifications which enlarge the protection or rights of the directors.

     Section 6.13 Employment Agreements. At the Closing, Olsten shall offer or cause the Surviving Corporation to offer to enter into employment agreements with each of the individuals listed in Section 6.13 of the Co-Counsel Disclosure Schedule, each such agreement to be substantially in the form previously agreed to among Olsten, Co-Counsel and each such individual on or prior to the date hereof.

     Section 6.14 Additional Agreements; Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations (including, without limitation, providing information and making all necessary filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) to consummate and make effective the transactions contemplated by this Agreement, subject to the Co-Counsel Vote, including cooperating fully with the other party. Except as otherwise contemplated herein, in any case at any time after the Effective Date, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action. Co-Counsel shall use its best efforts to cause Stephens Inc. to issue at the earliest practicable date, an opinion addressed to Co-Counsel or Co-Counsel's Board of Directors that the Conversion Number is fair, from a financial point of view, to Co-Counsel and the holders of Co-Counsel Common Stock (the "Fairness Opinion").

     Section 6.15 Reserved Shares; Eligibility for Rules 144 and 145. (a) On the date hereof, Olsten has, and at and following the Effective Time, Olsten shall have (i) sufficient shares of Class B Stock reserved for issuance (A) upon conversion of shares of Co-Counsel Common Stock in the Merger and (B) upon the exercise of all options and warrants to acquire shares of Class B Stock (including, after the Effective Time, all options to acquire Co-Counsel Common Stock and the Co-Counsel Warrants and the Representatives' Warrants assumed by Olsten pursuant to Section 6.9 hereof) and (ii) sufficient shares of Olsten Common Stock reserved for issuance upon conversion of all issued and outstanding Class B Stock and all Class B Stock issuable pursuant to clause (i) of this Section.

     (b) The shares of Olsten Common Stock acquired upon conversion of Class B Stock will be available for resale without restriction (i) immediately and without any limitation by those present holders of Co-Counsel Common Stock, the Co-Counsel Stock Options or the Co-Counsel Warrants who are not Co-Counsel Affiliates and (ii) immediately after expiration of the "Restricted Period" (as defined in the Affiliate Agreements) by the present holders of Co-Counsel Common Stock, the Co-Counsel Stock Options or the Co-Counsel Warrants who are Co-Counsel Affiliates and who comply with the requirements of Rule 145(d)(1) in effecting such resales. Olsten shall use all reasonable efforts to insure that Rule 144 and Rule 145 shall at all times remain available for Co-Counsel Affiliates to resell their shares of Olsten Common Stock. The parties confirm that since Olsten Common Stock (and Class B Stock) will be registered with the SEC in the S-4 and distributed in a public offering, no shares of such Olsten Common Stock or Class B Stock will be "restricted securities" within the meaning of Rule 144.

                                  ARTICLE VII

                              CONDITIONS OF MERGER

     Section 7.1  Conditions to Obligations of Each Party to Effect the
Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) Shareholder Approval. The Plan of Merger shall have been approved by the Co-Counsel Vote.

          (b) NYSE Listing. The shares of Olsten Common Stock issuable upon conversion of Class B Stock to be issued pursuant to this Agreement shall have been authorized for listing on the NYSE upon official notice of issuance.

          (c) Other Approvals. Other than the filing provided for by Section 1.1, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity required in connection with the consummation of the Merger, the failure to obtain which has a Material Adverse Effect on Olsten and its Subsidiaries, taken as a whole (assuming the Merger had taken place), shall have been filed, occurred or been obtained. Olsten shall have received all state securities laws or "blue sky" permits and authorizations necessary to issue the Class B Stock (and the Olsten Common Stock issuable upon conversion of such Class B Stock) pursuant to the Agreement.

          (d) S-4. The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (e) No Injunction or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction prohibiting the consummation of the Merger shall be in effect; provided, however, that prior to invoking this condition, each party shall use all reasonable efforts to have any such decree, ruling, injunction or order vacated, except as otherwise contemplated by this Agreement.

     Section 7.2 Additional Conditions to Obligations of Olsten and Merger Sub. The obligations of Olsten and Merger Sub to effect the Merger are also subject to the following conditions (any one or more of which may be waived by Olsten and Merger Sub, but only in a writing signed by Olsten and Merger Sub):

          (a) Representations and Warranties. All representations and warranties of Co-Counsel contained in this Agreement which are qualified with respect to Material Adverse Effect on Co-Counsel or materiality shall be true and correct, and all representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as if such representation or warranty was made on and as of the Effective Time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such specified date.

          (b) Agreements and Covenants. Co-Counsel shall have performed or complied in all material respects with all of its agreements and covenants contained in this Agreement to be performed or complied with by it at or prior to the Effective Time.

          (c) No Pending Proceedings. Neither Olsten nor Co-Counsel nor any Subsidiary of Olsten shall be required by the Department of Justice, the Federal Trade Commission or any other Governmental Entity to hold separate, sell or otherwise dispose of any Subsidiary or assets or properties, the effect of any of which would be to materially impair the value of the Merger to Olsten.

          (d) Affiliate Agreements. Olsten shall have received from each Co-Counsel Affiliate (as defined in Section 4.22) an executed copy of an Affiliate Agreement.

          (e) Compliance Certificate. Co-Counsel shall have delivered to Olsten a certificate, dated as of the Closing Date, signed by the President or any Vice President of Co-Counsel, certifying as to the fulfillment of the conditions specified in paragraphs (a) and (b) of this Section 7.2.

          (f) Appraisal Rights. Shareholders holding no more than 7.5% of the outstanding Co-Counsel Common Stock shall have demanded their appraisal rights under the TBCA.

          (g) Opinion of Accountants. Olsten shall have received an opinion from C&L, in form reasonably satisfactory to Olsten, to the effect that the business combination to be effected by the Merger would be properly accounted for as a pooling- of-interests in accordance with GAAP and all published rules, regulations and policies of the SEC.

     Section 7.3 Additional Conditions to Obligation of Co-Counsel. The obligation of Co-Counsel to effect the Merger is also subject to the following conditions (any one or more of which may be waived by Co-Counsel, but only in a writing signed by Co-Counsel):

          (a) Representations and Warranties. All representations and warranties of Olsten and Merger Sub contained in this Agreement which are qualified with respect to Material Adverse Effect on Olsten or materiality shall be true and correct, and all representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as if such representation or warranty is made as of the Effective Time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such specified date.

          (b) Agreements and Covenants. Olsten shall have performed or complied in all material respects with all of its agreements and covenants contained in this Agreement to be performed or complied with by it at or prior to the Effective Time.

          (c) Compliance Certificate. Olsten shall have delivered to Co-Counsel a certificate, dated the Closing Date, signed by the Chairman, President or any Vice President of Olsten, certifying as to the fulfillment of the conditions specified in paragraphs (a) and (b) of this Section 7.3.

          (d) Tax Opinion. Co-Counsel shall have received an opinion from Bracewell & Patterson, L.L.P., dated the Effective Time, to the effect that
     (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) Co-Counsel will be a party to the reorganization within the meaning of
     Section 368(b) of the Code; (iii) no gain or loss will be recognized by Co-Counsel as a result of the Merger; and (iv) no gain or loss will be recognized by any shareholder of Co-Counsel as a result of the Merger with respect to Co-Counsel Common Stock converted solely into Class B Stock (and the Olsten Common Stock issuable upon conversion of such Class B Stock. In rendering such opinion, such counsel may rely upon representations contained in certificates and this Agreement of Co-Counsel, Olsten, Merger Sub and others.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Co-Counsel:

          (a) By mutual consent of the Board of Directors of Olsten and Co-Counsel Board of Directors; or

          (b) By either Olsten or Co-Counsel, if the Merger shall not have been consummated by October 31, 1996 (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation hereunder has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

          (c) By either Olsten or Co-Counsel, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement, which breach has not been cured within fifteen (15) Business Days following receipt by the breaching party of notice of such breach, or if a court of competent jurisdiction or governmental regulatory or administrative agency or commission having proper jurisdiction and authority thereof shall have issued an order, decree or ruling (which order, decree or ruling the parties hereto shall use their best efforts to lift) prohibiting the transactions contemplated by this Agreement and such order, decree or ruling shall have become final and non-appealable; or

          (d) By Olsten, if a Trigger Event shall have occurred; or

          (e) By Olsten or Co-Counsel, if the Co-Counsel Vote shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment thereof; or

          (f) By Co-Counsel, if Co-Counsel receives from any person other than Olsten or its affiliates an offer with respect to an Acquisition Proposal and the Co-Counsel Board of Directors so terminates in good faith, based upon the advice of its outside legal counsel, that such termination is required in the exercise of its fiduciary duties to the holders of Co-Counsel Common Stock under applicable law.

          (g) By Olsten or Co-Counsel, if (i) Co-Counsel shall have not received the Fairness Opinion prior to the earlier of (x) June 3, 1996 and (y) the date that the S-4 is ready for filing with the SEC or (ii) the Fairness Opinion shall have been withdrawn, modified or revoked.

     Section 8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no obligations on the part of a party hereto or their respective directors or officers except for obligations of a party (but not its officers or directors) (a) with respect to this Section 8.2, the second and third sentences of Section 6.4 and Sections 6.10 and 6.11 and (b) to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties, covenants or agreements, in each case, as set forth in this Agreement, except as otherwise provided in Section 9.7.

     Section 8.3 Amendment. This Agreement may only be amended by the parties hereto, prior to the Effective Time, in accordance with applicable law; provided, however, that, after approval of this Agreement by the shareholders of Co-Counsel under the TBCA, no amendment may be made which would require further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

     Section 8.4 Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     Section 9.1 Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements in this Agreement shall not survive beyond the Effective Time. This Section 9.1 shall not limit any covenant or agreement of any party hereto which by its express terms contemplates performance after the Effective Time.

     Section 9.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made upon receipt, if made or given by hand delivery, telecopier or facsimile transmission (electronically confirmed), or upon receipt by registered or certified mail (postage prepaid, return receipt requested) at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) if to Olsten:

           William P. Costantini, Esq.
           Senior Vice President and General Counsel
           Olsten Corporation
           175 Broad Hollow Road
           Melville, New York 11747
           (516) 844-7250 (telephone)
           (516) 844-7266 (telecopier)

        with a copy to:

            Marjorie Sybul Adams, Esq.
           Gordon Altman Butowsky
           Weitzen Shalov & Wein
           114 West 47th Street
           New York, New York 10036
           (212) 626-0861 (telephone)
           (212) 626-0799 (telecopier)

        (b) if to Co-Counsel:

           Joseph A. Turano, III
           President
           Co-Counsel, Inc.
           3 Riverway, Suite 1140
           Houston, TX 77056
           (713) 961-5552 (telephone)
           (713) 961-9133 (telecopier)

        with a copy to:

            Rick Wittenbraker, Esq.
           Bracewell & Patterson, L.L.P.
           711 Louisiana Street
           Houston, Texas 77002
           713-223-2900 (telephone)
           713-221-1212 (telecopier)

     Section 9.3 Interpretation; Certain Definitions. When a reference is made in this agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The term "Material Adverse Effect" shall mean with respect to Olsten or Co-Counsel, as the case may be, an effect of such magnitude on Olsten or Co-Counsel, as the case may be, that is or that can reasonably be expected to be materially adverse to the business, results of operations or financial condition of Olsten or Co-Counsel, as the case may be. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. Any reference to "the knowledge of" Co-Counsel or Olsten, as applicable, shall be deemed to refer to (a) in the case of Olsten, to the actual knowledge of any of its executive officers set forth in Section 9.3 of the Olsten Disclosure Schedule and (b) in the case of Co-Counsel, to the actual knowledge of any of its executive officers set forth in Section 9.3 of the Co-Counsel Disclosure Schedule.

     Section 9.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 9.5 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Except as otherwise provided in Section 6.9, 6.12 and 6.15, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The parties hereby acknowledge that no party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until consummation thereof.

     Section 9.6 Governing Law. Except to the extent that the laws of the State of Texas or the State of Delaware are mandatorily applicable to the Merger, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF OLSTEN, CO-COUNSEL, OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

     Section 9.7 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action makes the Agreement impossible to perform in which case this Agreement shall terminate pursuant to Article VIII hereof. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall incur no liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

     Section 9.8 Publicity. The initial press release relating to this Agreement shall be a joint press release mutually satisfactory to the parties, and thereafter Co-Counsel and Olsten shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other and use their reasonable efforts to agree upon the text of any press release before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

     Section 9.9 Assignment. Except as expressly provided in this Agreement, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     Section 9.10 Specific Performance. The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.

     Section 9.11 Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed on May 28, 1996, by the respective officers thereunto duly authorized.

                                          OLSTEN CORPORATION

                                          By: /s/ Anthony J. Puglisi

                                          --------------------------------------
                                          Title: Senior Vice President

                                          LAWYERS ACQUISITION CORP.

                                          By: /s/ Anthony J. Puglisi

                                          --------------------------------------
                                          Title: Senior Vice President

                                          CO-COUNSEL, INC.

                                          By: /s/ Joseph A. Turano, III

                                          --------------------------------------
                                          Title: President

                                   EXHIBIT I

                                 PLAN OF MERGER

     This Plan of Merger (this "Plan") is adopted by and between Co-Counsel, Inc., a Texas corporation ("Co-Counsel"), and Lawyers Acquisition Corp. ("LAC"), a Texas corporation which is a wholly-owned subsidiary of Olsten Corporation, a Delaware corporation ("Olsten").

                                   ARTICLE I

                                   THE MERGER

     Section 1.1. Effective Time of the Merger. Articles of Merger shall be duly prepared, executed and acknowledged by Co-Counsel and LAC and thereafter delivered to the Secretary of State of the State of Texas, for filing as provided in the Texas Business Corporation Act (the "TBCA"). The Merger shall become effective upon the issuance of a certificate of merger by the Secretary of State of the State of Texas pursuant to the TBCA (the "Effective Time").

     Section 1.2. Effects of the Merger. (a) At the Effective Time: (i) the separate existence of LAC shall cease and LAC shall be merged with and into Co-Counsel and Co-Counsel shall be the surviving corporation (LAC and Co-Counsel are sometimes referred to herein as the "Constituent Corporations" and Co-Counsel is sometimes referred to herein as the "Surviving Corporation"); (ii) all of the outstanding capital stock of Co-Counsel shall be converted as provided in Section 2.1; (iii) the Articles of Incorporation of Co-Counsel as in effect immediately prior to the Effective Time shall be amended as of the Effective Time by operation of this Plan and by virtue of the Merger, without any further action by the shareholders or directors of the Surviving Corporation, to read in its entirety as the Articles of Incorporation of LAC, except that Article I of the Articles of Incorporation of the Surviving Corporation shall be amended at the Effective Time, to change the name of the Surviving Corporation to Co-Counsel, Inc. and (iv) the bylaws of LAC, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, until duly amended in accordance with the terms thereof, of the articles of incorporation of the Surviving Corporation and of the TBCA. At Olsten's election, any direct wholly-owned Subsidiary (as defined in Section 2.1(b) hereof) of Olsten may be substituted for LAC as a constituent corporation in the Merger, provided that the parties shall have executed an appropriate amendment to this Plan in form and substance reasonably satisfactory to Olsten and Co-Counsel in order to reflect such substitution.

     (b) The directors and officers of LAC at the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation until the successors of all such persons shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's articles of incorporation and by-laws.

     (c) At and after the Effective Time, the corporate existence of Co-Counsel, with all its rights, privileges, powers and franchises of a public as well as of a private nature, shall continue unaffected and unimpaired by the Merger. The Merger shall have the effects specified in the TBCA.

                                   ARTICLE II

                          EFFECT OF THE MERGER ON THE
                 CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
                            EXCHANGE OF CERTIFICATES

     Section 2.1. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Co-Counsel's Common Stock, par value $.01 per share ("Co-Counsel Common Stock"), or any capital stock of LAC:

     (a) Conversion Number for Co-Counsel Common Stock; Capital Stock of
LAC. (i) Subject to Section 2.2(e), each share of Co-Counsel Common Stock which shall be issued and outstanding immediately prior to the Effective Time (other than any shares of Co-Counsel Common Stock to be canceled pursuant to Section

2.1(b) and any Dissenting Shares (as defined in Section 2.1(c)) shall be converted into the right to receive that number (the "Conversion Number") of Olsten's Class B Common Stock, par value $.10 per share ("Class B Stock"), computed in accordance with Section 2.1(a)(ii). As of the Effective Time, all shares of Co-Counsel Common Stock, and each holder of a certificate representing such shares of Co-Counsel Common Stock, shall cease to have any rights with respect thereto, except the right to receive the shares of Class B Stock (and cash in lieu of fractional shares of Class B Stock as contemplated by Section 2.2(e)) to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.2, without interest. If, between the date hereof and the Effective Time, the outstanding shares of Class B Stock and/or Olsten Common Stock, par value $.10 per share ("Olsten Common Stock"), shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be distributed as of a date prior to the Effective Time, or declared with a record date prior to the Effective Time and a distribution date or comparable effective date after the Effective Time, the Conversion Number set forth above shall be appropriately adjusted to reflect such change; provided, however, that the foregoing shall not apply to any issuance by Olsten of Olsten Common Stock upon conversion of Olsten's 4 7/8% Convertible Subordinated Debentures due 2003 as a result of the redemption thereof.

     (ii) The Conversion Number shall be equal to the quotient obtained by dividing (x) 420,000 by (y) the sum of (A) the number of shares of Co-Counsel Common Stock outstanding immediately prior to the Effective Time (including shares of Co-Counsel Common Stock issued to the public as part of the Units referred to in Section 4.2(b), but excluding shares of Co-Counsel Common Stock issuable as part of any Units acquired upon exercise of any Representatives' Warrants (as defined below)) and (B) the number of shares of Co-Counsel Common Stock issuable upon exercise in full of all options and other rights to purchase or otherwise acquire Co-Counsel Common Stock (other than the Co-Counsel Warrants and the Representatives' Warrants, both as defined in Section 4.2(b)), whether or not vested, which are outstanding immediately prior to the Effective Time. The number of shares of Co-Counsel Common Stock that are issuable as described in clause (B) above shall exclude shares that presently are reserved for issuance upon exercise of options that will be canceled or terminated in accordance with the applicable option plan and any option agreement relating to such option, prior to the Effective Time.

     (iii) Each share of the capital stock of LAC which shall be issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

     (b) Cancellation of Treasury Stock and Other Co-Counsel Common Stock. All shares of Co-Counsel Common Stock and all other shares of capital stock of Co-Counsel that are owned by Co-Counsel as treasury stock and any shares of Co-Counsel Common Stock or other shares of capital stock of Co-Counsel owned by Co-Counsel, Olsten or any wholly-owned Subsidiary of Olsten, shall be canceled and retired and shall cease to exist and no stock of Olsten or of LAC or other consideration shall be delivered in exchange therefor.

     As used in this Plan, the word "Subsidiary" of any party means any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

     (c) Dissenting Shares. (i) Notwithstanding any provision of this Plan to the contrary, any shares of Co-Counsel Common Stock held by a holder who has demanded and perfected his demand for appraisal of such Co-Counsel Common Stock in accordance with the TBCA and as of the Effective Time has not effectively withdrawn or lost such right to appraisal ("Dissenting Shares"), shall not be converted into or represent the right to receive shares of Class B Stock (or cash in lieu of fractional shares of Class B Stock as contemplated by Section 2.2(e)) for such shares of Co-Counsel Common Stock pursuant to Section 2.1(a), but the holder thereof shall only be entitled to such rights as are granted by the TBCA.

     (ii) Notwithstanding the provisions of Section 2.1(c)(i), if any holder of shares of Co-Counsel Common Stock who demands appraisal of such Co-Counsel Common Stock under the TBCA shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's shares of Co-Counsel Common Stock shall automatically be converted into and represent only the right to receive the shares of Class B Stock (and cash in lieu of fractional shares of Class B Stock as contemplated by Section 2.2(e)) to be issued or paid in consideration therefor for such Co-Counsel Common Stock as provided in
Section 2.1(a), without interest thereon, upon surrender of the certificate or certificates representing such shares of Co-Counsel Common Stock in accordance with Section 2.2.

     Co-Counsel shall give Olsten (A) prompt notice of any written demands for appraisal of any shares of Co-Counsel Common Stock, withdrawals of such demands, and any other instruments served pursuant to the TBCA and received by Co-Counsel and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the TBCA. Co-Counsel shall not, except with the prior written consent of Olsten, voluntarily make any payment with respect to any demands for appraisal of any shares of Co-Counsel Common Stock or offer to settle or settle any such demands.

     Section 2.2.  Exchange of Certificates.

     (a) Exchange Agent. As of the Effective Time, Olsten shall deposit, or shall cause to be deposited, with Chemical Mellon Shareholder Services, L.L.C., or such other bank or trust company which shall be acceptable to Olsten (the "Exchange Agent"), for the benefit of holders of shares of Co-Counsel Common Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent, certificates representing the shares of the Class B Stock (such shares of Class B Stock, together with (i) any dividends or distributions with respect thereto with a record date after the Effective Time of the Merger and (ii) any cash delivered to the Exchange Agent to be delivered in lieu of fractional shares as contemplated by Section 2.2(e), being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of Co-Counsel Common Stock. The Exchange Agent shall deliver, pursuant to irrevocable instructions, the shares of Class B Stock contemplated to be issued pursuant to Section 2.1 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Co-Counsel Common Stock (the "Certificates") whose shares were converted into the right to receive shares of Class B Stock pursuant to Section 2.1: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Olsten and Co-Counsel may reasonably specify); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Class B Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Olsten, together with such letter of transmittal, duly executed, and such other documents as may be reasonably required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor certificates representing that number of whole shares of Class B Stock (and cash in lieu of fractional shares) which such holder has the right to receive pursuant to this Article II, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Co-Counsel Common Stock which is not registered in the transfer records of Co-Counsel, certificates representing the proper number of shares of Class B Stock may be issued to a transferee if the Certificate representing such Co-Counsel Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender one or more certificates representing shares of Class B Stock and cash in lieu of any fractional shares of Class B Stock as contemplated by this Section 2.2. The

Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Class B Stock held by it from time to time hereunder.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Class B Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Class B Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to
Section 2.2(e) until the surrender of such Certificate in accordance with this
Section 2.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the Certificates representing whole shares of Class B Stock issued in exchange therefor, without interest: (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Class B Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Class B Stock; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Class B Stock.

     (d) No Further Ownership Rights in Co-Counsel Common Stock. All shares of the Class B Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(c) or 2.2(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Co-Counsel Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Co-Counsel on such shares of Co-Counsel Common Stock in accordance with the terms of this Plan or prior to the date hereof and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Co-Counsel Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

     (e) No Fractional Shares. No certificate or scrip representing fractional shares of Class B Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Olsten. Notwithstanding any other provision of this Plan, each holder of shares of Co-Counsel Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Class B Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Class B Stock multiplied by the Average Price. For purposes of this Plan, "Average Price" means the average closing price of Olsten Common Stock on the New York Stock Exchange (the "NYSE") during the ten trading days immediately prior to the Effective Time.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund and any cash in lieu of fractional shares of Class B Stock made available to the Exchange Agent which remains undistributed for 180 days after the Effective Time shall be delivered to Olsten, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Olsten for delivery of certificates representing Class B Stock and any cash in lieu of fractional shares of Class B Stock and any dividends or distributions with respect to Class B Stock.

     (g) No Liability. Neither Olsten, LAC, Co-Counsel nor the Exchange Agent shall be liable to any holder of shares of Co-Counsel Common Stock or Class B Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund (or by Olsten after the Exchange Fund has terminated) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. At such time as any amounts remaining unclaimed by holders of any such shares would otherwise escheat to or become property of any court, administrative agency, commission, or other governmental authority or instrumentality, domestic or foreign, such amounts shall, to the extent permitted by applicable law, become the property of Olsten free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

     (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Olsten, on a daily basis. Any interest and other income resulting from such investments shall be paid to Olsten.

     (i) Co-Counsel Affiliates. Certificates surrendered for exchange by any "affiliate" of Co-Counsel for purposes of Rule 145 under the Securities Act of 1933 shall not be exchanged for certificates representing Class B Stock until Olsten has received a written agreement from such Co-Counsel Affiliate as provided in Section 6.7.

     Section 2.3.  Stock Options; Co-Counsel Warrants.

     (a) At the Effective Time, each outstanding option to purchase Co-Counsel Common Stock which has been granted pursuant to the Co-Counsel Stock Option Plans (collectively, the "Co-Counsel Stock Options"), whether vested or unvested, and each outstanding right to acquire shares of Co-Counsel Common Stock pursuant to the Co-Counsel Warrants or the Representatives' Warrants, shall be assumed by Olsten. After the Effective Time, each (A) Co-Counsel Stock Option and each Co-Counsel Warrant shall automatically be deemed to constitute an option, warrant or right to acquire, on the same terms and conditions as were applicable under such Co-Counsel Stock Option or Co-Counsel Warrant, as the case may be, the number of shares of Class B Stock equal to the product obtained by multiplying (i) the number of shares of Co-Counsel Common Stock subject to the Co-Counsel Stock Option or the Co-Counsel Warrant, as the case may be, by (ii) the Conversion Number, at a price per share equal to the quotient obtained by dividing (x) the exercise price for the shares of Co-Counsel Common Stock subject to such Co-Counsel Stock Option or CoCounsel Warrant, as the case may be, by (y) the Conversion Number; (B) each of the then outstanding Representatives' Warrants shall automatically be deemed to constitute a warrant or right to acquire, on the same terms and conditions as were applicable under such Representatives' Warrants, the number of new units ("New Units") equal to the product obtained by multiplying (i) the number of then outstanding Representatives' Warrants by (ii) the Conversion Number, at a price per New Unit equal to the quotient obtained by dividing (i) $3.90 by (ii) the Conversion Number and (C) with respect to each New Unit, any Co-Counsel Common Stock and Company Warrant obtained as a result of exercise of a converted Representatives' Warrant to acquire such New Unit, such Co-Counsel Common Stock and Co-Counsel Warrant shall be deemed to have been converted on the same basis as described in clause (A) above; provided, however, that the number of shares of Class B Stock that may be purchased upon exercise of such Co-Counsel Stock Option, Representatives' Warrant or Co-Counsel Warrant shall not include any fractional share and, upon exercise of such Co-Counsel Stock Option, Representatives' Warrant or Co-Counsel Warrant, a cash payment shall be made for any fractional share based upon the closing price of a share of Olsten Common Stock on the NYSE on the trading day immediately preceding the date of exercise; and provided further, that in the case of any Co-Counsel Stock Option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422-424 of the Code ("qualified stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code.

     (b) As soon as practicable after the Effective Time, Olsten shall deliver to each then holder of a Co-Counsel Stock Option, Co-Counsel Warrant or Representatives' Warrant, an appropriate notice setting forth such holder's right to acquire Class B Stock, and the Co-Counsel Stock Option agreement, Co-Counsel Warrant and Representatives' Warrant of each such holder shall be deemed to be appropriately amended so that such option continues in effect on the same terms and conditions as contained in the outstanding Co-Counsel Stock Option Agreement, Co-Counsel Warrant or Representatives' Warrant (subject to the adjustments required by this Section 2.3(b) after giving effect to the Merger).

     (c) As soon as practicable after the Effective Time, Olsten shall file registration statements: (i) on Form S-8 (or any successor form) or another appropriate form with respect to the shares of Class B Stock subject to Co-Counsel Stock Option Plans (and the shares of Olsten Common Stock into which such shares of Class B Stock are convertible) and (ii) on Form S-3 (or any successor form) or another appropriate form with respect to the shares of Class B Stock subject to the Co-Counsel Warrants (and the shares of Olsten Common Stock into which such shares of Class B Stock are convertible), and shall use its reasonable best efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any Co-Counsel Stock Options or Co-Counsel Warrants remain outstanding.

                                                                         ANNEX B

                                 STEPHENS INC.

                                 JUNE 12, 1996
Board of Directors
Co-Counsel, Inc.
Three Riverway, Suite 1140
Houston, Texas 77056

Gentlemen:

     We have acted as your financial advisor in connection with the merger of Lawyers Acquisition Corp., a wholly-owned subsidiary of Olsten Corporation ("Olsten"), with and into Co-Counsel, Inc. (the "Company"), with the Company surviving as the wholly-owned subsidiary of Olsten (the "Transaction"). Upon the consummation of the merger, the common stock of the Company and outstanding director and employee stock options will be converted into the right to receive 420,000 shares of Olsten's Class B Common Stock, par value $.10 per share. The terms and conditions of the Transaction are more fully set forth in the Agreement and Plan of Merger dated May 28, 1996 (the "Merger Agreement").

     You have requested our opinion as to the fairness to the disinterested shareholders of the Company from a financial point of view of the consideration to be received by such shareholders in the Transaction. For purposes of this opinion, the term "disinterested shareholders" means holders of the Company's one class of publicly traded common stock other than (1) directors and officers of the Company and (2) any holder of five percent (5%) or more of the outstanding shares of such class (assuming the exercise of all options beneficially owned by the holder), and (3) Olsten and its affiliates.

     In connection with rendering our opinion we have:

     (i) reviewed the Merger Agreement and a preliminary draft of the Proxy Statement and Prospectus to be filed in connection with the Transaction;
     (ii) reviewed certain publicly available financial statements and reports regarding the Company and Olsten;
     (iii) reviewed certain publicly available reports on the Company and Olsten prepared by securities analysts;
     (iv) analyzed certain internal financial statements and other financial and operating data (including financial projections) concerning the Company prepared by management of the Company;
     (v) discussed with management of the Company the operations of and future business prospects for the Company;
     (vi) discussed with management of Olsten the operations of and future business prospects for Olsten and the anticipated financial consequences of the Transaction to Olsten;
     (vii) reviewed the reported prices and trading activity for the common stock of the Company and Olsten;
     (viii) compared the financial performance of the Company and of Olsten and the prices and trading activity of the common stock of the Company and of Olsten with that of certain other comparable publicly traded companies and their securities;
     (ix) reviewed the financial terms, to the extent publicly available, of certain comparable transactions; and
     (x) performed such other analyses and provided such other services as we have deemed appropriate.

     We have relied on the accuracy and completeness of the information and financial data provided to us by the Company and Olsten and our opinion is based upon such information. We have inquired into the reliability of such information and financial data only to the limited extent necessary to provide a reasonable basis for our opinion, recognizing that we are rendering only an informed opinion and not an appraisal or certification of value. With respect to the financial projections prepared by management of the Company, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company.

     As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. In the ordinary course of business, Stephens Inc. and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal for the accounts of customers, in debt or equity securities or options on securities of the Company and of Olsten. Stephens is receiving a fee and reimbursement of its expenses in connection with the issuance of this fairness opinion.

     Based on the foregoing and our general experience as investment bankers, and subject to the qualifications stated herein, we are of the opinion on the date hereof that the consideration to be received by the disinterested shareholders of the Company in the Transaction is fair to them from a financial point of view.

     This opinion and a summary discussion of our underlying analyses and role as your financial advisor may be included in communications to the Company's shareholders provided that we approve of such disclosures prior to publication.
                                          Very truly yours,

                                          /s/  STEPHENS INC.

                                          --------------------------------------
                                          STEPHENS INC.

                                                                         ANNEX C

                       ARTICLES 5.11 THROUGH 5.13 OF THE
                         TEXAS BUSINESS CORPORATION ACT

ARTICLE 5.11 RIGHTS OF DISSENTING SHAREHOLDERS IN THE EVENT OF CERTAIN CORPORATE ACTIONS

     A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

          (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

          (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation requiring the special authorization of the shareholders as provided by this Act;

          (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

     B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if (1) the shares held by the shareholder are part of a class shares of which are listed on a national securities exchange, or are held of record by not less than 2,000 holders, on the record date fixed to determine the shareholders entitled to vote on the plan of merger or the plan of exchange, and
(2) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for his shares any consideration other than (a) shares of a corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series of shares of which are (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange, or (ii) held of record by not less than 2,000 holders, and (b) cash in lieu of fractional shares otherwise entitled to be received.

ARTICLE 5.12  PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE ACTIONS

     A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

          (1) (a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

          (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

          (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

          (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

     B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notice by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

     C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

     D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

     E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

     F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

     G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

ARTICLE 5.13  PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS

     A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

     B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles 5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

     C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under
Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article
5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     (a) Article Ninth of the Registrant's Restated Certificate of Incorporation provides for indemnification of Directors of the Registrant as follows:

          NINTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. This Article NINTH shall not eliminate or limit the liability of a director for any act or omission occurring prior to the effective date of its adoption. If the Delaware General Corporation Law is amended after approval by the stockholders of this article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

          Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

     As authorized by Section 145 of the Delaware General Corporation Law,
Article V of the Registrant's By-Laws provides as follows:

          Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding was authorized by the Board.

          Section 2. Right to Advancement of Expenses. This right to indemnification conferred to in Section I of this Article V shall include the right to be paid by the Corporation the expenses incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Article V or otherwise.

          Section 3. Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article V shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Restated Certificate of Incorporation, By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

          Section 4. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

          Section 5. Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation or, if serving at the request of the Corporation, as an employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article V with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

     The Registrant also maintains directors' and officers' liability insurance covering certain liabilities that may be incurred by the directors and officers of the Registrant in connection with the performance of their duties. Pursuant to the Agreement and Plan of Merger, dated May 28, 1996, by and among the Registrant, Lawyers Acquisition Corp. and Co-Counsel, Inc. ("Co-Counsel"), the Registrant has agreed to maintain in effect for a four-year period, certain provisions of the Articles of Incorporation of Co-Counsel which relate to the exculpation and indemnification of Co-Counsel's directors.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

EXHIBIT NO.                                DESCRIPTION OF EXHIBIT
- ------------  --------------------------------------------------------------------------------
     2.1      Agreement and Plan of Merger, dated May 28, 1996, by and among the Registrant,
              Lawyers Acquisition Corp. and Co-Counsel, Inc. (attached as Annex A to the Proxy
              Statement and Prospectus and incorporated herein by reference; the Registrant agrees to furnish supplementally to the Commission upon request a copy of any omitted exhibit or schedule).
     5.1      Opinion of Gordon Altman Butowsky Weitzen Shalov & Wein.
     8.1      Opinion of Bracewell & Patterson, L.L.P. with respect to tax matters.
    10.1      Amended and Restated Agreement and Plan of Merger, dated as of May 1, 1996, by and among the Registrant, QHR Acquisition Corp. and Quantum Health Resources,
              Inc. (attached as Exhibit 2(a) to Olsten's Current Reports on Form 8-K dated May
              3, 1996 and May 30, 1996 and incorporated herein by reference).
    23.1      Consent of Gordon Altman Butowsky Weitzen Shalov & Wein (included in Exhibit
              5.1).
    23.2      Consent of Bracewell & Patterson, L.L.P. (included in Exhibit 8.1).
    23.3      Consent of Coopers & Lybrand LLP.
    23.4      Consent of BDO Seidman, LLP.
    23.5      Consent of Ernst & Young LLP.
    24.1      Power of Attorney (included on signature page to this Registration Statement).
    99.1      Consent of Stephens Inc.
    99.2      Co-Counsel, Inc. Form of Proxy
Exhibit (b)   N/A
Exhibit (c)   The opinion of Stephens Inc. (attached to the Proxy Statement and Prospectus as
              Annex B and incorporated herein by reference).

ITEM 22.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (2) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (3) That, every prospectus (i) that is filed pursuant to the paragraph
     (2) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melville, State of New York, on July 9, 1996.

                                          OLSTEN CORPORATION

                                          By:      /s/ FRANK N. LIGUORI
                                            ------------------------------------
                                                     Frank N. Liguori,
                                            Chairman and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frank N. Liguori, William P. Costantini and Laurin L. Laderoute, Jr. and each and any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                NAME                                    TITLE                         DATE
- -------------------------------------  ----------------------------------------  --------------
        /s/ FRANK N. LIGUORI
- -------------------------------------  Chairman and Chief Executive Officer and
          Frank N. Liguori               Director (Principal Executive Officer)    July 9, 1996

       /s/ ANTHONY J. PUGLISI          Senior Vice President -- Finance
- -------------------------------------    (Principal Financial and Accounting
         Anthony J. Puglisi              Officer)                                  July 9, 1996

          /s/ STUART OLSTEN
- -------------------------------------
            Stuart Olsten              Director                                    July 9, 1996

         /s/ ANDREW N. HEINE
- -------------------------------------
           Andrew N. Heine             Director                                    July 9, 1996

        /s/ STUART R. LEVINE
- -------------------------------------
          Stuart R. Levine             Director                                    July 9, 1996

           /s/ JOHN M. MAY
- -------------------------------------
             John M. May               Director                                    July 9, 1996

                NAME                                    TITLE                         DATE
- -------------------------------------  ----------------------------------------  --------------
     1996/s/  RICHARD J. SHAROFF
- -------------------------------------
         Richard J. Sharoff            Director                                    July 9, 1996
       /s/  RAYMOND S. TROUBH
- -------------------------------------
          Raymond S. Troubh            Director                                    July 9, 1996
         /s/  JOSH S. WESTON
- -------------------------------------
           Josh S. Weston              Director                                    July 9, 1996

                                 EXHIBIT INDEX

EXHIBIT NO.                                 DESCRIPTION OF EXHIBIT
- -----------   ----------------------------------------------------------------------------------
     2.1      Agreement and Plan of Merger, dated May 28, 1996, by and among the Registrant,
              Lawyers Acquisition Corp. and Co-Counsel, Inc. (attached as Annex A to the Proxy
              Statement and Prospectus and incorporated herein by reference; the Registrant agrees to furnish supplementally to the Commission upon request a copy of any omitted exhibit or schedule).
     5.1      Opinion of Gordon Altman Butowsky Weitzen Shalov & Wein.
     8.1      Opinion of Bracewell & Patterson, L.L.P. with respect to tax matters.
    10.1      Amended and Restated Agreement and Plan of Merger, dated as of May 1, 1996, by and among the Registrant, QHR Acquisition Corp. and Quantum Health Resources, Inc.
              (attached as Exhibit 2(a) to Olsten's Current Reports on Form 8-K dated May 3,
              1996 and May 30, 1996 and incorporated herein by reference).
    23.1      Consent of Gordon Altman Butowsky Weitzen Shalov & Wein (included in Exhibit 5.1).
    23.2      Consent of Bracewell & Patterson, L.L.P. (included in Exhibit 8.1).
    23.3      Consent of Coopers & Lybrand LLP.
    23.4      Consent of BDO Seidman, LLP.
    23.5      Consent of Ernst & Young LLP.
    24.1      Power of Attorney (included on signature page to the Registration Statement).
    99.1      Consent of Stephens Inc.
    99.2      Co-Counsel, Inc. Form of Proxy.